As filed with the Securities and Exchange Commission on September 2 , 2009
Registration No. 333- 161363

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORE PHARMACEUTICAL HOLDINGS INC.
(Exact name of Registrant as specified in its charter)

Delaware	2835	06-1411336
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

610 Professional Drive, Suite 101
Gaithersburg, Maryland 20879
(240) 361-4400
(Address, Including Zip Code, and Telephone Number including
Area Code, of Registrant’s Principal Executive Offices)

Mark J. Gabrielson
President and Chief Executive Officer
610 Professional Drive, Suite 101
Gaithersburg, Maryland 20879
(240) 361-4400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Ariel Vannier, Esquire Eric R. Smith, Esquire Venable LLP 575 7th Street, NW Washington, D.C. 20004

Approximate date of commencement of proposed sale to the public: Upon consummation of the reorganization described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ❑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer ❑ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	❑
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	❑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered1	Proposed Maximum Offering Price Per Share2	Proposed Maximum Aggregate Offering Price3	Amount of Registration Fee 4
Common Stock, par value $0.01 per share	5,473,519	Not Applicable	$3,235,276.21	$180.20

1. Based upon an estimate of the maximum number of shares of common stock, $0.01 par value per share, of Ore Pharmaceutical Holdings Inc. that will be exchanged for shares of common stock, $0.01 par value, of Ore Pharmaceuticals Inc. pursuant to the reorganization described below.
2. Not included pursuant to Rule 457(o).
3. The proposed maximum aggregate offering price has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based on the average of the high and low prices for shares of Ore Pharmaceuticals Inc.'s common stock as reported on The NASDAQ Capital Market on August 10, 2009 ($.59 per share), multiplied by the maximum number of such shares (5,473,519) that may be exchanged for the securities being registered.
4. The full registration fee of $180.20 was paid with the initial filing on August 14, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

September 2 , 2009

Dear Stockholder:

We are pleased to invite you to the Annual Meeting of the Stockholders of Ore Pharmaceuticals Inc (NASDAQ: ORXE). The meeting will be held on Tuesday, October 20, 2009 at 11:00 a.m. Eastern Time at Ore's offices located at One Main Street, Cambridge, MA 02142.

Enclosed for your review are a number of important items, including a notice of matters to be voted on at the meeting, our Proxy Statement, and a proxy card. Instructions are included for voting by mail, telephone or over the internet.

At the Annual Meeting, you will be asked to vote on the following proposals:

Proposal 1	To approve a plan of reorganization intended to protect the long-term value to our company of our substantial net operating and capital loss carryforwards;

Proposal 2	To elect G. Anthony Gorry, Ph.D. as a Class III director to serve until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualified ;

Proposal 3	To approve a new 2009 Omnibus Equity Incentive Plan; and

Proposal 4	To ratify the selection of Ernst & Young LLP as Ore's and Ore Pharmaceutical Holdings Inc.'s independent registered public accounting firm for the year ending December 31, 2009.

In addition to the customary actions of re-electing the class of our Board of Directors whose term will expire (Proposal 2) and ratifying the appointment of our registered independent public accountants (Proposal 4), at this year’s Annual Meeting we are seeking stockholder approval of a reorganization intended to protect the long-term value of our net operating and capital loss carryforwards (Proposal 1) and a new 2009 Omnibus Equity Incentive Plan (Proposal 3).

As we have previously disclosed, we have substantial net operating and capital loss carryforwards (“NOLs”). We consider these NOLs to be an important part of our overall strategy because they can be used to reduce the amount of income tax we could be required to pay in the future on earnings from our business. Under U.S. tax laws, certain changes in the ownership of our company’s stock could, over time, result in significant limitations being imposed on our ability to use these NOLs, thereby reducing their long-term value to us. Because we consider these NOLs to be important assets that can provide our company with substantial value in the future, we feel it is important to protect our ability to use them. For this reason, our Board of Directors, following consultation with our outside professional advisors, decided to approve and recommend for your approval the reorganization described in the attached proxy statement/ prospectus.

As discussed in the attached proxy statement/ prospectus, the purpose of this reorganization is to protect the value of our NOLs by limiting certain ownership transfers that, over time, could reduce the value of our NOLs. In addition to a detailed description of the proposed transaction, the attached proxy statement/ prospectus also includes (on page 17) diagrams of the proposed transaction.

To summarize, we have formed two new subsidiaries – Ore Pharmaceutical Holdings Inc., which we refer to herein as Ore Holdings, and Ore Pharmaceuticals Merger Sub Inc., which we refer to herein as Ore Merger Sub. They are both Delaware corporations, like Ore. Under the terms of a short agreement, we would complete a merger between Ore and Ore Merger Sub that would result in Ore becoming a wholly-owned subsidiary of Ore Holdings, a NASDAQ listed, publicly traded company. In the merger, each share of your existing Ore Common Stock would be exchanged for one share of Ore Holdings common stock and you would then become a stockholder of Ore Holdings. Ore Merger Sub would cease to exist following the merger.  As a consequence, Ore Holdings would become a holding company, whose sole asset would be Ore, through its ownership of 100% of Ore’s then-outstanding shares.  Therefore, the consolidated assets and liabilities of Ore Holdings immediately after the merger would be the same as the consolidated assets and liabilities of Ore immediately prior to the merger.

This merger (also called the reorganization) requires the approval of the holders of a majority of our outstanding shares of Common Stock, and we are sending the attached proxy statement/ prospectus to you to solicit your support for this transaction.

If this transaction is approved and completed, the only changes you are likely to notice are the following:

•	You would become shareholders of Ore Holdings, rather than of Ore.
•
Each share of Ore Common Stock that you now own would be exchanged for one share of common stock of Ore Holdings, so that your ownership interest in Ore Holdings will be the same as your ownership interest in Ore.

•
Following the reorganization, if you hold your Ore Common Stock in certificated form, you will receive a letter of transmittal and will be asked to exchange your Ore shares for an equal number of shares of common stock of Ore Holdings, which will be in book-entry form.

•
Shares of Ore Holdings will be subject to transfer restrictions designed to protect our NOLs . However as long as you own less than 5% of the outstanding shares of Ore Holdings, these transfer restrictions generally will not affect you.

The transfer restrictions are described in detail beginning on page 21 of the attached proxy statement/ prospectus, and the complete transfer restrictions are included in the certificate of incorporation of Ore Holdings attached hereto as Appendix B to the attached proxy statement/ prospectus.

Immediately following the reorganization, the only assets and liabilities of Ore Holdings will be 100% of the stock of Ore. Therefore, as stockholders of Ore Holdings, you will continue to own 100% of Ore through your ownership of Ore Holdings. The certificate of incorporation and the bylaws of Ore Holdings will be virtually identical to Ore except the certificate of incorporation will include the transfer restrictions and the bylaws will not include the transfer restrictions along with other changes described in detail in the attached proxy statement/ prospectus. The directors and executive officers of Ore Holdings will be the same as the directors and executive officers of Ore.  In addition, we anticipate, subject to NASDAQ approval, that we will remain a publicly traded company, with the Ore Holdings common stock listed and traded on The NASDAQ Capital Market under the symbol “ORXE”, the same symbol under which our Common Stock now trades.

We believe this transaction is an important part of our company’s future, and we hope you will agree to support it. Before deciding how to vote, you should review the attached proxy statement/ prospectus, including the Risk Factors shown on page 6, for a detailed explanation of the risks related to the reorganization and the transfer restrictions. You should also review the appendices to the proxy statement/ prospectus, which contain the complete terms and conditions of the reorganization and the complete transfer restrictions, and our annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, both of which are available on the SEC’s website at www.sec.gov and Ore’s website at www.orepharma.com.

Our Board of Directors has determined that the plan of reorganization, the re-election of the Board’s nominee for Director, the ratification of Ernst and Young as Ore's and Ore Holdings' independent registered public accountants and the 2009 Omnibus Equity Incentive Plan are in the best interest of the stockholders and therefore recommends that you vote “FOR” each of the proposals.

Your Vote is Important. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Alternatively, following the instructions contained elsewhere in this proxy, you may vote by telephone or internet. Failure to return a properly executed proxy card, or to vote by phone or internet or to vote at the Annual Meeting will have the same effect as a vote “AGAINST” the plan of reorganization. If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your beneficial ownership of Ore stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated and will save us the expense of soliciting your vote.

Sincerely,

J. Stark Thompson, Ph.D	Mark J. Gabrielson
Chairman of the Board	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this proxy statement/ prospectus or has determined if this proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/ prospectus is dated  September 2 , 2009, and is first being mailed to stockholders on or about September 9 , 2009.

ORE PHARMACEUTICALS INC.
610 Professional Drive, Suite 101
GAITHERSBURG, MARYLAND 20879

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON October 20, 2009

TO THE STOCKHOLDERS OF ORE PHARMACEUTICALS INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ORE PHARMACEUTICALS INC., a Delaware corporation ("Ore"), will be held on Tuesday, October 20, 2009 at 11:00 a.m. Eastern Time at Ore's offices located at One Main Street, Cambridge, MA 02142, for the following purposes:

1.
To consider and vote upon a proposal to ratify and approve a plan of reorganization intended to protect the long-term value to our company of our substantial net operating and capital loss carryforwards;

2.	To vote on the election of G. Anthony Gorry, Ph.D. as a Class III director to serve until the Annual Meeting of Stockholders and until his successor is duly elected and qualified;

3.	To consider and vote upon a proposal to ratify and approve a new 2009 Omnibus Equity Incentive Plan;

4.	To ratify the selection of Ernst & Young LLP as Ore's and Ore Pharmaceutical Holdings Inc.'s independent registered public accounting firm for the year ending December 31, 2009; and

5.	To transact such other business as properly comes before the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement/ prospectus accompanying this notice.

The Board of Directors has fixed the close of business on September 4, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Benjamin L. Palleiko
Corporate Secretary

Gaithersburg, Maryland
September 2 , 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, October 20, 2009: the proxy statement/ prospectus, which also serves as our 2008 Annual Report to Security Holders, is available at http://bnymellon.mobular.net/bnymellon/orxe .

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also authorize your proxy by Internet or telephone. (Please see the instructions for authorizing your proxy by Internet and telephone on the proxy card). Even if you have authorized your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Set forth below are some key questions and answers to provide you with more information about the Annual Meeting. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement/ prospectus. We urge you to review the entire proxy statement/ prospectus and accompanying materials carefully.

INTRODUCTION

Q:           Why am I receiving this proxy statement/ prospectus?

A:           You have received this proxy statement/ prospectus and the enclosed proxy card from us because you held shares of Ore Pharmaceuticals Inc (“Ore”) Common Stock on September 4 , 2009 .

Q:           What are the proposals I will be voting on at the Annual Meeting?

A:           As a stockholder, you are entitled to and are requested to:

(1)	Approve a plan of reorganization intended to protect the long-term value to our company of our substantial net operating and capital loss carryforwards (“NOLs”);

(2)	Elect G. Anthony Gorry, Ph.D. as a Class III director to serve until the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualified ;

(3)	Approve a new 2009 Omnibus Equity Incentive Plan; and

(4)	Ratify the selection of Ernst & Young LLP as Ore's and Ore Pharmaceutical Holdings Inc.'s ("Ore Holdings") independent registered public accounting firm for the year ending December 31, 2009.

Q:           Who is entitled to vote?

A:           Only holders of record of shares of Ore Common Stock on the close of business on September 4, 2009 will be entitled to vote at the Annual Meeting.  On September 9 , 2009 we began mailing this proxy statement/ prospectus to all persons entitled to vote at the Annual Meeting.

Q:           When and where is the Annual Meeting being held?

A:           The Annual Meeting is being held on Tuesday, October 20, 2009 at Ore's offices located at One Main Street, Cambridge, MA 02142, at 11:00 a.m. Eastern Time.

THE REORGANIZATION

Q:           Why is Ore proposing the reorganization?

A:           We are proposing the reorganization in order to help protect the long-term value to our company of our substantial NOLs, which are an important part of our going forward business strategy. In the reorganization, restrictions on certain transfers of our common stock will be put in place that will reduce the risk that we would experience an ownership change for tax purposes, which would impose significant limitations on the use of our NOLs.  These limitations on use could substantially reduce the value of the NOLs to the stockholders.

Q:           What will I receive in the reorganization for my shares of Ore Common Stock?

A:           You will receive one share of common stock of Ore Holdings in exchange for each share of Ore Common Stock that you hold at the time of the reorganization.

Q:           After the reorganization, will Ore Holdings have the same directors and executive officers that Ore currently has?

A:           Yes. The executive officers and Directors of Ore Holdings immediately after the reorganization will be the same as Ore’s current executive officers and directors. This assumes that Dr. Gorry is re-elected to an additional term.

i

Q:           What will be the business of Ore Holdings after the reorganization?

A:           The sole activity of Ore Holdings immediately after the reorganization will be to hold 100% of the stock of Ore. The consolidated assets, liabilities and stockholders’ equity of Ore Holdings immediately following the reorganization will be the same as the consolidated assets, liabilities and stockholders’ equity of Ore immediately prior to the reorganization.

Q:           Will I have appraisal rights in connection with the reorganization?

A:           No. You are not entitled to appraisal rights under Delaware law.

Q:           What will happen to my shares of Ore Common Stock after the reorganization?

A:           If the reorganization is approved and you hold your Ore Common Stock in certificated form, we will send you a letter of transmittal that will explain how to obtain common stock of Ore Holdings in exchange for your shares of Ore Common Stock.  If the reorganization is approved and you hold your Ore Common Stock in book-entry form, your Ore Common Stock will be exchanged for Ore Holdings Common Stock.

Q:           What if I fail to exchange my Ore Common Stock for common stock of Ore Holdings?

A:           If you fail to surrender your certificates of Ore Common Stock along with a properly completed letter of transmittal, you will not receive book-entry form credit representing shares of common stock of Ore Holdings and will not be entitled to any distributions made with respect to common stock of Ore Holdings.  You will also not be able to transfer, sell or otherwise dispose of your Ore Holdings common stock until your Ore Common Stock is surrendered.

Q:   Will the common stock of Ore Holdings be publicly traded?

A: After the reorganization, Ore Common Stock will no longer be listed on The NASDAQ Capital Market, but we anticipate that Ore Holdings common stock, subject to NASDAQ approval, will be listed on The NASDAQ Capital Market for trading under the symbol “ORXE”, the current symbol for Ore Common Stock.

Q:           What if the reorganization is not approved by the stockholders?

A: There will be no effect on your shares of Ore stock. However, if the reorganization is not approved, our Board of Directors may decide to amend our bylaws to remove the transfer restrictions, at which point we will not have the ability to prohibit transfers that could lead to or cause an ownership change. An ownership change could severely limit our ability to use our NOLs and thereby reduce the value of the NOLs to the stockholders.

Q:           What are the U.S. federal income tax consequences of the reorganization on the stockholders of Ore?

A:           Based on laws, regulations, rulings and decisions now in effect, all of which are subject to change and which changes may or may not be retroactive, it is anticipated that stockholders will, for federal income tax purposes: (1) recognize no gain or loss upon the receipt of stock of Ore Holdings in exchange for your Ore stock; (2) have an initial tax basis in stock of Ore Holdings received that is the same as your adjusted tax basis in your Ore stock; and (3) have a holding period for stock of Ore Holdings that includes your holding period for your Ore stock. However, you should consult your own tax adviser to determine the specific tax consequences of the reorganization to you.

THE TRANSFER RESTRICTIONS

Q:           What is the purpose of the transfer restrictions?

A:           The purpose of the transfer restrictions is to help preserve the long-term value to our company of our accumulated  NOLs. The proposed transfer restrictions are designed to prohibit certain transfers of our stock in excess of amounts that, because of provisions contained in the Internal Revenue Code, could inhibit our ability to use our net NOLs to reduce our future income tax liability.

Q:           What transfers would be restricted by the proposed restrictions?

A:           The transfer restrictions would restrict any person from buying or selling our stock (or any interest in our stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under the federal securities laws) owning 5% or more of our stock. The purpose of these restrictions is to limit direct or indirect transfers of stock of Ore Holdings that would affect the percentage of stock that is treated as being owned by “5% shareholders” (within the meaning of section 382 of the Internal Revenue Code). Changes in ownership of our stock by such 5% shareholders can result in limitations on our ability to use our NOLs to reduce our future income tax liability.

Q:           Will the transfer restrictions apply to me if I own less than 5% of Ore’s Common Stock?

A:           Yes, but there will be no restrictions on the sale of common stock of Ore Holdings by a stockholder who owns less than 5% of our common stock to a purchaser who, after the sale, also would own less than 5% of our common stock.

Q:           How long will the transfer restrictions remain in effect?

A:           The transfer restrictions will remain in effect until the board determines that our NOLs are no longer available to reduce our future income tax liability, which should be the earlier of full usage of the NOLs or their expiration. We estimate that the latest date of expiration of the NOLs is 2028.

Q:           Will the transfer restrictions apply to me if I vote against the reorganization?

A:           Yes, if a majority of holders of our issued and outstanding common stock approve the reorganization, your stock will be subject to the transfer restrictions even if you vote against the reorganization.

Q:           Can I sell my shares before the Annual Meeting without being subject to the transfer restrictions?

A:           While the transfer restrictions in the certificate of incorporation of Ore Holdings will not apply to you prior to the completion of the reorganization, transfer restrictions that are similar have been adopted by the Board of Directors of Ore and are included in Ore’s Bylaws. Transfers of Ore's Common Stock prior to the completion of the reorganization will be subject to the transfer restrictions contained in Ore’s Bylaws, which are also intended to preserve the tax benefit and are substantially similar to the restrictions proposed to be adopted.

Q:           Will the Board of Directors be able to make exceptions for transfers that would otherwise be restricted?

A:           Yes, our Board of Directors will have the discretion to approve transfers that would otherwise be restricted. In addition, our Board of Directors has determined that stockholders that own 5% or more of the common stock of Ore Holdings as of May 27, 2009 will not be prohibited from selling shares received in the reorganization so long as such sales do not create a new 5% stockholder (other than a new public group) or increase the ownership of an existing 5% stockholder.

Q:           Are there risks that I should consider in deciding on how to vote on the reorganization?

A:           Yes, you should carefully read this proxy statement/ prospectus, including the factors discussed in the section titled “Risk Factors” beginning on page 6.

THE 2009 OMNIBUS EQUITY INCENTIVE PLAN

Q:           Why am I being asked to approve a new 2009 Omnibus Equity Incentive Plan (the "Plan")?

A:           The existing plans, while amended numerous times, are each over 10 years old. The Board expects the new Plan will enhance its ability to attract and retain outstanding directors, officers and other employees of Ore, and after the reorganization, Ore Holdings, and to furnish incentives to these individuals, as well as certain outside contractors, by providing opportunities to acquire Ore Common Stock, or to receive monetary payments based on the value of Ore Common Stock or on the financial performance of Ore, or both, and to further align these persons' interests with those of Ore's other shareholders.

Q:           How does the new Plan differ from the existing Plans?

The new Plan is a single consolidated plan that will allow awards and grants to board members, executive officers, employees, and consultants of Ore. Further, the new plan will allow numerous mechanisms for the grants and awards based on the value of Ore's Common Stock to be made, depending on the circumstances.  Currently, certain types of awards under Ore's 1997 Non-Employee Directors' Stock Option Plan (the "Director Plan") are formulaic in nature and cannot be modified as to timing or amount. The proposed plan will provide more flexibility in designing awards to enable the company to provide adequate incentives to attract and retain highly qualified individuals and to properly align their interests with those of the shareholders.

Q:           Does the new Plan allow for re-pricing of previously issued equity awards?

A:    No. Equity re-pricings under the new Plan are expressly prohibited.

Q:           Will the current plans be terminated?

A:            If the new Plan is approved by the stockholders, the Director Plan and Ore’s 1997 Equity Incentive (the "Prior Plans") will be terminated and no new awards will be made under the Prior Plans.  Upon such termination, the outstanding awards under the Prior Plans will remain outstanding pursuant to the terms of such awards and the Prior Plans.  If the new Plan is not approved by the stockholders, the Prior Plans will not terminate and will be continued.

Q.           After the reorganization, will the new Plan become an Ore Holdings plan?

A:           Yes. In the event that the reorganization is approved by the stockholders and executed, and if the stockholders approve the new Plan, Ore Holdings will assume the new Plan and the new Plan will become a plan of Ore Holdings and the right to any common stock under the new Plan will become a right to common stock of Ore Holdings, not Ore.  Ore Holdings will also assume and continue the outstanding awards under the Prior Plans, and the right to any common stock pursuant to such outstanding awards will become a right to common stock of Ore Holdings, not Ore.  If the new Plan is not approved by the stockholders and the reorganization is approved by the stockholders and executed, Ore Holdings will assume the Prior Plans and the Prior Plans will become plans of Ore Holdings and the right to any common stock under the Prior Plans will become a right to common stock of Ore Holdings, not Ore.

VOTING

Q:           What vote is required to approve the reorganization?

A:           Under Delaware law and Ore's Bylaws, the affirmative vote of the holders of a majority of Ore's outstanding shares of Common Stock is required to approve the reorganization.

Q:           What vote is required for the re-election of Dr. Gorry as a director?

A:           Dr. Gorry will be re-elected to our board of directors if he receives a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors.

Q:           What vote is required for the ratification of the appointment of Ernst and Young LLP as Ore’s and Ore Holdings' registered independent public accountant for 2009?

A:           Ernst and Young LLP will be ratified as Ore's and Ore Holdings' registered independent public accountant for the 2009 fiscal year if a majority of the shares represented at the Annual Meeting and eligible to vote ratify the board of director’s appointment of Ernst and Young LLP.

Q:           What vote is required for the ratification of the approval of the 2009 Omnibus Equity plan?

A:           The 2009 Omnibus Equity Plan will be implemented if a majority of the shares represented at the Annual Meeting and eligible to vote approve of the new plan.

Q:           Who is soliciting my proxy?

A:           Ore's Board of Directors.

Q:           How does the Board recommend that I vote at the Annual Meeting?

A:           Ore's Board of Directors recommends that you vote “FOR” the reorganization and “FOR” each of the other proposals.

Q:           How is my vote counted if I vote by proxy?

A:           If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the Annual Meeting to be held on Tuesday, October 20, 2009. Alternatively, you may vote by phone or internet. You may vote “FOR”, “AGAINST” or “ABSTAIN.” If you fail to vote “FOR” the reorganization or you “ABSTAIN,” it has the same effect as a vote “AGAINST” the reorganization.

Q:           If my shares are held in “street name,” will my broker be able to vote my shares?

A:           Your broker may not be permitted to exercise voting discretion with respect to one or more of the proposals to be voted on by stockholders at the Annual Meeting.  Thus, if your broker is not permitted to exercise voting discretion with respect to one or more proposals and you do not give your broker or nominee specific instructions, your shares may not be voted on the proposals, and will not be counted in determining the number of shares voted in favor of the proposals.  Your failure to give your broker or nominee specific instructions may have the same effect as a vote “Against” one or more of the proposals.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   What happens if I do not indicate how to vote my proxy?

A:    If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted “FOR” Proposals 1, 2, 3, and 4.

Q:           Can I change my vote after I have mailed my signed proxy card?

A:           Yes, you may change your vote at any time before your shares are voted at the Annual Meeting. You may change your vote in one of three ways:

(1)
You may notify the Corporate Secretary of Ore in writing before the Annual Meeting that you wish to revoke your proxy. In this case, please contact Ore Pharmaceuticals Inc, 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, Attention: Benjamin L. Palleiko, Corporate Secretary.

(2)	You may submit a proxy dated later than your original proxy.
(3)
You may attend the Annual Meeting and vote. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the previously submitted proxy.

Q:           Whom can I contact with questions about the reorganization or the Annual Meeting?

A:           If you have questions about the reorganization or the Annual Meeting or would like additional copies of this proxy statement/ prospectus, you should contact Benjamin L. Palleiko, Ore’s Corporate Secretary, at (240) 361-4400.

v

SUMMARY

This summary highlights selected information from this proxy statement/ prospectus regarding the reorganization and may not contain all of the information that may be important to you in evaluating the proposed reorganization. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this proxy statement/ prospectus and in the appendices. To understand fully the proposed reorganization, we strongly encourage you to read this proxy statement/ prospectus, the appendices and other documents to which we refer you. We have included page references in this summary to direct you to a more complete discussion in this proxy statement/ prospectus.

Ore (see pages 15 and 44)

Ore, a Delaware corporation, is a publicly traded pharmaceutical asset management company headquartered in Gaithersburg, Maryland.

Ore Holdings (see pages 15 and 44)

Ore Holdings is a Delaware corporation and wholly owned subsidiary of Ore.  Ore Holdings was recently formed for the purpose of effecting the reorganization.  Ore will be a wholly owned subsidiary of Ore Holdings after completion of the reorganization.

Ore Merger Sub (see page 15)

Ore Pharmaceuticals Merger Sub Inc., which we refer to herein as "Ore Merger Sub," is a Delaware corporation and wholly owned subsidiary of Ore Holdings.  Ore Merger Sub was recently formed for the purpose of effecting the reorganization.

The principal place of business of each of Ore, Ore Holdings and Ore Merger Sub is located at 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, telephone: (240) 361-4400.

Reasons for the Reorganization (see page 15)

Ore believes the reorganization is necessary to preserve its substantial net operating and capital loss carry forwards ("NOLs").  The application of these NOLs may reduce the amount of income tax Ore is required to pay in the future on earnings, thereby enhancing financial returns on Ore's business which may benefit stockholders.

The Reorganization (see page 15)

As depicted in the diagrams on page 17, in the reorganization, Ore Merger Sub will merge with and into Ore, and Ore will be the surviving corporation.  As a result, Ore will become a wholly owned subsidiary of Ore Holdings.

At the time of the reorganization:

•	You will become a stockholder of Ore Holdings, and each share of your Ore Common Stock will be automatically converted into the right to receive one share of common stock of Ore Holdings;

•	Each share of common stock of Ore Holdings will be subject to the transfer restrictions, whether or not you vote in favor of the reorganization;

•	Each share of common stock of Ore Merger Sub held by Ore Holdings will be converted into one share of Ore;

•	Each share of common stock of Ore Holdings held by Ore will be cancelled;

•	Each outstanding option to acquire Common Stock of Ore will become an option to acquire an equal number of shares of common stock of Ore Holdings; and

•
If Ore's 2009 Omnibus Equity Incentive Plan (the "Plan") is approved by the stockholders, Ore's current plans, referred to herein as the "Prior Plans", will be terminated and no new awards will be made under such plans.  Upon such termination, the outstanding awards under the Prior Plans shall remain outstanding pursuant to the terms of such awards and the Prior Plans.  Ore Holdings will assume the Plan, the Plan will become a plan of Ore Holdings and the right to any common stock under the Plan will become a right to common stock of Ore Holdings, not Ore.  Ore Holdings will also assume and continue the outstanding awards under the Prior Plans, and the right to any common stock pursuant to such outstanding awards will become a right to common stock of Ore Holdings, not Ore.  If the new Plan is not approved by the stockholders, the Prior Plans will continue and be assumed by Ore Holdings, and the right to any common stock under the Prior Plans will become a right to common stock of Ore Holdings, not Ore.

The relative powers, designations, preferences, rights and qualifications of the Ore Holdings common stock as in effect immediately prior to the reorganization will be identical in all respects to Ore Common Stock, except for the transfer restrictions described below under the section entitled "Transfer Restrictions."

Completion of the reorganization may be deferred by our board of directors or an authorized officer following the Annual Meeting if the board or an authorized officer determines that deferral would be in the best interests of Ore and its stockholders.

The agreement and plan of reorganization, attached hereto as Appendix A, may be terminated and the reorganization abandoned prior to the filing of the certificate of merger, whether before or after approval by Ore stockholders, if the board determines that the reorganization for any reason would not be in the best interests of Ore and its stockholders.

Risk Factors (see page 6)

There are risks and uncertainties related to the reorganization that you should carefully consider in deciding how to vote on the reorganization.  If any of these risks occur, Ore's business and the value of Ore Common Stock could be materially adversely affected.

Listing of Ore Holdings Common Stock (see page 18)

We anticipate, subject to NASDAQ approval, that we will remain a publicly traded company, with the Ore Holdings common stock listed and traded on The NASDAQ Capital Market under the symbol “ORXE”, the same symbol under which our Common Stock now trades.

Certificate of Incorporation and Bylaws (see page 18)

Material differences between Ore Holdings' certificate of incorporation and bylaws to be in effect immediately following the reorganization, on the one hand, and Ore's certificate of incorporation and Bylaws, on the other, are as follows:

Certificate of Incorporation:

•	The provisions regarding classification of directors in Ore Holdings' certificate of incorporation reflect that Ore Holdings was formed in 2009 and will hold its first annual meeting in 2010;

•
Ore may authorize 60,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, whereas Ore Holdings may issue 15,000,000 shares of its common stock and 2,000,000 shares of its preferred stock;

•	Ore's certificate of incorporation does not contain the transfer restrictions in Article VIII of Ore Holdings' certificate of incorporation; and

•
Ore's certificate of incorporation reflects the corporate name as "Ore Pharmaceuticals Inc." and Ore Holdings' certificate of incorporation reflects the corporate name as "Ore Pharmaceutical Holdings Inc."

Bylaws:

•
Ore Holdings' bylaws will contain the provision currently in Article VII, Section 37 of Ore's Bylaws relating to transfers of stock; however, it will contain a qualification referencing the transfer restrictions and any bylaws or other written rules adopted pursuant thereto;

•	The provisions regarding classification of directors in Ore Holdings' bylaws reflect that Ore Holdings was formed in 2009 and will hold its first annual meeting in 2010; and

•	Ore Holdings' bylaws will not contain the transfer restrictions set forth in Article XV of Ore's Bylaws.

Board of Directors and Management (see page 18)

Immediately after the reorganization, the board of directors of Ore Holdings will consist of the same individuals who comprise Ore's board of directors immediately before completion of the reorganization, and the executive officers of Ore Holdings will be the same individuals serving as executive officers of Ore immediately before completion of the reorganization.  There will be no change in the compensation or benefits of the directors or executive officers of Ore as a result of the reorganization.  They will continue to receive the same aggregate compensation and benefits as they presently receive from Ore (unless and until such compensation and benefits are changed at some future time by the board of Ore Holdings).

Conditions to the Reorganization (see page 19)

The reorganization is subject to the satisfaction of the following conditions:

•	receipt of any consents, approvals or authorizations Ore deems necessary or appropriate; and

•	approval by the vote of the holders of a majority of Ore's issued and outstanding Common Stock.

Effective Time (see page 19)

The reorganization will become effective immediately upon the filing of a certificate of merger with the Secretary of State of Delaware, which we expect to occur promptly following approval of the reorganization at the Annual Meeting.

Appraisal Rights (see page 19)

Under Delaware law, Ore's stockholders do not have appraisal rights with respect to the reorganization.

Exchange of Stock Certificates (see page 19)

At the effective time of the reorganization, certificates or book-entry credit representing Ore's Common Stock will no longer entitle you to any rights with respect to Ore's Common Stock, and each certificate or book-entry credit will be deemed to evidence shares of common stock of Ore Holdings.

As soon as practicable after the completion of the reorganization, if you hold your Ore Common Stock in certificated form, Ore Holdings will send you a letter of transmittal for use in exchanging certificates or will automatically exchange your book-entry credit previously representing Common Stock of Ore for book-entry credit representing common stock of Ore Holdings.

Each book-entry credit, and any notice of issuance provided to stockholders, representing shares of common stock of Ore Holdings issued in the reorganization will bear a legend that indicates that subsequent transfers of Ore Holdings common stock will be subject to the transfer restrictions.

Restrictions on Dividends and Distributions (see page 20)

If you hold your Ore Common Stock in certificated form and you fail to surrender your certificates of Ore Common Stock along with a properly completed letter of transmittal, you will not receive book-entry form credit representing shares of common stock of Ore Holdings and will not be entitled to any distributions made with respect to common stock of Ore Holdings.  You will also not be able to transfer, sell or otherwise dispose of your Ore Holdings common stock until your Ore Common Stock is surrendered.

Tax Consequences (see page 20)

Based on laws, regulations, rulings and decisions now in effect, all of which are subject to change and which changes may or may not be retroactive, it is anticipated that stockholders will, for federal income tax purposes: (1) recognize no gain or loss upon the receipt of stock of Ore Holdings in exchange for your Ore stock; (2) have an initial tax basis in stock of Ore Holdings received that is the same as your adjusted tax basis in your Ore stock; and (3) have a holding period for stock of Ore Holdings that includes your holding period for your Ore stock. However, you should consult your own tax adviser to determine the specific tax consequences of the reorganization to you.

Accounting Consequences (see page 21)

The consolidated assets, liabilities and stockholders' equity and income of Ore Holdings immediately after the reorganization will be the same as those of Ore immediately prior to the reorganization.

Interests of Directors, Executive Officers and 5% Beneficial Owners (see page 21)

Ore's directors and executive officers own Ore Common Stock and/or options to purchase shares of Ore Common Stock, and thus, their interest in the reorganization is the same as that of other holders of Ore Common Stock.  As of August 1, 2009, Ore's directors and executive officers beneficially owned 20,800 shares of Common Stock, representing less than 1% of the outstanding votes of Common Stock.  The vote of holders of a majority of the shares of Ore's Common Stock outstanding on the record date is required to approve the reorganization, and each director and executive officer has advised that he plans to vote all of his shares of Common Stock in favor of the reorganization.

The effect of the reorganization upon the amount and percentage of the present holdings of Ore Common Stock held by Ore’s directors and executive officers and beneficial owners of 5% or greater of Ore’s Common Stock would, likewise, be the same as that of other holders of Ore Common Stock.

Transfers under Rule 144 and Section 13(d) of the Exchange Act (see page 21)

Sales of common stock of Ore Holdings under Rule 144 will be the same as sales of Ore Common Stock under Rule 144, except that affiliates holding common stock of Ore Holdings may not take the average weekly reported trading volume of Ore Common Stock into account and sales under Rule 144(e)(1)(ii) and (iii) and Rule 142(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)) will only be permitted after the common stock of Ore Holdings has traded for four calendar weeks after the effective time of the reorganization.

Ore's prior reports will be taken into account in determining Ore Holdings' compliance with the current public information requirement of Rule 144(c)(1).  The holding period for common stock of Ore Holdings can be tacked to a stockholder's holding period for Ore Common Stock for purposes of Rule 144(d) and Rule 145.

Stockholders of Ore who previously file Schedules 13D or 13G will not be required to make additional or amended filings as a result of the reorganization.

Expenses (see page 21)

All expenses related to the reorganization will be paid by Ore whether or not the reorganization is approved by Ore stockholders.

Transfer Restrictions (see page 21)

The transfer restrictions will prohibit, without prior approval of Ore Holdings' board of directors, the direct or indirect sale, transfer, disposition, purchase or acquisition of any stock of Ore Holdings (as defined by Section 382 of the Internal Revenue Code of 1986, as amended, or the "Code") by or to any holder:

•	who beneficially owns directly or through attribution 5% or more of such stock;

•	who, upon the direct or indirect sale, transfer, disposition, purchase or acquisition of any of such stock, would beneficially own directly or through attribution 5% or more of such stock; or

•	if the effect of transfer would create a new public group under the Code.

Any transfer that violates the transfer restrictions will be void as of the date of the purported transfer, and the purported transferee will not be reorganized as the owner of the stock.  Any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by Ore Holdings as a result of the violation.

The transfer restrictions will include the right to require a proposed transferee to provide all information reasonably requested regarding such person's ownership of common stock of Ore Holdings.

Certain pre-existing 5% stockholders will be permitted to dispose of shares of common stock of Ore Holdings received in the reorganization prior to the first public announcement of our intention to seek to implement the transfer restrictions so long as the disposition would not:

•	increase the ownership of stock by any person (other than the new public group) to 5% or more of the stock of Ore Holdings; or

•	increase the ownership of stock owned by any person owning 5% or more of the stock of Ore Holdings.

These permitted transfers include transfers to a public group even though the public group becomes a new public group and is treated as a 5% shareholder under section 382 of the Code.

The transfer restrictions will remain in effect until the board of directors determines that our NOLs are no longer available to reduce our future income tax liability, which should be the earlier of full usage of the NOLs or their expiration.  We estimate that the latest date of expiration of the NOLs is 2028.

Vote Required and Recommendation (see page 26)

The affirmative vote, whether in person or by proxy, of a majority of Ore's issued and outstanding shares of Common Stock is required to approve the reorganization.  Ore's board of directors recommends that you vote "FOR" the approval of the reorganization.

RISK FACTORS

Material risks of this offering are identified in the risk factors included in this joint proxy statement/prospectus. In addition to the other information contained in or incorporated by reference into this joint proxy statement/ prospectus, including the matters addressed under the caption “Cautionary Information Regarding Forward-Looking Statements,” beginning on page 12 of this joint proxy statement/ prospectus, you should carefully consider the following risk factors in deciding whether to vote for the approval of the reorganization.

Risks Related to the Reorganization and the Transfer Restrictions:

Our business could be adversely affected if the reorganization is not approved.

If the reorganization is not approved, our Board of Directors may determine that it is appropriate to remove the transfer restrictions contained in our bylaws, and we would not have the ability to prohibit any transfers.  As a result, an ownership change could occur.  An ownership change could severely limit our ability to use the NOLs and thereby substantially reduce the value of the NOLs to the stockholders.  Our ability to use the NOLs to reduce our future liability to pay federal income tax is an important aspect of our business strategy.  Returns from Ore's development of, and investments in, drug compounds or returns from any of Ore's other investments or operations could be adversely affected if we are unable to make use of the NOLs.

Common Stock of Ore Holdings may be required to meet new listing requirements for The NASDAQ Capital Market.

Under a reorganization like ours, NASDAQ has previously allowed share-for-share stock swaps to occur without requiring that the new shares meet the NASDAQ new listing requirements.  However, there is no guarantee that NASDAQ will not require that Ore Holdings shares to meet these higher listing requirements.  As a result, it is possible that the Ore Holdings shares may not be approved for listing following the reorganization and, as such, the shares you receive in the reorganization would not be listed for trading on The NASDAQ Capital Market.

Common Stock of Ore Holdings may not meet the listing requirements for The NASDAQ Capital Market.

Common Stock of Ore, which is currently listed on The NASDAQ Capital Market, is currently trading below the minimum $1.00 per share price necessary for such listing.  Even if NASDAQ allows a share-for-share stock swap with Ore Holdings stock, Ore Holdings common stock may also not meet this requirement and, Ore Holdings common stock could be delisted by NASDAQ.

The imposition of transfer restrictions may cause the market price of our stock to decline.

If the reorganization is approved and completed, you will receive shares of common stock of Ore Holdings as the parent company of Ore after the reorganization.  These shares will be subject to the transfer restrictions described in this proxy statement/ prospectus.  It is possible that the transfer restrictions will have an adverse effect on the market price of Ore Holdings common stock.  Because of the implementation of the transfer restrictions, we cannot assure you that the market price of the shares of Ore Holdings common stock will be comparable to the market price of our Common Stock.  If the transfer restrictions are approved, they will remain in effect until such time as the board of directors of Ore Holdings determines that they are no longer necessary, which should be the earlier of full usage of the NOLs or their expiration.  The latest date of expiration of our NOLs is estimated to be 2028.

The transfer restrictions may impede or discourage efforts by a third party to acquire Ore Holdings, even if doing so would benefit our stockholders.

Although the transfer restrictions are designed as a protective measure to preserve our NOLs, the transfer restrictions may have the effect of impeding or discouraging a merger, tender offer or proxy contest, even if such a transaction may be favorable to the interests of some or all of the stockholders of Ore Holdings.  This effect might prevent stockholders from realizing an opportunity to sell all or a portion of their shares of common stock of Ore Holdings at a premium above market prices.  In addition the transfer restrictions may delay the assumption of control by a holder of a large block of our stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of the stockholders of Ore Holdings.

The transfer restrictions may not be enforceable, and an ownership change may occur with the result that the ability to use the NOLs could be severely limited.

The transfer restrictions could be challenged, and a court could refuse to enforce them.  It also is possible that the tax authorities (including the Internal Revenue Service, or "IRS") could take the position that the transfer restrictions were not effective and did not protect the company from an ownership change for tax purposes.  Furthermore, transactions permitted under the transfer restrictions, such as transfers by pre-existing 5% stockholders, could trigger an ownership change for purposes of section 382 and result in limitations on Ore Holdings' ability to use the NOLs in the future.

Future legislation may result in Ore Holdings being unable to realize the tax benefits of the NOLs.

We are not aware of any proposed changes in the tax laws or regulations that would materially impact the ability of Ore Holdings to use the NOLs.  However, it is possible that legislation or regulations will be adopted that would limit Ore Holdings' ability to use the tax benefits associated with the NOLs.

Ore Holdings may not be able to make use of the existing tax benefits of the NOLs because Ore Holdings may not generate taxable income.

The use of the NOLs is subject to uncertainty because it is dependent upon the amount of taxable income and capital gains generated by Ore Holdings.  We have not generated taxable income on an annual basis since our formation, and there can be no assurance that Ore Holdings will have sufficient taxable income or capital gains in future years to use the NOLs before they expire.  The capital loss carryforwards expire over a shorter period of time than the net operating loss carryforwards.

The IRS could challenge the amount of the NOLs or claim we experienced an ownership change, which could reduce the amount of NOLs that we can use.

The amount of the NOLs has not been audited or otherwise validated by the IRS.  The IRS could challenge the amount of the NOLs, which could result in an increase in the liability of Ore Holdings in the future for income taxes.  In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of section 382 and because of limitations of a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities.  Therefore, we cannot assure you that a governmental authority will not claim that we experienced an ownership change and attempt to reduce or eliminate the benefit of the NOLs even though the stock of Ore Holdings is subject to the transfer restrictions.

Risks Related to our Future Business Strategy:

Our future business plan may not prove to be commercially viable and, as a result, we may be forced to explore other strategic alternatives.

We are constantly evaluating our existing strategies as well as new strategies for the purpose of generating near and long term revenues and earnings for our company.  These include, but are not limited to:

•	drug product development and sale or outlicensing of drug products either directly or through affiliates;

•	establishment and management of affiliates or subsidiaries engaged in drug development;

•	third-party financing of our drug development or other pharmaceutical management activities;

•	acquisition or licensing of development stage and marketed drug products either directly or through affiliates or subsidiaries;

•	acquisition of operating companies; and

•	other new strategies.

There is no assurance that our business plan will ever be commercially viable, and no assurance can be given that we will achieve profitability.  In addition, prospects for our profitability will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment.  Many of these and other factors may be unforeseen and beyond our control.  Accordingly, we may never obtain any of the revenue or earnings which we intend to pursue.

Risks and Uncertainties Related to Our Current Business and Industry:

Ore is subject to risk factors common to other small drug development companies and to risks particular to its own situation. While it is not possible to predict or identify all such risk factors, set forth below are what we believe to be the most significant risks and uncertainties that could cause our actual results to differ materially from the results contemplated by the forward-looking statements contained in this proxy statement/ prospectus. This list is not meant to be all-inclusive. You should carefully consider these risks and all other information included in this proxy statement/ prospectus, together with all other risks associated with small public drug development companies and all risks associated with investing under difficult economic uncertainties. Each of these risk factors could have material adverse effects on our business, results of operations, financial condition and cash flows, as well as adversely affect the value of our Common Stock.

Our business is dependent on the successful development of our drug candidates.

Similar to other small drug development companies, we have a limited number of drug candidates and our business is dependent on their success. We currently have four drug candidates in our portfolio; however, our primary effort is focused on our lead drug candidate, ORE1001. If we are unable to successfully develop and commercialize ORE1001, it is unlikely that we will have sufficient resources to develop the other drug candidates currently in our pipeline and be able to acquire or invest in additional drug candidates in the future.

Small drug development companies with drug candidates in testing stages face numerous risks and uncertainties, including but not limited to:

•
whether they can successfully conduct preclinical and clinical testing of their drug candidates and whether such testing produces results sufficiently positive to support entering into outlicensing or other commercial arrangements with third parties;

•
whether they can design protocols and recruit sufficient subjects with the right characteristics and conduct clinical testing to adequately prove the safety and therapeutic effectiveness of their drug candidates at a cost acceptable to the company;

•	whether testing of their drug candidates demonstrates acceptable therapeutic effect;

•	whether testing of their drug candidates reveals unanticipated safety issues or undesirable side effects;

•	whether regulatory review and approval by the FDA and other domestic and foreign regulatory authorities can be timely and successfully completed;

•	whether their drug candidates appear to have sufficient potential economic return to interest investors and/or commercial partners;

•	whether sufficient funding is available to operate the company and to conduct the necessary testing and clinical trials; and

•
whether commercial partners are successful in developing and commercializing any drug candidates and whether such drug candidates produce sufficient revenue to pay any third party license fees associated with those drug candidates, support the companies and provide a financial return to their stockholders.

In addition to the foregoing, our drug candidates are subject to additional risks and uncertainties which include, but are not limited to:

•
whether we experience difficulties or delays in the initiation, progress or completion of clinical trials for our drug candidates, including ORE1001 trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors;

•	whether the clinical trials demonstrate that ORE1001 is a safe and effective treatment for diseases of commercial interest;

•	whether the safety and/or efficacy results of the ORE1001 trials support developing an NDA in the United States or any other country; and

•	whether an NDA is approved by the FDA or any other regulatory authority.

Adverse outcomes with regard to any of the foregoing risks and uncertainties could cause a drug candidate to fail, either technically, economically or commercially, and such failure could deplete or exhaust our resources.

We may be unable to generate sufficient revenues to continue to operate.

Prior to late-stage clinical testing, smaller drug development companies often must outlicense or otherwise partner a drug candidate to or with a larger company with more financing and resources because smaller companies lack the resources necessary to (a) conduct late-stage clinical testing, which is very expensive and time consuming, and (b) manufacture and commercialize the product. Because other funding available to small drug development companies is difficult and expensive to obtain in the current economic climate, we will face significant competition from other small drug development companies in our attempt to interest larger companies in our drug candidates. This competitive environment could force us to outlicense or otherwise partner our drug candidates at earlier stages and to accept less compensation. There can be no assurance that we will be able to complete commercial arrangements for our drug candidates that will sustain our continuing operations.

There are numerous risks associated with the commercialization of drug candidates.

If ORE1001 or any of our other drug candidates is commercialized, there are additional risks and uncertainties, including, but not limited to:

•	whether the government, private health insurers and other third-party payors will provide sufficient coverage or reimbursement for products derived from our drug candidates;

•	whether such products will achieve sufficient acceptance by the medical community;

•	whether alternative or more effective drug candidates or treatment strategies are developed; and

•	whether insurance covering our drug candidates will sufficiently cover product liability claims.

Adverse outcomes with regard to any of the foregoing risks and uncertainties would hinder or prevent the successful commercialization of ORE1001 or any of our other drug candidates and could have a materially adverse effect on our business.

Because our drug candidates and our development and collaboration efforts depend on our intellectual property rights, adverse events affecting such rights would harm our ability to commercialize our drug candidates.

Our success will depend to a large degree on our own, our licensors’ and potential partners’ ability to obtain and defend patents for our drug candidates. Our patent position on drug candidates involves complex legal and factual questions. Specific risks and uncertainties that we face in the area of patent exclusivity include, but are not limited to:

•	whether the pending patent applications we have filed, or to which we have licensed rights, result in issued patents and the length of time it takes to obtain issued patents;

•	whether the claims of any patents which are issued on our pending applications provide commercially meaningful protection or value;

•	whether the patents licensed or issued to us provide adequate exclusivity for all aspects of our proprietary technology;

•	whether other companies challenge patents issued or licensed to us; and

•	whether the patent protection available is deemed adequate protection by our commercial partners to invest in the development and commercialization of our drug candidates.

Adverse outcomes with regard to any of the foregoing risks and uncertainties could have a detrimental impact on the development and commercialization of our drug candidates.

We may need to initiate patent enforcement litigation or be subject to future infringement claims.

Various organizations, including companies, academic institutions and non-profit institutions are developing drug candidates. Many of these drug candidates are subject to the same evolving legal standards and related uncertainties about patent protection. Therefore, it may be necessary for us to initiate litigation to protect and enforce our intellectual property rights. We may not have the resources to initiate such litigation, and if we do, we may not prevail in such litigation. In addition, we may be the subject of patent infringement claims raised by other parties; we could incur substantial litigation costs to defend ourselves in such infringement suits.

Risks and Uncertainties Related to our Sold or Discontinued Businesses

We remain subject to outstanding obligations with respect to our sold or discontinued businesses.

We previously conducted a genomics business, a preclinical business, a drug repositioning business and, on a smaller scale, a molecular diagnostic business. In most cases, when we sold or discontinued these businesses, we assigned the leases for the space required to conduct these businesses, but remain liable to the landlord with regard to several properties if the assignees of such properties fail to timely make rental payments or otherwise breach the terms of such leases. Such leases expire through December 2013 and at December 31, 2008 represented a potential aggregate contingent liability of $10 million (excludes the related Genomics business lease in which the landlord agreed to release us from liability under the lease).  We also accepted promissory notes in partial payment of the sales price for two of our sold or discontinued businesses (approximately $1.5 million due in September 2009 and $0.4 million due each in December 2009 and June 2010) that have not yet come due and agreed to remain liable and to indemnify the purchasers of our discontinued businesses to various degrees, and subject to various limitations and exclusions, with regard to any claims resulting from the discontinued businesses.

Therefore, risks and uncertainties applicable to our sold or discontinued businesses include, but are not limited to:

•	whether the promissory notes will be paid in full and without dispute when due;

•	whether claims will be made against us for any indemnity provided to purchasers or by any customer or supplier of the sold or discontinued businesses; and

•
whether the assignees of the various leases will make rental payments and otherwise comply with the terms of such leases for the balance of the lease terms, or if any of them default, whether we will be able to limit any of our resulting lease liability.

General Business Risks and Risks Related to Our Common Stock:

We have a history of operating losses that could continue for some time.

We have incurred operating losses in each year since our inception, including losses of $5.7 million for the six months ended June 30, 2009 (unaudited), $22.5 million in 2008 and $34.7 million in 2007. At December 31, 2008, we had an accumulated deficit of $372.8 million. Our losses have resulted principally from costs incurred by our ongoing business, as well as businesses we have sold. These costs have exceeded our revenue and we expect to incur additional losses in the future.

We have limited funding available and may not be able to obtain the additional funding we need to continue to develop our drug candidates as planned and to acquire additional drug candidates.

We have limited funding available, but have made and are continuing to make substantial efforts to reduce our rate of cash usage so that we will have sufficient funds to complete the Phase Ib/IIa clinical trial we believe is needed to realize value with respect to ORE1001. As part of those efforts, we have reduced our workforce and continue our efforts to reduce other expenses; however, we may also need to seek additional external funding. There is no assurance that funding will be available or will be on terms acceptable to us or to our stockholders. If we are unable to obtain necessary financing, or financing on favorable terms, when needed, our business would materially suffer and we may not be able to continue our strategies, including continuing to develop our drug candidates and acquiring additional drug candidates or other assets. If additional financing is obtained through the issuance of equity securities or debt convertible to equity, our existing stockholders could experience significant dilution.

Our Common Stock is subject to the possibility of delisting from The NASDAQ Capital Market.

Our Common Stock, which is currently listed on The NASDAQ Capital Market, is currently trading below the minimum $1.00 per share price necessary for such listing. Even if NASDAQ allows a share-for share stock swap with Ore Holdings stock, Ore Holdings common stock may also not meet or continue to meet this requirement and, Ore Holdings common stock could be delisted by NASDAQ.

We may not be able to hire or retain key officers or employees that we need to implement our business strategy and develop our drug candidates.

Due to our efforts to reduce cash usage, we have had to significantly reduce our workforce. These changes could have potential negative effects on our operations. Additionally, these workforce reductions combined with the uncertainty of our future could make it difficult to retain and recruit qualified personnel as we continue to develop our drug candidates. The competition for qualified personnel is intense, and the loss of services of certain personnel or our inability to attract additional personnel when needed could adversely affect our business.

Future financings and the issuance of significant equity-based compensation may cause existing stockholders to experience dilution.

We likely will need to seek financing to pursue our business strategy.  To the extent this financing is obtained through the issuance of equity securities, debt convertible into equity or options or warrants to acquire equity securities, our existing stockholders could experience significant dilution upon the issuance, conversion or exercise of such securities.  Likewise, given our current restraints on cash resources, in order to attract and retain qualified personnel, we likely will need to issue significant amounts of equity-based compensation, which likely will take the form of restricted stock and options to acquire equity securities.  The issuance of the restricted stock or the exercise of such options could also cause our existing stockholders to experience substantial dilution.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement/ prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” or “continue” or the negative of these terms or other comparable terminology.  Forward-looking statements are not guarantees of future performance or results and, as a result, you should not place undue reliance on these statements.  These statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the matters discussed in this proxy statement/ prospectus and our public filings and those risks set forth under “Risk Factors” above.  We undertake no obligation to update any of the information included in this proxy statement/ prospectus, except as otherwise required by law.

INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES

General

The enclosed proxy statement/ prospectus is being solicited on behalf of the Board of Directors of ORE PHARMACEUTICALS INC., a Delaware corporation ("Ore"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 20, 2009 at 11:00 a.m. Eastern Time (the “Annual Meeting ”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Ore's offices located at  One Main Street, Cambridge, MA 02142.  Ore intends to mail this proxy statement/ prospectus and accompanying proxy card on or about September 9 , 2009 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, October 20, 2009. The proxy statement/ prospectus, which also serves as our 2008 Annual Report to Security Holders, is available at http://bnymellon.mobular.net/bnymellon/orxe .

Solicitation

Ore will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of Ore, par value $0.01 per share (the “ Common Stock ”), beneficially owned by others to forward to beneficial owners. Ore may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Ore or, at Ore’s request, the Altman Group for a fee estimated at $20,000. No additional compensation will be paid to directors, officers or other regular employees of Ore for these services.

Voting, Outstanding Shares and Quorum

Only holders of record of Ore's Common Stock at the close of business on September 4, 2009, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on August 1, 2009, Ore had outstanding and entitled to vote 5,473,519 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the Annual Meeting. Each holder of record of Common Stock on the record date above will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.  All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholders entitled to vote at the Annual Meeting may either vote “FOR” the nominee for election as director or may “WITHHOLD AUTHORITY” for the nominee with respect to Proposal 2 (Election of Directors). Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. A director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. If a stockholder withholds authority to vote with respect to the nominee for director, the shares held by that stockholder will be counted for purposes of establishing a quorum, but will have no effect on the election of the nominee.

With respect to Proposals 1 (to approve Ore's plan of reorganization), Proposal 3 (to approve Ore's 2009 Omnibus Equity Plan), and Proposal 4 (to ratify the selection of Ernst & Young LLP as Ore's and Ore Pharmaceutical Holdings Inc.'s ("Ore Holdings") independent registered public accounting firm for the year ending December 31, 2009), respectively, stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” on these proposals.  The affirmative vote of the holders of a majority of the outstanding shares will be required to approve Proposal 1.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal will be required to approve Proposals 3 and 4. Abstentions from voting on Proposals 1, 3, and 4 will be counted as present for purposes of establishing a quorum and will have the same effect as a vote against the proposal.

A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner properly executes and returns a proxy without voting on a particular proposal because the holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  With respect to Proposals 3 and 4, broker non-votes are counted towards a quorum, but are not considered “entitled to vote” and are not counted for any purpose in determining whether the matters to be voted upon have been approved.   With respect to Proposal 1, broker non-votes are also counted towards a quorum, but because the affirmative vote of a majority of the outstanding shares is required to Proposal 1, broker non-votes will therefore have the same effect as a negative vote or a vote against Proposal 1.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Corporate Secretary of Ore at Ore's executive offices, 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder wants Ore to include a proposal in Ore's proxy statement for presentation at the 2010 Annual Meeting, the proposal must be submitted to Ore in writing and be received by Ore at the Ore's executive offices at 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, Attention: Benjamin L. Palleiko, Corporate Secretary, by May 5, 2010 .

Under Ore's Amended and Restated Bylaws (the “Bylaws”), and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting. These procedures provide that a nomination or proposal to be considered at an Annual Meeting must generally be submitted in writing to the Corporate Secretary so that it is received no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, before the first anniversary of the date of the prior year’s annual meeting of stockholders. Stockholders intending to submit a proposal or nomination for next year’s Annual Meeting should review Ore's Bylaws, which contain the deadlines and other requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders may obtain a copy of the Bylaws from Ore upon request, or may access them directly from Ore's website, www.orepharma.com.

PROPOSAL 1: THE REORGANIZATION

The Parties

Ore

Ore is currently a publicly traded pharmaceutical asset management company with offices in Gaithersburg, Maryland and Cambridge, Massachusetts.  Ore was formerly called Gene Logic Inc until December 2007 when we changed our name to Ore Pharmaceuticals Inc.

Ore Holdings

Ore Holdings is a newly formed and wholly owned subsidiary of Ore.  Ore Holdings was formed for the purpose of effecting the reorganization.  Ore Holdings currently has no operating history and nominal assets, liabilities and capitalization.

Ore Merger Sub

Ore Merger Sub is a newly formed and wholly owned subsidiary of Ore Holdings.  Ore Merger Sub was formed for the purpose of effecting the reorganization.  Ore Merger Sub has no operating history and nominal assets, liabilities and capitalization and will cease to exist after the reorganization.

See the diagrams on page 17 for a depiction of the pre- and post-reorganization relationship of these parties.

The principal place of business of each of Ore, Ore Holdings and Ore Merger Sub is located at 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, telephone: (240) 361-4400.

Reasons for the Reorganization

As we have previously disclosed, Ore has substantial net operating and capital loss carry forwards (“NOLs”).  We consider these NOLs to be an important part of our overall strategy because we may be able to use them to reduce the amount of income tax we could be required to pay in the future on earnings from our business.  We are constantly evaluating our existing strategies as well as new strategies for the purpose of generating near and long term revenues and earnings for our company.  These include, but are not limited to, drug product development, establishment and management of affiliates or subsidiaries engaged in drug development, acquisition or licensing of development stage and marketed drug products either directly or through affiliates or subsidiaries, acquisition of operating companies, and other new strategies.  Our stockholders may benefit from the availability of our NOLs as we implement our strategies because the application of these NOLs may reduce the amount of income tax we are required to pay on earnings, thereby enhancing financial returns on our businesses.

Agreement and Plan of Reorganization

The following summary highlights the material terms of the agreement and plan of reorganization and is not a complete statement of all information, facts or materials related to the reorganization.  This summary does not purport to describe all of the terms of the agreement and plan of reorganization and is qualified by reference to the complete agreement and plan of reorganization attached as Appendix A to this proxy statement/ prospectus.  You should read this proxy statement/ prospectus and the agreement and plan of reorganization in their entirety to fully understand the proposed reorganization and its consequences to you.

As depicted in the diagrams on page 17 and pursuant to the terms of the agreement and plan of reorganization:

Reorganization

•	Ore Merger Sub will be merged with and into Ore, Ore will survive and the separate existence of Ore Merger Sub shall cease;

•	Ore will become a wholly owned subsidiary of Ore Holdings;

•	Ore, as the surviving corporation, shall succeed (to the extent permitted by applicable law) to all of the rights, assets, liabilities and obligations of Ore Merger Sub; and

•	The corporate existence of Ore will continue unaffected and unimpaired by the reorganization, except that all of the outstanding shares of Common Stock of Ore will be owned by Ore Holdings;

•	Each share of Ore Common Stock outstanding will be automatically converted into the right to receive one share of common stock of Ore Holdings;

•	Each share of common stock of Ore Merger Sub held by Ore Holdings will be automatically converted into one share of Common Stock of Ore;

•	Each share of common stock of Ore Holdings held by Ore will be cancelled;

•	Each outstanding option to acquire Common Stock of Ore will become an option to acquire an equal number of shares of common stock of Ore Holdings; and

•
If Ore's 2009 Omnibus Equity Incentive Plan, referred to herein as the "Plan," is approved by Ore's stockholders at the Annual Meeting, (i) Ore's 1997 Equity Incentive Plan and 1997 Non-Employee Directors' Stock Option Plan, collectively the "Prior Plans," will be terminated and no new awards will be made under the Prior Plans; provided, however, that upon such termination, the outstanding awards under the Prior Plans will be adjusted pursuant to, and in accordance with, the terms of the Prior Plans and shall remain outstanding pursuant to the terms of such awards and the Prior Plans, and (ii) Ore Holdings will assume the Plan, the Plan will become a plan of Ore Holdings and the right to any common stock under the Plan will become a right to common stock of Ore Holdings, not Ore.  If the Plan is not approved by Ore's stockholders at the Annual Meeting, the Prior Plans will not be terminated and Ore Holdings will assume the Prior Plans, the Prior Plans will become plans of Ore Holdings and the right to any common stock under the Prior Plans will become a right to common stock of Ore Holdings, not Ore.

Certificate of Incorporation and Bylaws

•
The certificate of incorporation of Ore, as amended, in effect immediately prior to the reorganization will remain the certificate of incorporation of Ore immediately after the reorganization, except that the authorized capital stock will be reduced to 1,000 shares;

•
The certificate of incorporation of Ore Holdings will be substantially similar to the current certificate of incorporation of Ore, except that the certificate of incorporation of Ore Holdings will (i) include the transfer restrictions, (ii) include provisions regarding the classification of directors that reflect the fact that Ore Holdings was formed in 2009 and will hold its first annual meeting in 2010, and (iii) will authorize Ore Holdings to authorize fewer of its shares of Ore Holdings than Ore is authorized to issue;

•	Ore’s Bylaws in effect immediately prior to the reorganization will remain the bylaws immediately after the reorganization; and

•
The bylaws of Ore Holdings will be substantially similar to Ore’s current Bylaws, except that the bylaws of Ore Holdings will include (i) a qualification on transfers of common stock to reference the transfer restrictions in the Ore Holdings certificate of incorporation, and (ii) provisions regarding the classification of directors that reflect the fact that Ore Holdings was formed in 2009 and will hold its first annual meeting in 2010; however, the bylaws of Ore Holdings will not include the transfer restrictions contained in Article XV of Ore's Bylaws.

The relative powers, designations, preferences, rights and qualifications of the common stock of Ore Holdings, as in effect immediately after the reorganization, will be substantially equivalent in all material respects to the Common Stock of Ore, except that the common stock of Ore Holdings will be subject to the transfer restrictions.

After the reorganization, the certificate of incorporation and Bylaws of Ore will be changed to reflect the fact that Ore will be a wholly owned subsidiary of Ore Holdings and will no longer be a publicly traded company.  In addition, Ore's Bylaws will be amended by removing the transfer restrictions that are contained in Article XV.

Structure Charts

Depicted below are diagrams describing the Reorganization.

Current Ore Structure

Stockholders
Ore common stock
Ore

Step 1. Ore Formed Subsidiaries

Stockholders
Ore common stock
Ore
Ore Holdings
Ore Merger Sub

Step 2. Merger

Stockholders
Exchange Ore stock for Ore Holding stock
Ore
Ore merger with Ore Merger Sub
Ore Holdings
Ore Merger Sub

Step 3. Post-merger Structure

Stockholders
Ore Holding common stock with transfer restrictions
Ore Holdings
-Current directors and executive officers of Ore
-Consolidated assets
Ore

Listing of Ore Holdings Common Stock

We anticipate that the common stock of Ore Holdings will be approved for listing on the NASDAQ Capital Market prior to the completion of the reorganization.  After the reorganization and subject to such approval, we expect that the common stock of Ore Holdings will be listed for trading on The NASDAQ Capital Market under the symbol "ORXE" – the same symbol under which Ore's Common Stock now trades.

After the reorganization, we anticipate that Ore's Common Stock will be delisted and will cease to trade on The NASDAQ Capital Market.

Certificate of Incorporation and Bylaws

The following is a summary of the material differences between Ore Holdings' certificate of incorporation and bylaws to be in effect immediately after the reorganization, on the one hand, and Ore's certificate of incorporation and Bylaws, on the other.  The full text of Ore Holdings' certificate of incorporation and bylaws to be in effect immediately after the reorganization is attached as Appendices B and C, respectively, to this proxy statement/ prospectus, and any discussion of Ore Holdings' certificate of incorporation and bylaws contained in this proxy statement/ prospectus, including the discussion below, is qualified in its entirety by reference to the complete text of each of them.

The certificate of incorporation of Ore Holdings will be identical to Ore's certificate of incorporation, with the following exceptions:

•
Ore Holdings' certificate of incorporation contains provisions regarding the classification of directors that reflect the fact that Ore Holdings' was formed in 2009 and will hold its first annual meeting in 2010;

•
Ore's certificate of incorporation authorizes the company to issue 60,000,000 shares of its Common Stock and 10,000,000 shares of its Preferred Stock whereas Ore Holdings' certificate of incorporation authorizes Ore Holdings to issue 15,000,000 shares of its common stock and 2,000,000 shares of its preferred stock;

•	Ore's certificate of incorporation does not contain the transfer restrictions that are included in Article VIII of the certificate of incorporation of Ore Holdings; and

•
Article I of Ore's certificate of incorporation provides that the corporate name is “Ore Pharmaceuticals  Inc.,” while Article I of the certificate of incorporation of Ore Holdings provides that the corporate name is “Ore Pharmaceutical Holdings Inc.”

The bylaws of Ore Holdings will be identical to Ore's Bylaws as in effect immediately before the reorganization, with the following exceptions:

•
the provision currently in Article VII, Section 37 of Ore's Bylaws relating to transfers of stock will be included in the bylaws of Ore Holdings, but it will contain a qualification referencing the transfer restrictions and any bylaws or other written rules adopted pursuant to them;

•	Ore Holdings' bylaws contain provisions regarding the classification of directors that reflect the fact that Ore Holdings was formed in 2009 and will hold its first annual meeting in 2010; and

•	Ore Holdings' bylaws will not contain the transfer restrictions set forth in Article XV of Ore's Bylaws.

Board of Directors and Management

Immediately after the reorganization, the board of directors of Ore Holdings will consist of the same five individuals who comprise our board of directors immediately before completion of the reorganization (i.e., the director elected at the Annual Meeting and the four directors remaining in office), with their respective terms of office as directors of Ore Holdings expiring when their respective terms of office as directors of Ore would have expired.

                Immediately after the reorganization, the board of directors of Ore Holdings will have committees identical to the committees currently established by our board of directors, which, after the reorganization, will have the same members as the current comparable committees of the Ore Board of Directors. Each committee of Ore Holdings will have a charter that is identical to such committee’s charter prior to the reorganization.

                The individuals who are executive officers of Ore immediately before the completion of the reorganization will be the only executive officers of Ore Holdings immediately following the reorganization, holding corresponding offices.

                Although no determination has yet been made as to the allocation of the compensation of the present directors and executive officers of Ore as between their service for Ore Holdings and their service (if any) for Ore following the reorganization, the aggregate compensation and benefits of those individuals will not increase as a result of the reorganization. They will continue to receive the same aggregate compensation and benefits as they presently receive from Ore (unless and until such compensation and benefits are changed at some future time by the board of Ore Holdings).

Conditions to the Reorganization

The consummation of the reorganization is subject to the satisfaction or waiver of the following conditions:

•	receipt by Ore of any consents, approvals or authorizations that Ore deems necessary or appropriate; and

•	approval of the reorganization agreement by holders of a majority of the issued and outstanding Common Stock of Ore as of September 4, 2009.

If the stockholders of Ore do not approve the reorganization, Ore will continue to operate without the transfer restrictions in its Certificate of Incorporation, the Board may determine to remove the similar transfer restrictions contained in its bylaws and Ore Holdings and Ore Merger Sub will be dissolved.

Deferral and Abandonment

Completion of the reorganization may be deferred by our Board of Directors or any authorized officer following the Annual Meeting if the Board of Directors or an authorized officer determines that deferral would be in the best interests of Ore and its stockholders.  The reorganization agreement may be terminated and the reorganization abandoned prior to the filing of the certificate of merger with the Secretary of State of Delaware, whether before or after approval by the stockholders, if the Board of Directors determines that consummation of the reorganization would not, for any reason, be in the best interests of Ore and its stockholders.

Effective Time

The reorganization will become effective immediately upon the filing of a certificate of merger with the Secretary of State of Delaware.  We expect that the certificate of merger will be filed and the reorganization will be effective promptly following approval by the stockholders at the Annual Meeting.

Appraisal Rights

No holders of Ore's Common Stock will have appraisal rights in connection with the reorganization because Ore's Common Stock is listed on The NASDAQ Capital Market.

Exchange of Stock Certificates

Ore Holdings will appoint an exchange agent for purposes of facilitating the exchange of certificates representing Ore Common Stock for a book-entry credit representing shares of Ore Holdings common stock. As soon as practicable after the reorganization, the exchange agent will mail to each holder of record of certificates representing Ore Common Stock a letter of transmittal and instructions for use in effecting the surrender of the Ore Common Stock in exchange for book-entry form credit representing shares of Ore Holdings common stock. Upon proper surrender of a certificate of Ore Common Stock for exchange and cancellation to the exchange agent, together with a properly completed letter of transmittal, the holder of certificates representing Ore Common Stock will be entitled to receive in exchange therefor book-entry form credit representing one share of Ore Holdings common stock for each share of Ore Common Stock represented by the surrendered Ore certificates and any dividends or other distributions to which such holder is entitled.

Each book-entry credit, and any notice of issuance provided to stockholders, representing shares of Ore Holdings common stock issued in the reorganization will bear a legend that indicates that subsequent transfers of Ore Holdings common stock will be subject to the transfer restrictions, including the requirements for the forced sale of such stock under certain circumstances as described under the heading “Transfer Restrictions — Summary of Transfer Restrictions.”

Restrictions on Dividends and Distributions

Stockholders who fail to exchange their Ore Common Stock certificates by surrendering such certificates, together with a properly completed letter of transmittal, to the exchange agent designated by Ore Holdings will not receive book-entry form credit representing their Ore Holdings common stock. Any dividends declared or distributions made on shares of Ore Holdings common stock which such holders have a right to receive will be retained by Ore Holdings until such holders surrender their Ore Common Stock certificates in exchange for book-entry form credit representing Ore Holdings common stock or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. No interest will accrue or be payable with respect to any dividends or distributions retained on unissued shares of common stock of Ore Holdings. In no event will the exchange agent, Ore or Ore Holdings be liable to any holder of Ore Common Stock for dividends or distributions on shares of Ore Holdings common stock delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                After the effective time of the reorganization, there shall be no transfers on the stock transfer books of Ore of the shares of Ore Common Stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, certificates representing shares of Ore Common Stock are presented for transfer, no transfer shall be effected on the stock transfer books of Ore Holdings with respect to such shares and no shares of Ore Holdings common stock for which such shares of Common Stock of Ore are exchanged will be issued unless and until the certificate representing such shares of Ore Common Stock is delivered to the exchange agent together with a properly completed letter of transmittal (or such other documents as are satisfactory to Ore Holdings and the exchange agent in their sole discretion). In addition, it will be a condition to the issuance of any shares of Ore Holdings common stock in a name other than the name in which the surrendered Ore Common Stock certificate is registered that the person requesting the issuance of such shares of Ore Holdings either pay to the exchange agent any transfer or other taxes required by reason of the issuance of any shares of Ore Holdings common stock in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

Certain Federal Income Tax Consequences

This summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions now in effect, all of which are subject to change, which changes may or may not be retroactive.  This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, banks, insurance companies, tax-exempt organizations, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their security holdings, stockholders who received Ore Common Stock as compensation, persons holding Ore Common Stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, United States expatriates or foreign taxpayers), or any aspect of state, local or foreign tax laws.  This summary only applies to stockholders who hold stock of Ore and will hold stock of Ore Holdings as a capital asset.  There can be no assurance that the IRS will not take a contrary view with respect to any of the items discussed below, and no ruling from the IRS has been or will be sought.

Each stockholder should consult his, her or its own tax advisor to determine the specific tax consequences of the reorganization to such stockholder.

As a result of the reorganization, for federal income tax purposes, it is anticipated that holders of Ore Common Stock will: (1) recognize no gain or loss upon the receipt of common stock of Ore Holdings in exchange for their Ore Common Stock; (2) have an initial tax basis in common stock of Ore Holdings received that is the same as their adjusted tax basis in Ore Common Stock exchanged therefor; and (3) have a holding period for federal income tax purposes for common stock of Ore Holdings that includes their holding period for their Ore Common Stock exchanged therefor.

In addition, it is anticipated that (a) Ore, Ore Holdings and Ore Merger Sub will not, for federal income tax purposes, recognize any taxable gain or loss as a result of the reorganization and (b) the reorganization and the adoption of the transfer restrictions will not, for federal income tax purposes, impair the ability of Ore Holdings, Ore and other members of their affiliated group which file consolidated income tax returns to utilize the net operating and capital loss carryforwards.

Accounting Consequences

The consolidated assets and liabilities of Ore Holdings will be recorded at the historical cost of Ore as reflected on the consolidated financial statements of Ore immediately prior to the reorganization.  Accordingly, the consolidated financial statements of Ore Holdings immediately following the reorganization will be the same as the consolidated financial statements of Ore immediately prior to the reorganization.  For this reason, pro forma and comparative financial information regarding Ore Holdings and its consolidated subsidiaries giving effect to the reorganization have not been included in this proxy statement/ prospectus.

Interests of Directors, Executive Officers and 5% Beneficial Owners in the Reorganization

Our directors and executive officers own Ore Common Stock and/or options to purchase shares of Ore Common Stock, and to that extent their interest in the reorganization is the same as the interest in the reorganization of our stockholders generally.  As of August 1, 2009, Ore's directors and executive officers beneficially owned 20,800 shares of Common Stock, representing less than 1% of the outstanding votes of Common Stock.  Each director and executive officer has advised us that he plans to vote all of his shares of Common Stock in favor of the reorganization.

The effect of the reorganization upon the amount and percentage of the present holdings of Ore Common Stock held by Ore’s directors and executive officers and beneficial owners of 5% or greater of Ore’s Common Stock would, likewise, be the same as that of other holders of Ore Common Stock.

Transfer of Securities under Rule 144 and Section 13(d) of the Exchange Act

Sales under Rule 144 of common stock of Ore Holdings received in the reorganization will not be any different than sales of Ore Common Stock under Rule 144, except that the average weekly reported volume of trading in Ore Common Stock may not be taken into account by affiliates holding common stock of Ore Holdings for purposes of Rule 144(e)(1)(ii) and (iii) and 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)). After the common stock of Ore Holdings has traded for four calendar weeks after the effective time of the reorganization, sales under Rule 144(e)(1)(ii) and (iii) and Rule 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)) will be permitted.

In determining Ore Holdings' compliance with the current public information requirements of Rule 144(c)(1), Ore's prior reports will be taken into account. In addition, for purposes of Rule 144(d) and resales by affiliates of Ore under Rule 145, the holding period for Ore Holdings common stock received in the reorganization will commence on the date of acquisition of Ore Common Stock.

                Stockholders of Ore who have filed statements on Schedule 13D or Schedule 13G reporting beneficial ownership of common stock of Ore will not be required to make additional or amended filings of such statements as a result of the reorganization.

Expenses

All expenses related to the reorganization, including fees and expenses of our attorneys and accountants and expenses and costs of preparing, mailing and soliciting proxies pursuant to this proxy statement/ prospectus, will be paid by us whether or not the reorganization is approved by our stockholders.

Transfer Restrictions

Introduction

As of December 31, 2008, we had accumulated net operating losses totaling approximately $324 million (includes an estimate of our 2008 tax loss of approximately $19 million) that we can carry forward as potential tax deductions until they expire between 2009 and 2028.  We have also incurred capital losses of less than  $1 million that we can carry forward as potential tax deductions (only against capital gains) until they expire between 2011 and 2012.  In this proxy statement/ prospectus, we refer to these net operating losses and capital losses together as NOLs.

NOLs can benefit us by offsetting federal taxable income dollar-for-dollar by the amount of the NOLs, thereby reducing or eliminating our U.S. federal corporate tax (other than alternative minimum tax) on such income. Assuming we can fully use our NOLs to reduce our U.S. federal corporate tax, we expect to be subject to the alternative minimum tax, which would result in 10% of our alternative minimum taxable income being subject to the 20% alternative minimum tax. The maximum federal corporate tax rate is currently 35%.

The benefit of the NOLs to us can be reduced or eliminated under section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), if we experience an “ownership change,” as defined in section 382 of the Code and described in more detail below. An ownership change can occur through one or more acquisitions of our stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of our stock, increase their ownership of our stock by more than 50 percentage points within a three-year period. We currently do not have the ability to restrict transactions that could result in an ownership change.

Our Board of Directors believes the best interests of Ore and its stockholders will be served by adopting provisions that are designed to restrict direct and indirect transfers of our stock if such transfers will affect the percentage of stock that is treated as owned by a 5% stockholder. In this proxy statement/ prospectus, we refer to these provisions as the “transfer restrictions.”

As of December 31, 2008, we do not believe that we have experienced an ownership change, but calculating whether an ownership change has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities.

The transfer restrictions will be included as Article VIII in the certificate of incorporation of Ore Holdings.

You are urged to read carefully the accompanying Appendix B, which sets forth the complete text of the certificate of incorporation of Ore Holdings that will be in effect after the reorganization.

Limitations on use of NOLs

The benefit of the NOLs to us can be reduced or eliminated under section 382 of the Code if we experience an “ownership change,” as defined in section 382. Generally, an ownership change can occur through one or more acquisitions, whether occurring contemporaneously or pursuant to a single plan, by which one or more stockholders, each of whom owns or is deemed to own directly or indirectly 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders (with the lowest percentage measured separately for each stockholder) at any time during the preceding three-year period. The amount of the increase in the percentage of stock ownership of each 5% stockholder is computed separately, and each such increase is then added together with any other such increase to determine whether an ownership change has occurred. For this purpose, all holders who own less than 5% of a corporation’s stock are generally treated together as one 5% stockholder (although in some circumstances these smaller holders may be counted as two or more separate stockholders, with each being a “public group” and a separate 5% stockholder, for purposes of section 382 of the Code). Transactions in the public markets among stockholders owning less than 5% of the equity securities generally do not affect the calculation of an ownership change (but can if a corporation has more than one public group). In addition, certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules, described below, can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a corporation’s stock.

For example, if a single investor acquired 50.1% of our stock in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned our stock, each acquired slightly over 5% of our stock within a three-year period (so that such persons owned, in the aggregate more than 50%), an ownership change would occur.

If we were to experience an ownership change, then the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs from periods prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of our stock immediately prior to the ownership change (with certain adjustments) by (ii) the then applicable federal long-term tax exempt rate (this resulting product is referred to as the section 382 limitation). If we experience an ownership change for tax purposes, the section 382 limitation would be reduced to zero in the event we were deemed to fail to continue the business enterprise that we engaged in before the ownership change for the two-year period following the ownership change. Any portion of the annual section 382 limitation amount not utilized in any year may be carried forward and increase the available section 382 limitation amount for the succeeding tax year. Thus, an ownership change could significantly reduce or eliminate the annual utilization of our NOLs and cause a substantial portion or all of such NOLs to expire prior to their use.

Summary of Transfer Restrictions

The following is a summary of the proposed transfer restrictions. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions, which is contained in Article VIII of the certificate of incorporation of Ore Holdings and set forth in the accompanying Appendix B. You  are urged to read in their entirety the transfer restrictions set forth in the accompanying Appendix B.

Prohibited Transfers.

The transfer restrictions generally will restrict any direct or indirect transfer (such as transfers of stock of Ore Holdings that result from the transfer of interests in other entities that own stock of Ore Holdings) if the effect would be to:

•	increase the direct or indirect ownership of Ore Holdings stock by any person (or public group) from less than 5% to 5% or more of the stock of Ore Holdings;

•	increase the percentage of Ore Holdings stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the stock of Ore Holdings; or

•	create a new public group.

Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of stock would by attribution cause another person (or public group) to exceed such threshold. Complicated rules of constructive ownership, aggregation, segregation, combination and other stock ownership rules prescribed by the Code (and related regulations) will apply in determining whether a person or group of persons constitute a 5% stockholder under section 382 and whether less than 5% stockholders will be treated as one or more “public groups,” each of which is a 5% stockholder under section 382.

For purposes of determining the existence and identity of, and the amount of stock owned by, any stockholder, Ore Holdings will be entitled to rely conclusively on (a) the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar SEC filings) as of any date and (b) our actual knowledge of the ownership of our stock. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our stock. The transfer restrictions may result in the delay or refusal of certain requested transfers of Ore Holdings common stock.

As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of stock of Ore Holdings as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than Ore Holdings, such as an interest in an entity that, directly or indirectly, owns stock of Ore Holdings. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by section 382) in respect of Ore Holdings stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

Treatment of Pre-existing 5% Stockholders.

The transfer restrictions will contain exceptions permitting certain otherwise prohibited transfers by pre-existing 5% stockholders. Pre-existing 5% stockholders are:

•
any person or entity who (1) has filed a Schedule 13D or 13G on or before May 27, 2009 or (2) establishes, on or before the thirtieth day following the completion of the reorganization, to the satisfaction of the board of directors of Ore Holdings that such person or entity was a direct or indirect owner of 5% of common stock of Ore Holdings on May 27, 2009; and

•	certain persons and entities with specified ownership interests in the foregoing persons or entities.

Pre-existing 5% stockholders will receive the following different treatment under the transfer restrictions.

In contrast to the treatment of persons who become "5-percent shareholder" (as defined in section 382) after May 27, 2009, who will be prohibited from disposing of any shares of Ore Holdings common stock without the express consent of the Ore Holdings board of directors, a direct or indirect transfer of shares of common stock of Ore Holdings by (but not to) a pre-existing 5% stockholder will be permitted so long as such a transfer would not:

•	increase the ownership of stock by any person (other than a public group) to 5% or more of the stock of Ore Holdings; or

•	increase the percentage of stock owned by a person owning 5% or more of the stock of Ore Holdings.

These permitted transfers by pre-existing 5% stockholders include transfers to a public group even though the public group becomes a new public group as a result of such transfer and is treated as a 5% shareholder under section 382.

In addition, the transferred shares must have been received in exchange for shares of Ore Common Stock already owned by such pre-existing 5% stockholder on May 27, 2009.

These provisions will not permit pre-existing 5% stockholders to increase their ownership of common stock of Ore Holdings without specific approval of the board of directors of Ore Holdings, except for transfers by pre-existing 5% stockholders as described above, but they will permit pre-existing 5% stockholders to dispose of shares of Ore Holdings received in exchange for shares of Ore Common Stock already owned by them prior to our adoption on May 27, 2009 of amended Bylaws containing transfer restrictions substantially similar to those contained in the proposed Ore Holdings Certificate of Incorporation, subject to the conditions above.

Consequences of Prohibited Transfers.

Upon adoption of the transfer restrictions, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise. In this proxy statement/ prospectus, we refer to stock acquired in violation of the transfer restrictions as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, equal to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

Any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by Ore Holdings as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of stock which does not involve a transfer of “securities” of Ore Holdings within the meaning of the Delaware General Corporation Law but which would cause any 5% stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5% stockholder shall be required to dispose of any interest that is not a security of Ore Holdings, but such 5% stockholder and/or any person whose ownership of securities of Ore Holdings is attributed to such 5% stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5% stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5% stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Modification and Waiver of Transfer Restrictions.

The board of directors of Ore Holdings will have the discretion to approve a transfer of stock that would otherwise violate the transfer restrictions. If the board of directors of Ore Holdings decides to permit a transfer that would otherwise violate the transfer restrictions, that transfer or later transfers may result in an ownership change that could limit our use of the NOLs. As a condition to granting an exemption from the transfer restrictions, the board of directors may require an opinion of counsel (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under section 382.

In addition, in the event of a change in law, the board of directors of Ore Holdings will be authorized to eliminate the transfer restrictions, modify the applicable allowable percentage ownership interest (now 5%) or modify any of the terms and conditions of the transfer restrictions, provided that the board of directors determines, by adopting a written resolution, that such change is reasonably necessary or advisable to preserve the NOLs or that the continuation of the affected terms and conditions of the transfer restrictions is no longer reasonably necessary for such purpose. The board’s determination in such circumstances must be based upon a written opinion of tax counsel.  Stockholders will be notified of such a determination through a filing with the Securities and Exchange Commission or such other method as the Corporate Secretary deems appropriate.

The board of Ore Holdings may establish, modify, amend or rescind bylaws, regulations and procedures for purposes of determining whether any transfer of stock of Ore Holdings would jeopardize Ore Holdings' ability to preserve and use the NOLs.  In addition, in the case of an ambiguity in the application of any of the transfer restrictions, the board of Ore Holdings will have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  Further, in the event that the transfer restrictions require an action by the board but fails to provide specific guidance with respect to such action, the board will have the power to determine the action to be taken so long as such action is not contrary to the transfer restrictions.

Expiration of Transfer Restrictions

The transfer restrictions will remain in effect until the board of directors of Ore Holdings determines that the NOLs are no longer available to reduce our future income tax liability, which should be the earlier of full usage of the NOLs or their expiration. We estimate that the latest date of expiration of the NOLs is 2028. The board of directors of Ore Holdings is permitted to accelerate or extend the expiration date of the transfer restrictions in the event of a change in the law or otherwise.

Reasons for Transfer Restrictions

The purpose of the transfer restrictions is solely to help preserve the long-term value to Ore and our stockholders of our accumulated net operating loss and capital loss carryforwards. The proposed transfer restrictions are designed to prohibit certain transfers of our stock in excess of amounts that, because of provisions of the Code, could inhibit our ability to use our NOLs to reduce future income tax liability.

The transfer restrictions may have anti-takeover effects because they will restrict the ability of a person or group from accumulating an aggregate of 5% or more of stock of Ore Holdings and the ability of persons or groups now owning 5% or more of stock of Ore Holdings from acquiring additional stock. The transfer restrictions are not in response to any effort to accumulate our common stock or to obtain control of Ore. Our Board of Directors considers the transfer restrictions to be reasonable and in the best interests of Ore and its stockholders because the transfer restrictions reduce certain of the risks related to our future use of the NOLs. In the opinion of our Board of Directors, the fundamental importance to our stockholders of maintaining the availability of the NOLs is a more significant consideration than the indirect “anti-takeover” effect the transfer restrictions may have or the cost and expense of preparing this proxy statement/ prospectus, soliciting proxies in favor of the reorganization and holding the Annual Meeting.

VOTE REQUIRED AND RECOMMENDATION

The Board of Directors has concluded that the reorganization is in the best interests of Ore and its stockholders and recommends that you vote “FOR” the approval of Proposal No. 1.  The affirmative vote, whether in person or by proxy, of a majority of the outstanding Common Stock is required to approve Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2: ELECTION OF DIRECTORS

Ore's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term.  At each Annual Meeting, the stockholders elect directors for a full term of three years to succeed the directors of the class whose terms expire at such Annual Meeting.  However, vacancies on the Board of Directors (including vacancies caused by an increase in the size of the Board of Directors) are filled by persons elected by a majority of the remaining directors.  A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred or until such director’s successor is elected and qualified.

The Board of Directors is presently composed of five members and no vacancies.   The Board of Directors has determined that the size of the Board of Directors will remain at five members.  There is one director in the class whose term of office expires in 2009.  If elected at the Annual Meeting, the nominee would serve until the 2012 Annual Meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal for cause.

A director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if the authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of such substitute nominee as the Board of Directors may propose. The person nominated for election has agreed to serve if elected, and Ore has no reason to believe the nominee will be unable to serve.

Each of the directors, including the nominee to be elected at the Annual Meeting, will serve as a director of Ore Holdings following the reorganization with the respective terms of office as directors of Ore Holdings expiring when their respective terms of office as directors of Ore would have expired.

           The following table sets forth, as of August 1, 2009, the name of the Board of Directors’ nominee for election as a director and those directors who will continue to serve after the Annual Meeting.  Also set forth below is certain other information with respect to each such person’s age, the periods during which he has served as a director and positions currently held with Ore.

Nominee for a Three-Year Term	Age	Director Since	Expiration of Term	Positions and Offices Held
G. Anthony Gorry, Ph.D.	68	1997	2012	Director
Continuing Directors
Mark J. Gabrielson	53	2007	2010	Director, CEO and President
David L. Urdal, Ph.D.	59	2007	2010	Director
J. Stark Thompson, Ph.D.	67	2002	2011	Chairman of the Board of Directors
James W. Fordyce	66	2009	2011	Director

Set forth below is biographical information for the person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominee for election for a term expiring at the 2012 Annual Meeting of Stockholders

G. Anthony Gorry, Ph.D. has served as a Director since January 1997. Since March 2001, Dr. Gorry has been the Friedkin Professor of Management and Professor of Computer Science at Rice University, where he also directs a pre- and postdoctoral training grant in biomedical informatics funded by the National Library of Medicine. He is also Adjunct Professor of Neuroscience at Baylor College of Medicine. He was previously a professor at the Massachusetts Institute of Technology, Vice President for Information Technology at Baylor College of Medicine and Vice President for Graduate Studies Research and Information Technology at Rice University. He is a member of the Institute of Medicine of the National Academy of Sciences.

Dr. Gorry was the founder and chairman of The ForeFront Group, Inc., a publicly traded software development company, until its acquisition by CBT Systems. He was also a director of AirLogix, Inc., a leader in respiratory disease management, until its acquisition by Centene Corporation. He has consulted with many businesses on the strategic use of information technology.

Dr. Gorry holds a B.Eng. from Yale University, an M.S. in chemical engineering from the University of California, Berkeley and a Ph.D. in computer science from the Massachusetts Institute of Technology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE.

Directors continuing in office until the 2010 Annual Meeting of Stockholders

Mark J. Gabrielson was appointed President and Chief Executive Officer of Ore on March 1, 2009, and additionally as Chief Financial Officer from April 1, 2009 to July 15, 2009. Mr. Gabrielson has served as a Director of Ore since April 2007. From January 2008 until February 2009, Mr. Gabrielson was a founder and Managing General Partner of p-Value Capital LLC, a specialty financial services firm focused on assembling and financing portfolios of clinical stage pharmaceutical and biopharmaceutical products. Mr. Gabrielson also is a co-founder and Director of Pulmatrix Inc., a privately held venture capital financed company developing inhalant technologies to help control respiratory infectious disease. From March 2003 until January 2008, Mr. Gabrielson served as the Chief Executive Officer of Pulmatrix Inc. From 1999 until December 2003, Mr. Gabrielson was a founder and Managing Member of Fordyce & Gabrielson LLC, a private investment management firm where he led a series of investments in early stage technology-intensive companies, including Pulmatrix.  From 1990 to 1999, Mr. Gabrielson was a General Partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and life sciences where he served on numerous public and private company Boards of Directors. The Prince Ventures portfolio companies included Genentech, Applied Biosystems, Centocor, Inhale Therapeutic Systems, Regeneron Pharmaceuticals and others. Prior to Prince Ventures, Mr. Gabrielson led a successful twelve year career at SmithKline Corporation in a variety of marketing and business development roles of ascending responsibility in domestic and global pharmaceuticals.  Mr. Gabrielson holds an A.B. degree from Princeton University.

David L. Urdal, Ph.D. has served as a Director since April 2007. Dr. Urdal has been Chief Scientific Officer and a Director of Dendreon Corporation (NASDAQ: DNDN) since July of 1995. Dr. Urdal has served Dendreon as Senior Vice President since June 2004, and since January 2006, he has been responsible for Regulatory Affairs, Quality, and Manufacturing in addition to Research & Development. Prior to June 2004, he served in various other capacities, including as President and as Vice Chairman of Dendreon’s Board of Directors. Dendreon is focused on the discovery, development and commercialization of targeted therapies for cancer. The company is best known for the development of the active cellular immunotherapy product Provenge® for the treatment of men with late stage prostate cancer.

From 1982 to 1995, Dr. Urdal held various positions with Immunex Corporation, including President of Immunex Manufacturing Corporation, Vice President and Director of Development, and Head of the Departments of Biochemistry and Membrane Biochemistry.  At Immunex, Dr. Urdal participated in the discovery, development and commercialization of hematopoietic growth factors, cytokines and cytokine receptors, such as GM-CSF (Leukine®) and TNF-receptor (Enbrel®).

Dr. Urdal is a biochemist by training with 16 patents and 79 publications in the areas of molecular and tumor immunology. He received a B.S. in Zoology, an M.S. in Public Health and a Ph.D. in Biochemical Oncology from the University of Washington. Dr. Urdal also serves as a director of VLST Corporation, a privately held biopharmaceutical development company.

Directors continuing in office until the 2011 Annual Meeting of Stockholders

J. Stark Thompson, Ph.D. has been non-executive Chairman of the Board of Ore since November 2004 and has served as a director since February 2002. From 1988 until his retirement in November 2000, Dr. Thompson served as the President, Chief Executive Officer and Director of Life Technologies, Inc. (NASDAQ: LTEK), a developer, manufacturer and supplier of products and services for life science research.  Life Technologies, Inc. was acquired by Invitrogen in July 2000 for $1.9 billion.  Prior to joining Life Technologies, Inc., he spent twenty one years in roles of increasing responsibility with DuPont Company, including several years as Business Director for the company’s Clinical Systems Division.

Dr. Thompson served on the Board of Luminex Corporation (NASDAQ: LMNX) from 2005 to June 2009, and currently serves on the Boards of Naurex Inc and MaxCyte Inc., two privately-held companies.  Dr. Thompson received a BS degree from Muskingum College and MSc and PhD degrees in Physiological Chemistry from the Ohio State University.

James W. Fordyce is currently Managing Partner of MEDNA Partners LLC, a private advisory firm.  From 1981 to 2004, he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. Highlight investments include Genentech, Applied Biosystems, Centocor, Regeneron Pharmaceuticals and other noteworthy health sciences companies. From 1998 to 2004, Mr. Fordyce also served as the Managing Member of Fordyce & Gabrielson LLC, a private investment management firm. He is a member of the Board of Directors of several privately held companies as well as Dyax Corporation (NASDAQ: DYAX) and is Chairman Emeritus of the Board of Directors of the Albert and Mary Lasker Foundation, Inc. He is a graduate of the University of Pennsylvania, Magdalen College, Oxford University and holds an MBA from Harvard Business School.

CORPORATE GOVERNANCE

Board of Directors

Dr. Thompson serves as non-executive Chairman of the Board. During 2008, the Board of Directors held twenty-seven meetings. The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. During 2008, each Board member except for Frank L. Douglas, M.D., Ph.D. and Lloyd Miller, III, each of whom resigned as Directors during 2008, participated in 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board of Directors has determined that a majority of its members are independent directors under The NASDAQ Capital Market’s (“NASDAQ”) rules for director independence. The independent directors are Drs. Gorry, Thompson, and Urdal and Mr. Fordyce.

All of the standing committees of the Board of Directors are comprised entirely of independent Directors. The chairpersons of Ore's standing committees are appointed by the Board of Directors. Below is a chart showing the structure and current membership of the standing committees of the Board of Directors. Dr. Thompson was appointed as a full voting member of the Audit Committee on February 21, 2008 and as chairman on March 12, 2009. After Mr. Miller resigned as a Director of Ore on March 14, 2008, Dr. Gorry was appointed on March 21, 2008 to fill the vacancy on the Audit Committee created by Mr. Miller’s resignation. Until his appointment as President and Chief Executive Officer on March 1, 2009, Mr. Gabrielson served as Chairman of the Audit Committee.

Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
G. Anthony Gorry, Ph.D.	X	X	C
J. Stark Thompson, Ph.D.	C	**	**
David L. Urdal, Ph.D.	X	C	X
X = Member; C = Chairperson; ** = Ex-officio, non-voting participant

 Audit Committee

The Audit Committee is currently composed of three non-employee Directors, each of whom is independent under the NASDAQ rules. During 2008, the Audit Committee consisted of Mark J. Gabrielson (Chairman and member, until his appointment as Chief Executive Officer on March 1, 2009), J. Stark Thompson (ex officio until February 21, 2008, when he was appointed as a voting member, and a voting member until March 12, 2009, when he was appointed Chairman), G. Anthony Gorry (from March 21, 2008) and Lloyd I. Miller, III, a former Director, (until his resignation on March 14, 2008). On March 12, 2009, David L. Urdal was appointed to the Audit Committee. The Board of Directors has determined that Dr. Thompson is an “audit committee financial expert,” as defined under the rules of the SEC. The Audit Committee met five times during 2008. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on Ore's website at www.orepharma.com.

Compensation Committee

The Compensation Committee is currently composed of two non-employee directors, each of whom is independent under the NASDAQ rules. Dr. Thompson also serves as an ex-officio, non-voting member of the Compensation Committee. The Compensation Committee met six times during 2008. The Compensation Committee is governed by a written charter, a copy of which is available on Ore's website at www.orepharma.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently composed of two non-employee directors, each of whom is independent under the NASDAQ rules. Dr. Thompson also serves as an ex-officio, non-voting member of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time during 2008. The Corporate Governance and Nominating Committee is governed by a written charter, a copy of which is available on Ore's website, www.orepharma.com.

The Corporate Governance and Nominating Committee will consider, as potential nominees to the Board of Directors, persons recommended by stockholders. Recommendations should be submitted to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of Ore Pharmaceuticals, 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualified the person for consideration, and a statement that the person has agreed to serve as a director if nominated and elected.

At such times as the Board of Directors determines there is a need to add or replace a director, the Corporate Governance and Nominating Committee considers director candidates identified by members of the committee, directors, members of management, by an outside search firm or by stockholders.

The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Committee considers factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant business knowledge, experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of Ore’s stockholders. The Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Committee by a stockholder.

Stockholders who wish directly to nominate a person for election to the Board of Directors are required to comply with the advance notice and other requirements set forth in Ore's Bylaws and applicable SEC rules. See “Information Concerning Solicitation and Voting of Proxies - Stockholder Proposals” above.

Executive Officers

The following table sets forth, as of August 1, 2009, the identity of and the positions held by each of Ore’s executive officers.

Executive Officers	Age	Positions and Offices Held
Mark J. Gabrielson	53	Director, CEO and President
Benjamin L. Palleiko	44	Senior Vice President and CFO
Stephen Donahue, M.D.	45	Senior Vice President, Clinical Development

Set forth below is biographical information for the Directors and Executive Officers.

Mark J. Gabrielson’s biography is set forth above under the section captioned “Directors continuing in office until the 2010 Annual Meeting of Stockholders.”

Benjamin L. Palleiko was appointed Senior Vice President and Chief Financial Officer of Ore in July 2009.  Prior to joining Ore, Mr. Palleiko served as Principal of Intrepid Merchant Partners, LLC, a healthcare advisory and investments firm he founded in March 2006.  From June 2006 to January 2009, Mr. Palleiko was Senior Vice President, Corporate Development and Chief Financial Officer of Penwest Pharmaceuticals Co., a publicly held specialty pharmaceuticals company.  From March 2003 to March 2006, Mr. Palleiko served as Director, Head of Life Sciences Investment Banking at Suntrust Robinson Humphrey, an investment bank.  From 2000 to 2002, he was Vice President, Investment Banking at Robertson Stephens, Inc.  Mr. Palleiko holds a MBA in Finance and a MA in International Relations from the University of Chicago, and a BA in Quantitative Economics from Tufts University.  He is a veteran of the US Navy, with 14 years of active and reserve service as a Naval Aviator.

Stephen Donahue, M.D. has served as the Senior Vice President of Clinical Development for Ore since July 2007. His background includes all phases of clinical drug development and regulatory affairs. Prior to joining Ore, from 2004 to 2007, Dr. Donahue was Vice President, Clinical Research and Regulatory Affairs at Predix Pharmaceuticals, which merged with Epix Pharmaceuticals. At Predix, he headed clinical development in therapeutic areas of neurology, psychiatry, pulmonary and metabolism. Dr. Donahue previously was Medical Director, Clinical Research, Atherosclerosis and Metabolism for Merck & Co., Inc. and held positions with Bristol-Myers Squibb in the departments of Clinical Design/Evaluation and Clinical Pharmacology. Dr. Donahue has worked on a number of approved drugs, including pravastatin, metformin and ezetimibe/simvastatin. Dr. Donahue holds an A.B. from Brown University, an M.D. from Georgetown University and was an NIH Fellow in Clinical Pharmacology at Georgetown. He has achieved board certifications in both Internal Medicine and Clinical Pharmacology.

Stockholder Communications with Directors and Attendance at Annual Meeting

The Board of Directors has adopted the following procedures to provide Ore's stockholders with a direct and open line of communication to the Board of Directors. Stockholders of Ore may communicate with the directors of Ore individually, with any committee of the Board of Directors, or with the entire Board of Directors as a group by sending an email to boardofdirectors@orepharma.com. The email, which should specify who is the intended recipient, will be forwarded to such specified recipient. Alternatively, stockholders may also communicate with the directors of Ore by mailing such correspondence to Ore at its corporate headquarters: 610 Professional Drive, Suite 101, Gaithersburg, MD 20879, Attention: Benjamin L. Palleiko, Corporate Secretary.

All Directors are required to attend the Annual Meeting of the stockholders, except in the event of an emergency. All of the Directors attended the Annual Meeting in 2008.

Code of Ethics

The Board of Directors has adopted a code of ethics, applicable to all directors and to all employees of Ore and its subsidiaries, including Ore's chief executive officer, chief financial officer, principal accounting officer and controller, and any other senior financial officers. The code of ethics is available on Ore's website at www.orepharma.com. If there are any future amendments to, or waivers from, the provisions of the code of ethics applicable to the chief executive officer, chief financial officer, principal accounting officer and controller or any senior financial officer, or to any other persons with respect to whom disclosure of such an amendment or waiver is required by applicable rules and regulations, the disclosure obligations with respect to any such amendment or waiver will be made, to the extent permitted, by posting such information on Ore's website at www.orepharma.com.

PROPOSAL 3: 2009 OMNIBUS EQUITY INCENTIVE PLAN

You are being asked to approve a new 2009 Omnibus Equity Incentive Plan (the "Plan).  On July 31, 2009, Ore's Board of Directors approved, subject to the approval of our stockholders, the Plan, which will replace Ore's 1997 Equity Incentive Plan and Ore's 1997 Non-Employee Directors' Stock Option Plan (collectively, the "Prior Plans").  Upon approval of the Plan by Ore's stockholders, the Prior Plans will be terminated and no new awards will be made under the Prior Plans; provided, however, upon such termination, the outstanding awards under the Prior Plans shall remain outstanding pursuant to the terms of such awards and the Prior Plans.

Summary Description of the Plan

The following summary provides a description of the significant provisions of the Plan.  However, the summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is included as Appendix D of this proxy statement/ prospectus.  You  should read Appendix D carefully in connection with your  consideration of Proposal No. 3.

Purpose

The purpose of the Plan is to attract and retain outstanding directors, officers and other employees of Ore and to furnish incentives to such individuals, as well as certain outside contractors, by providing opportunities to acquire Ore Common on advantageous terms as provided in the Plan and to further align such persons' interests with those of Ore's other stockholders through compensation that is based on the value of Ore Common Stock. Ore's Board of Directors believes that the adoption of the plan will allow Ore to maintain the flexibility it needs to continue to adapt the compensation of key individuals to changes in law, accounting principles and corporate objectives affecting such compensation. To accomplish the purpose of the Plan, the Plan authorizes the grant of several different forms of benefits including nonqualified stock options and incentive stock options, stock appreciation rights, restricted stock, stock units (including deferred stock units), and unrestricted stock.

Plan Administration

Except as otherwise determined by the Board, the Plan will be administered by a committee of Ore's Board of Directors (the "Committee") consisting of two or more directors who are not otherwise officers or employees of Ore who qualify as "outside directors" (as described under Section 162(m) of the Code) and who meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 under the Exchange Act and who comply with the independence requirements of the stock exchange on which the common stock is listed.  The Board shall also have the powers and authorities of the Committee to administer and implement the Plan, consistent with the certificate of incorporation and bylaws of Ore.

The Committee will have full and final authority to:

•	designate grantees of awards;

•	determine the types of awards to be granted;

•	determine the number of shares of stock to be subject to an award;

•
establish the terms and conditions of each award (including, but not limited to, the exercise price of any option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an award or the shares of stock subject thereto, the treatment of an award in the event of a change or control, and any terms or conditions that may be necessary to qualify options as incentive stock options);

•	prescribe the form of each award agreement evidencing an award;

•
amend, modify or supplement the terms of any outstanding award; provided, however, no amendment or modification will be made to an outstanding option or stock appreciation right that would be treated as a re-pricing under the rules of the stock exchange on which the stock is listed, or would replace options or stock appreciation rights with cash, in each case, without the approval of the stockholders of Ore; provided further, however, that appropriate adjustments can be made without stockholder approval to outstanding options and stock appreciation rights in order to achieve compliance with applicable law, including Code Section 409A; and

•	permit or require the deferral of any award payment into a deferred compensation arrangement as long as such deferrals are made in a manner that complies with Code Section 409A.

Shares Subject to the Plan

The aggregate number of shares of Common Stock of Ore reserved for issuance under the Plan is equal to the sum of:

•	the number of shares of Common Stock remaining available for issuance under the Prior Plans at the Effective Date (as defined below) of the Plan; plus

•
the number of shares of Common Stock subject to any stock options or other awards issued under the Prior Plans which are outstanding as of the Effective Date (as defined below) to the extent such Common Stock is not purchased or is forfeited or the stock options or other awards subsequently expire or terminate unexercised, become unexercisable or are forfeited or otherwise terminated, surrendered or canceled; plus

•	Seven Hundred Thousand additional shares.

The Common Stock of Ore issued or to be issued under the Plan will be authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by Ore.

The number of shares available under the Plan will not be decreased by the number of shares subject to awards assumed by Ore or issued by Ore in substitution of awards in connection with the acquisition by Ore of another company in a merger, reorganization or other transaction.  If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of Ore on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Ore, the number and kinds of shares for which awards may be made under the Plan and the number and kind of shares and exercise price, if any, under outstanding awards shall be adjusted proportionately and accordingly by Ore.

The number of shares subject to stock options and SARs shall count against the available shares on a one-for-one basis.  The number of shares subject to other types of awards shall count against the available shares as two (2) shares for every one (1) share subject to the award.

Eligibility

All employees, officers, directors, affiliates of Ore, consultants or advisers currently providing services to Ore or to an affiliate of Ore are eligible to participate in the Plan.

Permitted Awards

The Plan authorizes the following types of discretionary awards:

•
Annual Incentive Award, which means an award made subject to attainment of performance goals generally over a one-year performance period (Ore's fiscal year, unless otherwise specified by the Committee);

•	Incentive Stock Options, which are stock options that meet the definition set out in Section 422 of the Code;

•	Non-qualified Stock Options, which are stock options that are not Incentive Stock Options;

•	Performance Awards, which are awards made subject to the attainment of performance goals over a performance period of up to ten years;

•
Performance Shares, which are awards denominated in common stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved;

•
Performance Units, which are awards, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved;

•	Restricted Stock, which are shares of common stock that are subject to restrictions on disposition and forfeiture to Ore under certain circumstances;

•
Stock Appreciation Rights ("SARs"), which represent the right to receive common stock of up to the number of SARs granted multiplied by the amount by which the fair market value of one share of common stock on the date of exercise exceeds the exercise price of one share of common stock as determined by the Committee.  SARs may be freestanding or may be granted "in tandem" with stock options or other awards;

•	Stock Units, which are bookkeeping entries representing the equivalent of one share of common stock; and

•	Unrestricted Stock, which are shares of common stock free of any restrictions;

Term and Termination

The Plan will be effective as of the date it is approved by the stockholders (the "Effective Date"), provided such approval is within twelve (12) months of the date of adoption by the Board.  All awards made under the Plan will be effective on or after the Effective Date.  If not terminated sooner, the Plan will terminate automatically ten years after the date of adoption by the Board.

Amendment

The Board of Directors may amend or terminate the Plan at any time, except that stockholder approval will be required to the extent stated by the Board of Directors, required by applicable law or required by applicable stock exchange listing requirements.  Additionally, no amendment will be made to the "no re-pricing" provisions of the Plan without the approval of Ore's stockholders.  No amendment, suspension or termination of the Plan will impair rights or obligations under then outstanding awards without consent of the grantee.  The Committee may not amend, modify or supplement any award in any way that would impair the grantee's rights under such award without the consent of the grantee.

Terms Applicable to All Types of Awards

Maximum Awards:  No more than Five Hundred Thousand (500,000) shares of Common Stock subject to stock options or SARs may be granted to any person eligible for an award in a calendar year.  No more than Two Hundred Fifty Thousand (250,000) shares of Common Stock, other than pursuant to stock options or SARs, may be granted to any person eligible for an award in a calendar year; provided, however, that for each one (1) share of Common Stock awarded other than pursuant to stock options or SARs, the 500,000 share limit for shares of Common Stock subject to stock options or SARs will be reduced by two (2) shares.

Changes in Control:  In the event of any change in control, as that term is defined in the Plan, in which outstanding awards are not assumed or continued by the surviving or successor entity, either of the following actions may be taken:

•
Acceleration or change of the exercise and/or expiration dates of outstanding stock options and SARs to require that exercise be made, if at all, during the 15 day period prior to the change of control;

•
Cancellation of any award upon payment to the holder in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Common Stock and, in the case of stock options or SARs, equal to the product of the number of shares of Common Stock subject to the stock option or SAR (the "Award Shares") multiplied by the amount, if any, by which (i) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (ii) the option price or SAR exercise price applicable to such Award Shares, provided, however, that if the option price or SAR exercise Price exceeds the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction, then the stock option or SAR may be canceled without payment or delivery of any consideration.

Additionally, all restricted stock and stock units shall be vested, with delivery of shares under stock units immediately prior to the change in control.

In any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to Common Stock, and the change in control provides for assumption or continuation of outstanding awards, arrangements will be made to have such other entity replace the awards granted under the Plan with awards with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, the award.

For purposes of the Plan, a "change of control" includes:

•
The acquisition by an individual, entity or group, of beneficial ownership of more than 50% of either Ore's outstanding Common Stock or the combined voting power of the then-outstanding voting securities of Ore entitled to vote generally in the election of directors; provided, however, that the following will not constitute a change of control: (i) any acquisition by Ore, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Ore or any corporation controlled by Ore, and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of the third bullet point below;

•
A change in the composition of the Board of Directors such that individuals currently constituting the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual subsequently becoming a director whose selection as a director or nominee was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered to be a member of the Incumbent Board, except if such selection occurs as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

•
The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Ore's assets (a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively of Ore's outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Ore Common Stock and outstanding Ore voting securities, (ii) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Ore or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

•
The consummation of a single or set of related share exchanges or contributions with the security holders of a third party where all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Ore's outstanding Common Stock and outstanding voting securities immediately prior to such exchanges or contributions beneficially own, directly or indirectly, less than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Ore and where less than a majority of the members of the board of directors of the corporation after the consummation of the share exchanges or contributions were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such share exchanges or contributions; or

•	Approval by Ore's stockholders of a complete liquidation or dissolution of Ore and consummation of such transaction.

Parachute Limitations:  If the grantee is a "disqualified individual" as defined in Code Section 280G(c), any stock option, restricted stock, stock unit, performance share or performance unit held by that grantee and any right to receive any payment or other benefit under the Plan will not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payment, or benefits to or for the grantee under the Plan, all other arrangements (as defined in the Plan) and all benefit arrangements (as defined in the Plan), would cause any payment or benefit to the grantee under the Plan to be considered a "parachute payment" within the meaning of Code Section 280G(b)(2) (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the grantee from Ore under the Plan, all other arrangements, and all benefit arrangements would be less than the maximum after-tax amount that could be received by the grantee without causing any such payment or benefit to be considered a Parachute Payment.  The grantee will have the right to designate those rights, payments or benefits under this Plan, any other agreements, and any benefit arrangements that should be reduced or eliminated to avoid having the payment or benefit to the grantee under the Plan be deemed a Parachute Payment; provided, however, the reduction or elimination will be performed in the order in which each dollar of value subject to an award reduces the Parachute Payment to the greatest extent in order to comply with Code Section 409A.

Terms of Specific Types of Awards

Stock Options and SARs

Price:  The price of each stock option will be fixed by the Committee and stated in the award agreement evidencing the stock option.  Except for substitute awards, the price of each stock option will be at least the fair market value (as defined in the Plan) of a share of Common Stock on the grant date, except that the price of an incentive stock option granted to a ten percent stockholder will be not less than 110% of the fair market value of a share of Common Stock on the grant date.  The price of a stock option will never be les than the par value of a share of Common Stock.  The exercise price of SAR will be specified in the award agreement and will be at least the fair market value of a share of Common Stock on the grant date.  If a SAR is granted subsequent to the grant date of a related stock option, it must have an exercise price no less than the fair market value of one share of Common Stock on the SAR grant date.

Payment of Stock Option Price:  The stock option price will be made in cash or in cash equivalents acceptable to Ore.  If the award agreement so provides, payment may be made all or in part through the tender or attestation to Ore of shares of Common Stock, which will be valued at their fair market value on the date of exercise or surrender.  To the extent permitted by law and by the award agreement, payment of the stock option price may be made all or in part by delivery of an irrevocable direction to a licensed securities broker acceptable to Ore to sell shares of Common Stock and to deliver all or part of the sales proceeds to Ore in payment of the stock option price and any withholding taxes, or, if Ore consents, by issuing the number of shares equal in value to the difference between the stock option price and the fair market value of the shares subject to the portion of the stock option being exercised (a "Cashless Exercise").

Vesting: Each stock option and SAR will become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the award agreement.  No vesting will occur after the grantee's service is terminated for any reason.

Term:  Each stock option and SAR granted under the Plan will terminate, and all rights to purchase shares of Common Stock thereunder will cease, no later than upon the expiration of ten years from the date such stock option or SAR is granted, or under such circumstances set forth in the Plan or as may be fixed by the Committee and stated in the award agreement related to such stock option, except that an incentive stock option granted to a ten percent stockholder will not be exercisable after the expiration of five years from its grant date.

Termination of Service: Each award agreement will set forth the extent to which a grantee will have the right to exercise the stock option or SAR following termination of the grantee's service as determined by the Committee in its sole discretion.  If not specified in the award agreement, if the grantee's service is terminated by Ore for cause as determined by the Committee, the stock option or SAR will terminate when the grantee's service terminates and if the grantee's service terminates for any other reason, the stock option or SAR will terminate three (3) months after termination of service.

Method of Exercise:  Stock options and SARs may be exercised by delivering a notice of exercise on any business day, at Ore's principal office, on the form specified by Ore and in accordance with any additional procedures specified by the Committee.  The notice must specify the number of shares of Common Stock with respect to which the stock option or SAR is being exercised and shall be accompanied by payment of the stock option price in the case of an option and also by the amount of any taxes which Ore, in its judgment, may be required to withhold with respect to an award.

Rights of Holders of Stock Options:  Unless provided otherwise in the award agreement, an individual holding or exercising an option will not have rights of a stockholder until the shares of Common Stock covered thereby are fully paid and issued to him.

Limitations on Exercise of Stock Options:  No stock options may be exercised prior to the date the Plan is approved by the stockholders of Ore or after the occurrence of certain events specified in the Plan which results in termination of the stock option.

Notice of Book Entry; Delivery of Stock Certificates:  Promptly after exercise of a stock option and payment in full of the stock option price, the grantee will be entitled to receive, as determined by Ore, either a book entry credit evidencing his or her ownership of the shares of Common Stock subject to the stock option or the issuance of a stock certificate or certificates evidencing such ownership.

Notice of Disqualifying Disposition:  A grantee is required to notify Ore of any dispositions of shares of Common Stock issued pursuant to the exercise of an incentive stock option under the circumstances described in Code Section 421(b) within ten days thereof.

Transferability: During the lifetime of a grantee, only the grantee or the grantee's guardian or legal representative may exercise a stock option or SAR and no stock option or SAR will be assignable or transferable by the grantee other than by will or the laws of descent and distribution; provided, however, that if authorized in the applicable award agreement, a grantee may transfer, not for value, all or part of a stock option that is not an incentive stock option or SAR to any family member (as defined in the Plan).  For purposes of the Plan, a "not for value" transfer is (i) a gift, (ii) a transfer under a domestic relations order, or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by family members (or the grantee).

Restricted Stock and Stock Units

Grant:  Awards of restricted stock or stock units may be made for no consideration (other than par value of the shares which is deemed paid by services already rendered).  If a purchase price is required for restricted stock, it may be paid in the same manner as a stock option price, other than by the "Cashless Exercise" alternative.

Restrictions:  At the time of grant, the Committee may, in its sole discretion, establish a period of time (a "restricted period") applicable to restricted stock or stock units and prescribe certain restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the restricted stock or stock units.

Transferability:  Neither restricted stock nor stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee.

Restricted Stock Issuances:  As soon as reasonably practicable after the grant date, Ore will issue stock certificates or notices of book entry, as applicable, representing the total number of shares of restricted stock granted to the grantee.  With respect to certificates, the award agreement will either specify that the secretary of Ore hold the certificate until the restricted stock is forfeited or until the restrictions lapse or that the certificate contain a legend or legends complying with applicable securities laws and regulations and making appropriate reference to the restrictions imposed on such shares.  Book entry notations for restricted stock will have a notation making appropriate reference to the restrictions under applicable securities laws and regulations, the Plan and the award agreement.

Rights of Holders of Restricted Stock:  Unless otherwise specified in the award agreement, holders of restricted stock will have the right to vote such Common Stock and the right to receive dividends declared or paid with respect to such Common Stock.  The Committee may provide that any dividends paid must be reinvested in shares of Common Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the restricted stock.  All stock distributions, if any, received by a grantee with respect to restricted stock shall be subject to the restrictions applicable to the original grant.

Rights of Holders of Stock Units:  Holders of stock units have no rights as stockholders of Ore; provided, however, the Committee may provide in an award agreement that the holder of such stock units are entitled to receive, upon Ore's payment of a cash dividend on its outstanding Common Stock, a cash payment for each stock unit held equal to the per share dividend paid on the Common Stock.  The award agreement could also provide that such cash payment will be deemed reinvested in additional stock units at a price per unit equal to the fair market value of a share of Common Stock on the date that such dividend is paid.  A holder of stock units has no rights other than those of a general creditor of Ore and stock units represent an unfunded and unsecured obligation of Ore, subject to the terms and conditions of the applicable award agreement.

Termination of Service:  Unless otherwise specified in the award agreement or in writing after the issuance of the award, any restricted stock or stock units held by a grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, upon the termination of grantee's service will immediately be deemed forfeited.

Purchase of Restricted Stock and Shares Subject to Stock Units:  The grantee will be required, to the extent required by applicable law, to purchase the restricted stock or shares of stock subject to vested stock units from Ore at a purchase price equal to the greater of the aggregate par value of the shares of Common Stock represented by such restricted stock or stock units or the purchase price, if any, specified in the award agreement relating to such restricted stock or stock units.

Delivery of Stock or Notice of Confirming Book Entry:  Once the restricted period expires or the restrictions or other conditions lapse with respect to restricted stock or stock units, and unless provided otherwise in an award agreement, Ore will deliver (i) a stock certificate free of all such restrictions, (ii) any restrictive notations on the book entry required by this Plan or an award agreement will be removed or (iii) a book entry notice will be made indicating the issuance of shares of Common Stock.

Unrestricted Stock Awards

The Committee may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Committee) an unrestricted stock award to any grantee; provided, however, that, in the aggregate, no more than 10% of the shares reserved for issuance under the Plan may be unrestricted stock.  Unrestricted stock awards may be granted for past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such grantee.

Performance Shares, Performance Units, Performance Awards and Annual Incentive Awards

General:  The Committee may grant performance units and/or performance shares to eligible participants in such amounts and upon such terms as the Committee determines, subject to the terms and conditions of the Plan.  The initial value of a performance unit will be established by the Committee at the time of grant and the Committee will set performance goals in its discretion that will determine the value and/or number of performance units or performance shares that will be paid out to the participant.  Upon expiration of the performance period, the participant will receive a payout on the value and number of performance units or performance shares earned by the participant.

Form and Timing of Payment:  Payment of earned performance units or performance shares will be in the form of shares of Common Stock equal to the value of the earned performance units or performance shares at the close of the applicable performance period, or as soon as practicable thereafter.  Shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee.

Performance Conditions:  The Committee may specify performance conditions with respect to the grantee's rights to exercise or receive a grant or settlement of any award, and the timing thereof, including business criteria and other measures of performance as it may deem appropriate.  If required by Section 162(m) of the Code, any power or authority relating to an award intended to qualify under Code Section 162(m), will be exercised by the Committee and not the Board.

Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees:  If the Committee determines that a performance award or annual incentive award  to be granted to a grantee who the Committee designates as likely to be a Covered Employee (within the meaning of Code Section 162(m)), the grant, exercise and/or settlement of such award will be contingent upon achievement of pre-established performance goals and other terms interpreted consistently with Code Section 162(m).  The performance goals, timing, and performance measures must meet the requirements of Code Section 162(m).  Settlement of these awards will be in shares of Common Stock.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such awards, however, awards that are intended to qualify as performance-based compensation may not be adjusted upward.  The Committee will also specify the circumstances in which performance or annual incentive awards will be paid or forfeited in the event of termination of service by the grantee prior to the end of a performance period or settlement of awards.

New Plan Benefits

The following table shows awards of stock options expected as of the Effective Date, to be made under the Plan.

NEW PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Units
Phillip J. Rohrer, Jr.	--1	30,0002
Charles L. Dimmler, III	--	0
F. Dudley Staples, Jr.	--	0
Executive Officers as a Group	--	0
Non-Executive Directors as a Group	--	160,0003
Non-Executive Officer Employees as a Group	--	0
Consultants as a Group	--	195,0004

1. The dollar value of these awards is not presently determinable.

2. To be awarded for Mr. Rohrer's service as a consultant; options vest immediately upon grant, expire ten (10) years from the date of grant, and will terminate automatically twenty-four (24) months following Mr. Rohrer's termination as a consultant.

3. To be awarded for service as directors; options will vest on the one (1) year anniversary of the date of grant, expire ten (10) years from the date of grant, and will terminate automatically three (3) months following resignation as a director.

4.  To be awarded for consulting services (includes Mr. Rohrer's options).  For former directors serving as consultants, options will vest on the one (1) year anniversary of the date of grant, will expire ten (10) years from the date of grant, and will terminate automatically three (3) months following termination of the consultant.  For former officers serving as consultants and new consultants, options will vest immediately upon grant, expire ten (10) years from the date of grant, and will terminate automatically twenty-four (24) months following termination of the consultant.

Equity Compensation Plan Information

We currently maintain the Prior Plans pursuant to which we may grant equity awards to eligible persons. The following table gives information about equity awards under the Prior Plans as of December 31, 2008.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	683,847	24.10	830,245
Equity compensation plans not approved by stockholders	-	-	-

Awards Available under the Plan as of August 1, 2009

If the Plan were effective as of August 1, 2009, there would be a total of 2,224,092 shares of Ore Common Stock potentially available for issuance under the Plan.  In addition to shares that are currently available or become available for issuance due to expiration or forfeiture under the Prior Plans, the Plan authorizes the issuance of 700,000 shares.  There are 189,390 shares currently available for issuance under the Prior Plans and an additional 1,334,702 shares currently outstanding under the Prior Plans that may become available for issuance to the extent the awards underlying the shares expire or are forfeited.

Federal Income Tax Aspects of the Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Plan.  It does not address any state, local or foreign income or other tax consequences, which may vary significantly depending upon the jurisdiction and the status of the stockholder/taxpayer.  This summary also does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an Incentive or Non-qualified Stock Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Share, Performance Unit, or the shares of Common Stock underlying any of the foregoing.  The discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

Incentive Stock Options

Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “Holding Period”). In such event, Ore would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an incentive stock option and sells the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an incentive stock option after the Holding Period has been satisfied, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the Holding Period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below and other applicable requirements, Ore may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights

As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-qualified stock option (whether or not including a SAR), and Ore is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a non-qualified stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a SAR, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-qualified stock option or a SAR, and subject to the application of Section 162(m) of the Code and other applicable requirements, Ore may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee, assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a non-qualified stock option or a SAR, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of a non-qualified stock option or a SAR are transferred to the optionee subject to certain restrictions which constitute a substantial risk of forfeiture, then the taxable income realized by the optionee, unless the optionee elects otherwise under Code Section 83(b) as explained under "Restricted Stock" below, and Ore's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Securities Exchange Act may be such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-qualified stock option or SAR.

Restricted Stock

The recipient of an award of restricted stock will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common Stock at such time, and, subject to Section 162(m) of the Code and other applicable requirements, Ore will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to an award of restricted stock paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code and other applicable requirements, deductible as such by Ore. Notwithstanding the foregoing, the holder of an award of restricted stock may elect, under Section 83(b) of the Code and other applicable requirements, to be taxed at the time of grant of the restricted stock, based on the fair market value of the shares of Common Stock on the date of the award, in which case (i) subject to Section 162(m) of the Code, Ore will be entitled to a deduction at the same time and in the same amount; (ii) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by Ore; and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the restricted stock and is irrevocable.

Unrestricted Stock

The recipient of unrestricted stock will realize ordinary income in an amount equal to the fair market value of the stock at the date of grant, and Ore will be entitled to a corresponding tax deduction, subject to Section 162(m) of the Code and other applicable requirements.

Stock Units

The recipient of stock units will realize ordinary income for federal income tax purposes at the time of delivery of Common Stock in an amount equal to the fair market value of the Common Stock delivered, if the Common Stock is unrestricted stock.  If the Common Stock is restricted stock, the tax treatment of the restricted stock would be as described above under "Restricted Stock".  Ore will be entitled to a deduction in the same amount and same year as the income recognition by the recipient, subject to Code Section 162(m) and other applicable requirements.  Stock units are generally subject to FICA taxes when no longer subject to a substantial risk of forfeiture.

Performance Shares, Performance Units and Performance Awards

Tax treatment of the these awards would be the same as the tax treatment of the analogous type of grant provided under the award, e.g. stock option, SAR, restricted stock or stock unit.

Section 409A

It is intended that awards under the Plan be either exempt from or in compliance with Code Section 409A, which deals with taxation of nonqualified deferred compensation.  If an award subject to Code Section 409A fails to satisfy Section 409A, the recipient would generally be subject to federal income and employment taxation at the time the award is no longer subject to a substantial risk of forfeiture, a 20-percent excise tax and interest.

Tax Withholding

Awards to employees are generally subject to federal and employment tax withholding when includible in income for such purposes.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers.  Under IRS Notice 2007-49, based on revised SEC executive compensation disclosure rules, the individuals subject to Code Section 162(m) are the principal executive officer and the three highest compensated officers for the tax year other than the principal executive officer or principal financial officer within the meaning of such rules.  However, compensation that qualifies under Section 162(m) as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, Ore's ability to deduct compensation income generated in connection with the exercise of stock options granted by Committee under the Plan should not be limited by Section 162(m) of the Code. The Plan has been designed to provide flexibility with respect to whether restricted stock awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit.

The Plan is not qualified under Section 401(a) of the Code.

Inapplicability of ERISA

Based upon current law and published interpretations, Ore does not believe that the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote and Recommendation

The Board of Directors has concluded that the Plan is in the best interests of Ore and its stockholders and recommends that you vote “FOR” the approval of Proposal No. 3.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has re-appointed Ernst & Young LLP as Ore's independent registered public accounting firm for the year ending December 31, 2009, has appointed Ernst & Young LLP as Ore Holdings' independent registered public accounting firm for the year ending December 31, 2009, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Ore's and Ore Holdings' independent registered public accounting firm is not required by Ore's Bylaws, Ore Holdings' bylaws, or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm as Ore's and Ore Holdings' independent registered public accounting firm for the year ending December 31, 2009. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ore, Ore Holdings and their respective stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not considered “entitled to vote” and are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

INFORMATION ABOUT ORE AND ORE HOLDINGS

In the event that the reorganization is approved and finalized, Ore Holdings' consolidated financial condition and assets and liabilities will be substantially the same as that of Ore before the reorganization.  Accordingly, the below information about Ore will become applicable to Ore Holdings following the reorganization.  Therefore we have not included separate information regarding Ore Holdings.

Corporate History

Ore, headquartered in Gaithersburg, Maryland, is a pharmaceutical asset management company.   Ore was incorporated in September 1994 as a Delaware corporation and completed its initial public offering in 1997. Formerly named Gene Logic Inc., we changed our name to Ore Pharmaceuticals Inc. in December 2007. Our stock is traded on The NASDAQ Capital Market under the symbol “ORXE.”

Until 2006, our core business was licensing our proprietary genomics databases and software and providing related services. In 2006, following a strategic reevaluation of our business we embarked on a series of actions. In December 2006, we sold our preclinical testing services subsidiary (sometimes referred to as our Preclinical Division) to Bridge Pharmaceuticals, Inc. In December 2007, we sold the assets of our Genomics Division (the “Genomics Assets”) and the related name “Gene Logic” to Ocimum Biosolutions, Inc. (“Ocimum”). We retained certain technology and the right to use our genomics databases for the purposes of drug development and molecular diagnostics. In 2008, we focused our efforts on our drug repositioning and development business, which was based on certain drug indication-seeking technologies that we had previously acquired from Millennium Pharmaceuticals, Inc. (“Millennium”) and on the proprietary genomics databases and software we had developed. As part of this decision, in September 2008, we sold our molecular diagnostics subsidiary, DioGenix Inc., to Nerveda, Inc. Through our drug repositioning efforts, we identified potential new therapeutic uses for specific compounds.

 In late 2008, we discontinued further drug repositioning efforts to focus on developing certain of these  compounds for the new uses.

Our Business

Ore Pharmaceuticals Inc. is a pharmaceutical asset management company.  We acquire interests in pharmaceutical assets whose value, we believe, we can significantly enhance through targeted development, with the goal of then monetizing these assets through a sale or out-licensing.  In order to fund these activities, we intend to source third-party financing using alternative investment vehicles designed to align the investment profile of each program with the interests of its direct investors, as well as Ore stockholders.

We are establishing a business model under which Ore will earn program management advisory fees, as well as retain substantial economic interests in successful programs.  Our goal is to create an investment-driven, investor returns-focused organization with the appropriate corporate structure and skill sets to execute on our strategy.  To this end, we have assembled a management team with three key areas of expertise: clinical development, public- and private-market healthcare finance and pharmaceutical business development.

Initially we will focus on developing and monetizing our current portfolio, which includes four clinical-stage compounds in-licensed from major pharmaceutical companies. Each of these compounds have already been tested in preclinical and early- stage clinical testing by the original developer and have demonstrated an acceptable safety profile.  Therefore, we believe that our drug candidates have a higher likelihood of clinical success than the drug candidates typically under development at small drug development companies. Under the supervision of our Senior Vice President for Clinical Development, our drug development efforts are generally performed by outsourced contractors and consultants.

We are evaluating our lead compound, ORE 1001, as a potential treatment for Inflammatory Bowel Disease (IBD).  IBD is a severe gastrointestinal condition that is estimated to affect as many as one million patients in the United States and up to four million patients worldwide.  We expect to initiate a Phase Ib/IIa clinical trial in patients with ulcerative colitis – one of the two main disorders comprising IBD – in the second half of 2009.

Although our financial resources are presently limited, we have made and continue to make significant changes to reduce our rate of cash usage, while maintaining our business objectives. In 2009, we expect to outsource additional administrative functions as we continue efforts to reduce our employee headcount and related rate of cash usage.

We are constantly evaluating our existing strategies, as well as new strategies for the purpose of generating near and long term revenues and earnings for our company.  These include, but are not limited to, drug product development, establishment and management of affiliates or subsidiaries engaged in drug development, acquisition or licensing of development stage and marketed drug products either directly or through affiliates or subsidiaries, acquisition of operating companies, and other new strategies.

Our Portfolio of Drug Candidates

We currently have four drug candidates for which we have development rights for new uses we discovered. All of these drug candidates have undergone extensive preclinical safety testing and have, at the very least, been through early-stage human clinical trials. Using our drug repositioning technology, we found potential alternate uses for these drug candidates that our drug repositioning partners had not previously investigated. Since these drug candidates have already been in early stage clinical testing, we believe we can quickly move these drug candidates back into clinical development, enabling us to efficiently determine their potential for their newly discovered indications.

Our right to develop each of our drug candidates resulted from a commercial arrangement with our drug repositioning partners (see “Contractual Arrangements” below). Under these arrangements, we are obligated to pay to such partners certain success-based milestones during clinical development, as well as royalties on future commercial sales. We are seeking to obtain development rights to several other compounds for which we identified new uses from our drug repositioning and development partnership agreements.

ORE1001

Our lead drug candidate and the primary focus of our scientific efforts is ORE1001, which we are developing for the treatment of inflammatory bowel disease (“IBD”). In December 2008 we completed a multiple ascending dose Phase I clinical trial in the United States that demonstrated an acceptable safety profile for continued development. We are planning to initiate a Phase Ib/IIa clinical trial for ulcerative colitis in the second half of 2009 that we expect to have completed in the third quarter of 2010.

Background on ORE1001

In 2006, we acquired the rights to develop ORE1001 from Millennium. Through extensive analysis, we have identified potential new therapeutic uses for this drug candidate to treat IBD and other gastrointestinal diseases and conditions.

ORE1001 is a potent inhibitor of the ACE2 enzyme, whose substrates include several bioactive peptides. We have broadly analyzed ORE1001’s action, as well as its disease-specific expression in human tissue samples. Our animal models indicate that ORE1001 reduces signs of injury and inflammation in experimental colitis, gastritis and gastric ulcer. In a particular model, our drug candidate reduced the severity of histological lesions and was observed to target colon tissue. In another model, ORE1001 reduced gastric damage scores induced by non-steroidal anti-inflammatory drugs.

In 2002, ORE1001 was tested by Millennium in a single ascending dose Phase I clinical study in the United Kingdom. Results of that clinical trial indicated that the drug candidate was well-tolerated up to the highest dose tested. In June 2008, we filed an investigational new drug (“IND”) application with the U.S. Food and Drug Administration (“FDA”) for ORE1001 (see “Drug Development” below). Following clearance of the IND and to confirm ORE1001’s safety profile in humans, we commenced clinical testing of ORE1001 in September 2008 in a multiple ascending dose Phase I clinical trial. This study was a blinded, placebo-controlled study in 32 healthy volunteers that studied the effects on subjects of multiple ascending doses. The drug candidate was orally administered for 14 days. Results of that trial showed that the drug candidate was well tolerated by humans, with no serious adverse events observed.

We are currently preparing protocols and manufacturing sufficient quantities of ORE1001 in anticipation of initiating a Phase Ib/IIa clinical trial in the second half of 2009. This trial will be designed to study additional safety aspects, as well as the effectiveness of ORE1001 in the treatment of ulcerative colitis. We expect results of this study to be available in the third quarter of 2010.

Therapeutic Opportunity – Inflammatory Bowel Disease

IBD consists of two categories of disease: ulcerative colitis (“UC”) and Crohn’s disease (“CD”). These are conditions that are characterized by intermittent, relapsing intestinal inflammation. UC tends to occur in the terminal portions of the digestive tract, and CD can occur anywhere in the digestive tract. Most patients diagnosed with IBD are believed to have UC or CD and the remaining fifteen percent (15%) have “indeterminate colitis” with symptoms that fall between CD and UC. The clinical trial for ORE1001 that we are preparing to initiate  will focus on treatment of UC; however, we have preliminary evidence that ORE1001 may also be useful in the treatment of CD.

UC is characterized by diffuse inflammation affecting the mucosal and submucosal layers of the colon that typically is most intense in the rectum and can extend into the colon. In about a third of UC patients, the entire large bowel is affected. The inflammation can result in ulcerations that can lead to bloody diarrhea. Current therapies do not appear to cure the disease or prevent future recurrences. Chronic inflammation increases the risk of colon cancer, making surveillance for dysplasia (a form of pre-cancer) necessary even if the actual inflammatory disease remains in remission.

CD is more varied in its inflammatory process and clinical manifestations. Typically, inflammation affects all layers (referred to as transmural inflammation), in contrast to the superficial inflammation found in UC. Unlike UC, where the inflammatory process is typically diffuse and continuous in extent, CD inflammation may be patchy and segmental. Symptoms can reflect the inflammation itself or the scarring that can result (fibrostenotic disease). Often the gastrointestinal tract becomes obstructed at the affected site. In many patients, the transmural inflammation can result in pathologic connections between the intestine and a variety of structures, including other parts of the GI tract, the bladder and the skin (most commonly in the perineal or perianal region). While CD can result in a wide range of symptoms, patients can experience a combination of abdominal pain, diarrhea and weight loss. In pediatric patients, lack of growth is a particularly common manifestation. In addition to symptoms related directly to gastrointestinal tract function, a significant minority of patients with either UC or CD also experience manifestations outside the intestinal tract due to associated inflammation affecting the skin, eyes, joints, liver and bile ducts. Although specific episodes or complications of CD can respond to available drugs or surgical intervention, none are curative, and the disease is life-long.

Worldwide, there are estimated to be four million patients diagnosed with IBD; approximately one million of these patients are in the United States. With typical onset in childhood or early adulthood, these disorders cause many decades of pain and suffering and result in significant lost productivity, in addition to the direct costs of medical and surgical care.

The burden on the U.S. healthcare system alone is significant; IBD is one of the five most prevalent gastrointestinal diseases in the United States, with an overall health care cost estimated at more than $1.7 billion. This chronic condition commonly requires a lifetime of care after diagnosis. Each year in the United States, IBD accounts for over 700,000 physician visits, 100,000 hospitalizations and disability in 119,000 patients. Over the long term, approximately 75% of patients with CD and 25% of those with UC will require surgery.

Limitations of Current IBD Treatments

Existing therapies present significant concerns in efficacy, safety and dosing. Although a variety of medications are available that can control inflammation and relieve the resulting symptoms, none provide fully effective treatment, and almost all are associated with the risk of serious side effects. Surgical intervention plays a key role in the management of some patients. However, even with surgery, recurrence of IBD over time is likely. If approved for use, ORE1001 has the potential to offer long-term therapeutic relief of the serious symptoms exhibited by patients with IBD with less adverse side effects than current medications.

Potential Therapeutic Opportunity – Radiation Enteritis

In addition to IBD, we are also investigating use of ORE1001 for the treatment of radiation enteritis (also known as radiation enteropathy), a common adverse side-effect of radiation therapy for cancer where the mucosal lining of the intestine is damaged by cytotoxic radiation. An early pilot study testing ORE1001 in a radiation enteritis animal model showed positive results; however, it is still too early to determine whether ORE1001 could be developed in this indication.

Commercialization Opportunities

As we proceed with our early-stage clinical testing, we are actively seeking to enter into an arrangement with one or more third parties that would conduct or finance later-stage clinical development and commercialization of ORE1001.

ORE10002

In 2009, we acquired development and commercialization rights for ORE10002 from H. Lundbeck A/S (“Lundbeck”). Lundbeck had previously conducted phase II clinical trials of ORE10002 and was developing the compound in the area of depression.  Lundbeck ceased development of ORE10002 for reasons other than safety.

As part of our drug repositioning program, we discovered that ORE10002 has potent anti-inflammatory activities that we believe may make of the compound attractive in several inflammation-based conditions.  Lundbeck has an extensive package of preclinical and clinical development data related to ORE10002.  We are currently awaiting receipt of that information from Lundbeck prior to making any further decisions about the specific development indications or timing.

Tiapamil

In 2008, we acquired development and commercialization rights for tiapamil from F. Hoffman La Roche Ltd. (“Roche”). Also as part of our drug repositioning program, we discovered that tiapamil activates a major regulatory protein in the brain, an activity for which this drug candidate and its class of L-type calcium channel antagonists had not been previously developed. We have thus identified potentially novel therapeutic uses for tiapamil in certain central nervous system diseases, particularly focused on cognition and memory.

Development of tiapamil was discontinued by Roche in 1986 for reasons other than safety after completing Phase II trials in hypertension, dysrhythmia and angina pectoris. Based on the results of our early preclinical studies, we intend to develop tiapamil for the most appropriate of several potential indications. Additional preclinical work will likely be necessary to assist in this determination prior to filing an IND with the FDA. We have not yet determined when we will make such a filing.

The composition of matter patents (see “Intellectual Property Rights” below) for tiapamil that were filed by Roche have expired; however, we have filed provisional method-of-use patent applications for tiapamil based on our preclinical discoveries. Because tiapamil has never been made available commercially, we expect that any issued patents resulting from our patent applications would adequately protect a developer in the marketplace from generic competition for the remainder of such patents’ life.

Romazarit

In 2008, we also acquired development and commercialization rights from Roche for the clinical-stage drug candidate romazarit. Through our repositioning analysis, we identified potentially novel therapeutic uses for romazarit in metabolic diseases and subsequently observed lowered lipid levels, weight and glucose levels in preclinical testing, which could allow this drug candidate to be developed for the treatment of metabolic indications such as obesity.

Development of romazarit was discontinued by Roche in 1990 for reasons other than safety during Phase II trials for rheumatoid arthritis. Based on our preclinical efforts, we intend to develop romazarit for a metabolic indication, although we expect that some limited preclinical work will be necessary to assist in delineating the appropriate development path and prior to filing any IND with the FDA.

The composition of matter patents for romazarit have also expired; however, we have filed provisional method-of-use patent applications for romazarit based on the results of our preclinical analysis. Because romazarit has never been made available commercially, we expect that any issued patents resulting from our patent applications would adequately protect a developer in the marketplace from generic competition for the remainder of such patents’ life.

Drug Development

Today, drug development in the United States generally consists of the following steps:

•	Discovery. Discovery is the process of identifying new biological targets and the compounds that can affect them. Targets must be identified, prioritized and validated.

•
Preclinical Testing.  Compounds that are being considered as drugs are studied in the laboratory and in animal studies to determine if the compound will have an acceptable safety profile and if it will be effective in treating the targeted disease or condition (i.e. show efficacy in treatment). For certain diseases, animal models may exist which may predict human efficacy.

•
Investigational New Drug ("IND") Application.  After completing preclinical testing, an IND application is filed with the FDA for permission to test the compound in humans. The IND application includes the results of any animal studies and any other relevant safety and efficacy data.

•
Clinical Trials.  These trials consist of a series of increasingly complex and costly studies (Phase I, II and III) designed to show the effect of drug candidates administered to human subjects that ultimately can involve up to several thousand patients over a multi-year period.

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Phase I Trials.  Represents the initial introduction of an investigational new drug into a small number of healthy human subjects to test for safety concerns and possible adverse effects, dosage tolerance, absorption, biodistribution, metabolism, excretion and clinical pharmacology. These trials may also potentially provide early indications of efficacy. In some instances, a slightly more advanced Phase Ib study can be used as a “proof of concept,” or confirmation of the drug developer’s hypothesis.

º
Phase II Trials.  Includes early, controlled, small-scale clinical studies conducted to obtain initial data on the efficacy of the drug, to determine dose tolerance and optimal dose range and to gather additional information relating to safety and potential adverse effects. Phase II studies are sometimes divided into Phase IIa and Phase IIb. Phase IIa is designed to assess “proof of concept” (i.e. does the drug demonstrate the intended therapeutic effect), as well as dosing requirements (how much drug should be given), and Phase IIb is specifically designed to study efficacy (how well the drug works at the prescribed doses).

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Phase III Trials.  Consists of clinical trials involving substantially larger groups of subjects and longer testing after initial evidence of effectiveness of the drug has been obtained in Phase II. These trials also gather additional information about effectiveness and safety needed to evaluate the overall benefit-risk relationship of the drug. Phase III studies usually include several hundred to several thousand people and may be conducted over multiple years. As Phase III trials are the most expensive of the clinical trials, with costs frequently in excess of $50 million and in some cases more than $100 million, smaller companies often attempt to out-license their drug candidates prior to Phase III trials.

•
New Drug Application ("NDA") and Approval.  Following successful completion of clinical trials, the developers are required to file NDA applications with the FDA for its approval to allow commercial manufacture, marketing and sale of the drug (referred to as commercializing the drug). This process can also be both extensive and burdensome and the FDA can request additional testing.

Business Development

Our business development primarily consist of identifying compounds that we consider attractive for in-licensing as well as third parties potentially interested in licensing or acquiring our drug candidates. Additional efforts are directed at out-licensing non-core assets such as portions of our intellectual property portfolio or preclinical stage compounds.

It may take a considerable period of time for us to be able to complete a commercial arrangement. We don’t expect that we will be able to complete any arrangement for our lead candidate, ORE1001, until we complete the anticipated Phase Ib/IIa clinical trial in the third quarter of 2010.

In 2008, we approached what we believe to be the majority of companies who may have a therapeutic interest in the gastrointestinal disease market. We received indications of interest from a number of these companies, and have kept such interested companies aware of our progress. In 2009, we expect to continue to have additional communications and discussions with companies interested in ORE1001.

Research & Development

Research and development expenses for the years ended 2008 and 2007 were $9.7 million and $10.3 million, respectively. In 2007, our research and development expenses primarily consisted of costs associated with our discontinued drug repositioning business. In 2008, our research and development expenses primarily related to the development of ORE1001.

Contractual Arrangements

We obtained rights to ORE1001 from Millennium, to ORE10002 from Lundbeck and to romazarit and tiapamil from Roche.

Under the terms of a Compound Transfer and Development Agreement with Millennium dated July 26, 2006, we obtained broad rights to develop and/or outlicense ORE1001 in any disease indication, except for oncology diseases. Under the agreement, we, or any successor that ultimately develops ORE1001, would be obligated to make certain milestone payments to Millennium based on the achievement of the following milestones:

•	upon completion of Phase IIa clinical trials;
•	upon initiation of Phase III clinical trials; and
•	upon first obtaining regulatory approval to market the drug.

In addition, the developer of ORE1001 will be obligated to make royalty payments to Millennium equal to a percentage of net commercial sales of approved products containing ORE1001. The term of this agreement extends to the life of any of our valid patents for ORE1001.

Under the terms of a Transfer and Development Agreement with Lundbeck dated June 26, 2009, we obtained rights to develop and/or out-license ORE10002 in any disease indication, other than CNS diseases and indications.  Under the agreement, we, or any successor that ultimately develops ORE10002, would be obligated to make certain milestone payments to Lundbeck based on achievement of the following milestones:

•	upon establishing efficacy in a Phase II clinical trial;
•	upon commencement of a Phase III clinical trial;
•	upon obtaining US marketing approval;
•	upon obtaining European marketing approval.

In addition, the developer of ORE10002 will be required to make royalty payments to Lundbeck equal to a percentage of worldwide net sales or an approved product containing ORE10002.  The term of this agreement extends to the later of, (i) ten years from the effective date of the agreement; (ii) the last to expire claim in the patents that cover ORE10002 or; (iii) the end of the royalty term.

Under the terms of the Drug Indication Evaluation and Development Agreement with Roche dated December 5, 2005, and amended on June 13, 2008, we obtained rights to develop and/or out-license romazarit and tiapamil. Under the agreement, we, or any successor that ultimately develops either tiapamil or romazarit, would be obligated to make certain milestone payments to Roche based on the achievement of the following milestones:

•	upon filing or reactivation of an IND;
•	upon preliminary efficacy established in first Phase II clinical trial;
•	upon initiation of Phase III clinical trials; and
•	upon obtaining regulatory approval to market the drug in the United States, Europe and/or Japan.

In addition, the developer of either tiapamil or romazarit will be obligated to make royalty payments to Roche equal to a percentage of net commercial sales of approved products containing such drug candidates. The term of this agreement extends to the life of any of our valid patents for tiapamil or romazarit, as the case may be.

Competition

Currently, there are many small pharmaceutical and biotechnology companies developing drugs. In many instances, these companies may not have the experience or resources necessary to bring a compound through the full clinical and regulatory process to obtain marketing approval and thus must seek assistance from larger companies. Recently, difficult economic conditions and the difficulties smaller companies have in obtaining capital appear to be causing more of these smaller companies to seek such assistance earlier in the development process. We compete with these companies to make commercial arrangements with larger, more well-established, companies.

In addition, we expect to see competition from both manufacturers of existing drugs and drugs currently in development to treat patients afflicted with diseases or conditions that can be treated with our drug candidates. Products in this market will be differentiated based on cost, effectiveness, dosage sizes, side effects and interaction with other therapies and drugs. Companies such as Proctor & Gamble Pharmaceuticals, Pfizer, Inc., Salix Pharmaceuticals Ltd. and Centocor Ortho Biotech Inc. currently market drugs that we anticipate would compete with ORE1001 for the treatment of IBD. We believe that the following companies are currently developing drugs that, if approved, would also compete with ORE1001 for IBD treatment:  Bristol-Myers Squibb Company, Takeda Pharmaceutical Company Ltd., DanioLabs Ltd., BioLineRx, Ltd., Cosmo Pharmaceuticals S.p.A., AGI Therapeutics PLC and SLA Pharma AG. There may be other drugs in development for IBD treatment of which we are not aware.

Suppliers

We outsource a number of technical activities to achieve our business goals. These activities include performing preclinical and clinical testing, compound manufacturing and designing clinical protocols that meet FDA and other regulatory standards. We have entered into contractual arrangements with experienced professional consultants to provide advice and assist in meeting various regulatory requirements while we seek to conduct clinical trials for ORE1001. We also have a manufacturing agreement to provide sufficient quantities of ORE1001 for our clinical testing needs. Finally, we have service arrangements with a number of clinical research organizations to design the protocols, identify clinical facilities to recruit participants and conduct trials and to manage and oversee the actual conduct of clinical trials for ORE1001. Because there is an adequate supply of other providers who could perform the services provided by our suppliers, we do not believe that we are dependent on any of our suppliers.

Intellectual Property Rights

As of December 31, 2008, we own or have license rights to 36 issued patents, 21 of which are United States patents, and 47 patent applications, 23 of which are United States utility (non-provisional) or provisional patent applications. Of such patents and patent applications, 6 US patents and 9 patent applications relate to ORE1001 and 6 US patents and 11 patent applications relate to the other drug candidates in our portfolio. The remaining patents relate to programs or technologies that we expect to out-license, assign or abandon in 2009. At this time, we believe that, in particular, only the patent applications related to new indications of usage for ORE1001 (and the in-licensed rights to Millennium patents and patent applications for ORE1001) are material to our business. The patents and patent applications associated with our drug candidates generally fall into two categories: composition of matter patents and method-of-use patents.

Composition of Matter Patents

Typically, patents on new compounds are filed before or during the discovery stages of development, when lead compounds are identified as prospective drugs. These are typically composition of matter patents that set forth the invention of a compound described by its chemical composition and other physical or behavioral properties. These patents often claim initially-conceived methods for using the compound. When granted, any commercial use of the compound would likely infringe such patents and thus they provide full protection against generic manufacturers or developers of alternate uses.

Method-of-Use Patents

By contrast, method-of-use patents describe discoveries of new potential uses of pre-existing compounds, but do not claim the invention of the compound itself. These patents provide protection against infringement by other parties that may seek to use a compound in a way that is claimed in the patent, even if that compound’s composition of matter patent has expired. In this situation, while it may not be infringement to manufacture and sell a particular approved drug that is off patent (i.e. no longer protected by a composition of matter patent), it is likely to be infringement to sell the drug marketed for a use described in a valid method-of-use patent. A perceived industry risk with method-of-use patents is that, without infringing such patents, generic manufacturers can market and sell approved pharmaceuticals for other uses that are not covered by the method-of-use patents; however, doctors may prescribe such generic products for the uses that are claimed by the method-of-use patents. In the cases of our drug candidates, these drugs have not been approved for any use; thus, generic companies seeking to sell and market our drug candidates simply because composition of matter patents have expired would have to go through lengthy clinical trials and approval processes in order to bring these drug candidates to market for any use that would not otherwise infringe our method-of-use patents.

We also have licenses granting us exclusive rights in particular issued composition of matter patents and patent applications for ORE1001 that are currently owned by Millennium. Pursuant to these licenses with Millennium, which expire only when the patent life ends, we have the right to participate in the prosecution and other strategic decisions for these patents and patent applications.

Patents and patent applications associated with our drug candidates are the primary method for protecting our intellectual property rights. For intellectual property rights that are not eligible for patent protection, we rely on confidentiality agreements and other trade secret protection measures to protect our interests. We take security measures to protect our proprietary know-how and technologies and confidential data and information, including requiring all employees and consultants to enter into confidentiality agreements. In arrangements with third parties (including suppliers) that require the sharing of know-how and other confidential information, our policy is to make available only such information as is relevant to our agreements with such parties, subject to appropriate contractual restrictions, including requirements for them to maintain confidentiality and use such information solely in accordance with our agreement. However, such measures may not adequately protect our information.

In connection with the sale of our Genomics Assets, we also obtained a perpetual, royalty-free license to the genomics databases we had developed by our former Genomics Division that allow us to use such databases, in the form they existed as of the date of sale, for drug development.

Additional Government Regulation

As described above, our preclinical and clinical activities are regulated by the FDA. In addition we use third-party manufacturers to produce ORE1001. These third party manufacturers are subject to FDA regulations and inspections. Also, new government requirements may be established that could delay or prevent our drug candidates from further clinical development.

We previously maintained laboratory space in Cambridge, Massachusetts, which subjected us to a variety of national, state and local laws and regulations.  However, due to our changed business strategy we determined to use outside contractors to perform our laboratory work, and we no longer operate any laboratories.  The sublease on our laboratory space expired on June 30, 2009.

The regulations of the United States Department of Transportation and the United States Postal Service apply to the transportation of laboratory specimens via surface and air.

The Occupational Safety and Health Administration has established extensive requirements relating to workplace safety, which require us to follow certain procedures, including providing ongoing training and proper equipment for employees working in our facilities. Our employees receive training focusing on compliance with applicable hazardous materials regulations and health and safety guidelines.

Seasonality

Our business is not subject to predictable seasonal variation.

Human Resources

As of August 1, 2009, we had 6 full-time employees, all of whom reside within the United States. Most of our employees are engaged directly in the management and administration of the Company. None of our employees are covered by collective bargaining agreements, and management considers relations with our employees to be good.

Available Information

We maintain an Internet site at www.orepharma.com. However, material contained on our Internet site is not incorporated by reference into this proxy statement/ prospectus. We make available free of charge on or through our Internet site our SEC filings, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports we file or furnish pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

Description of Properties

The following table sets forth information regarding the principal facilities that we lease and sublease, the location and approximate size of each leased or subleased space and their designated use. We believe that these facilities are in good condition and are sufficient to meet our business needs for the foreseeable future.

Location	Approximate Square Footage	Operation	Type of Holding	Expiration
Gaithersburg, MD.	5,108	Office	Sublease	2013

Cambridge, MA.	4,077	Office	Lease	2012

	9,185

In the second quarter of 2009, the Company vacated substantially all of its Gaithersburg, Maryland facility.

Legal Proceedings

We are not currently a party to any legal proceedings that would have a material adverse effect on our financial condition or results of operations.

Market for Ore's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Ore's Common Stock is currently traded on The NASDAQ Capital Market under the symbol “ORXE”. Prior to August 3, 2009, it traded on The NASDAQ Global Stock Market and prior to January 3, 2008, it traded under the symbol “GLGC.” The following table sets forth information regarding the high and low closing prices* for our Common Stock, for the periods indicated:

Year Ending December 31, 2009	High	Low
First Quarter	$0.58	$0.30
Second Quarter	$0.63	$0.37

Year Ended December 31, 2008
First Quarter	$4.50	$2.40
Second Quarter	$2.85	$1.31
Third Quarter	$1.40	$0.73
Fourth Quarter	$0.96	$0.48

Year Ended December 31, 2007
First Quarter	$12.60	$7.65
Second Quarter	$12.50	$6.25
Third Quarter	$7.00	$5.90
Fourth Quarter	$6.10	$3.80

* All closing prices shown in the table reflect the one-for-five reverse stock split approved by our stockholders on May 23, 2008.

On September 1 , 2009, the last reported sale price for our Common Stock on The NASDAQ Capital Market was $ 0.54 .  On August 13, 2009, the date immediately prior to the public announcement of the Reorganization, the last reported sale price for our Common Stock on The NASDAQ Capital Market was $0.60.  As of August 1, 2009, there were approximately 226 holders of record of our Common Stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations Overview

Overview

Ore Pharmaceuticals Inc. is a pharmaceutical asset management company.  We acquire interests in pharmaceutical assets whose value, we believe, we can significantly enhance through targeted development, with the goal of then monetizing these assets through a sale or out-licensing.  In order to fund these activities, we intend to source third-party financing using alternative investment vehicles designed to align the investment profile of each program with the interests of its direct investors, as well as Ore stockholders.

We are establishing a business model under which Ore will earn program management advisory fees, as well as retain substantial economic interests in successful programs.  Our goal is to create an investment-driven, investor returns-focused organization with the appropriate corporate structure and skill sets to execute on our strategy.  To this end, we have assembled a management team with three key areas of expertise: clinical development, public- and private-market healthcare finance and pharmaceutical business development.

Initially we will focus on developing and monetizing our current portfolio, which includes four clinical-stage compounds in-licensed from major pharmaceutical companies: ORE1001, our lead candidate; ORE10002; ORE5002 (tiapamil) and; ORE5007 (romazarit).  Each of these compounds has been successfully tested for safety in human clinical trials.  We are currently in negotiations to secure rights to develop additional compounds to expand and diversify our portfolio; however, there can be no assurances that we will be able to conclude these transactions.

We are evaluating our lead compound, ORE 1001, as a potential treatment for Inflammatory Bowel Disease (IBD).  IBD is a severe gastrointestinal condition that is estimated to affect as many as one million patients in the United States alone.  In December 2008, we completed a multiple ascending dose human tolerability Phase I clinical trial for ORE1001. Results of that trial showed that the drug candidate was well tolerated, with no serious adverse effects observed.  We expect to initiate a Phase Ib/IIa clinical trial in patients with ulcerative colitis – one of the two main disorders comprising IBD – in the second half of 2009.  Successful completion of this clinical trial should enable us to either out-license the compound on terms more favorable to us or attract additional financing. However, there can be no assurance that we will be able to do so.

We also plan to continue to exploit our portfolio of other drug candidates. However, further development of our other clinical candidates will be based upon availability of resources and financing.  We continue to actively explore a variety of commercial and financial arrangements to further fund the long-term development of these compounds and of our business.

We have incurred net losses in each year since our inception, including losses of $22.5 million in 2008 and $34.7 million in 2007.  At June 30, 2009, we had an accumulated deficit of $378.5 million.  Our losses have resulted principally from costs incurred by our ongoing business, as well as businesses we have sold.  We expect to incur additional losses in the future.

Results of Operations

With the completion of the sale of our Genomics Assets in December 2007, the Genomics Division has been classified as a “Discontinued Operation” for historical financial statement purposes.  Our remaining continuing operations consist of our drug asset development business.  Expenses for our molecular diagnostic business, which we sold in 2008, are also included in our operating expenses from continuing operations; however, these expenses and associated assets are not considered material to us.  There was no revenue from our molecular diagnostics business.

Years Ended December 31, 2008 and 2007

Revenue. Revenue from continuing operations was $2.0 million in 2008 compared to $1.6 million in 2007.  During 2008, two customers accounted for 97% of our revenue from continuing operations.  During 2007, one customer accounted for 94% of our revenue from continuing operations.  The 2008 revenue primarily resulted from $1.5 million from a licensing agreement for certain technology unrelated to our core drug development business and $0.4 million from the achievement of milestones under a drug repositioning and development partnership agreement.  The 2007 revenue primarily resulted from $1.5 million from the licensing agreement referred to above.  We expect future revenue to be derived primarily from commercial arrangements for our drug candidates in our portfolio, including our lead drug candidate ORE1001 (that would occur no sooner than 2010).

Research and Development Expense. Research and development expenses, which now consist primarily of costs associated with the further development of ORE1001, decreased to $9.7 million in 2008 from $10.3 million in 2007.  The decrease was primarily due to $1.9 million in lower employee and laboratory related costs, partially offset by $1.6 million in increased third-party costs for further development of ORE1001.  For 2009, we expect research and development expenses to decrease significantly as a result of our workforce reductions.

Selling, General and Administrative Expense. Selling, general and administrative expenses from continuing operations, which consist primarily of sales, marketing, accounting, legal, human resources and other general corporate expenses, increased to $12.7 million in 2008 from $11.1 million in 2007.  The increase is largely due to increased professional services associated with strategic planning (including $0.9 million related to exploring a specific strategic alternative), the Share Purchase and our reverse split of Ore's shares and $0.4 million of expense related to the Share Purchase.  This increase was partially offset by lower employee-related expenses.  For 2009, we expect selling, general and administrative expenses to decrease significantly as a result of our workforce reductions.

Net Interest Income. Net interest income decreased to $0.8 million in 2008 from $2.0 million in 2007, due to the decline in the balance of our cash and cash equivalents and marketable securities available-for-sale and decreases in our rates of return on investments.

Write-down of Equity Investment. In 2008, we recorded a $3.0 million write-down of the remaining book value of our investment in Xceed Molecular (“Xceed”, formerly MetriGenix Corporation), due to an other-than-temporary decline in its estimated fair value.

Gain on Sale of DioGenix Inc. In 2008, we sold our wholly owned subsidiary, DioGenix Inc., which was our molecular diagnostics business, and recorded a gain on the sale of $0.1 million.

Three Months Ended June 30, 2009 and 2008

Revenue.  We had less than $0.1 million of revenue for the three months ended June 30, 2009 compared to $1.0 million for the three months ended June 30, 2008.  During the three months ended June 30, 2008, our revenue resulted primarily from a licensing agreement for certain technology unrelated to our pharmaceutical asset management business.

Research and Development Expense. Research and development expenses, which now consist almost entirely of costs associated with the further development of ORE1001, decreased to $0.6 million for the three months ended June 30, 2009 from $3.4 million for the same period in 2008.  The decrease is primarily a result of lower employee and facility-related costs due to our significant workforce reductions and lower third-party costs for the further development of our lead compound, ORE1001.  For 2009, we expect a significant decrease in research and development expenses over 2008, primarily as a result of workforce reductions.

Selling, General and Administrative Expense. Selling, general and administrative expenses, which now consist primarily of accounting, legal, human resources and other general corporate expenses, decreased to $2.0 million for the three months ended June 30, 2009 from $2.5 million for the same period in 2008 primarily as a result of lower employee costs due to our significant workforce reductions, partially offset by $0.7 million of facility-related lease abandonment costs (see Note 6).  For 2009, we expect a significant decrease in selling, general and administrative expenses over 2008, primarily as a result of workforce reductions.

Net Interest Income. Net interest income decreased to $0.1 million for the three months ended June 30, 2009 from $0.2 million for the same period in 2008, due to the decline in the balance of our cash and cash equivalents and marketable securities available-for-sale and a decrease in our rates of return on investments.

Six Months Ended June 30, 2009 and 2008

Revenue.  We had less than $0.1 million of revenue for the six months ended June 30, 2009 compared to $1.8 million for the six months ended June 30, 2008.  During the six months ended June 30, 2008, our revenue resulted primarily from a licensing agreement for certain technology unrelated to our pharmaceutical asset management business.

Research and Development Expense. Research and development expenses, which now consist almost entirely of costs associated with the further development of ORE1001, decreased to $1.6 million for the six months ended June 30, 2009 from $6.2 million for the same period in 2008.  The decrease is primarily a result of lower employee and facility-related costs due to our significant workforce reductions.

Selling, General and Administrative Expense. Selling, general and administrative expenses, which now consist primarily of  accounting, legal, human resources and other general corporate expenses, decreased to $4.3 million for the six months ended June 30, 2009 from $7.7 million for the same period in 2008 primarily as a result of lower employee costs due to our significant workforce reductions, reduced professional fees relating to strategic planning and the absence of $0.4 million of expense related to the purchase of shares from a former director that occurred in 2008, partially offset by $0.4 million in net facility-related lease abandonment costs in 2009.

Net Interest Income. Net interest income decreased to $0.2 million for the six months ended June 30, 2009 from $0.5 million for the same period in 2008, due to the decline in the balance of our cash and cash equivalents and marketable securities available-for-sale and a decrease in our rates of return on investments.

Liquidity and Capital Resources

Historically, we have financed our operations through the issuance and sale of equity securities, payments from customers and sales of parts of our business and assets from time to time.  As of June 30, 2009, we had approximately $4.6 million in cash and cash equivalents, compared to $10.8 million as of December 31, 2008, $17.8 million as of June 30, 2008, and $32.8 million as of December 31, 2007.

Net cash used in operating activities from continuing operations increased to a negative $20.3 million in 2008 from a negative $17.7 million in 2007, primarily due to our increased net loss from continuing operations in 2008. Net cash used in operating activities decreased to a negative $6.1 million for the six months ended June 30, 2009 from a negative $12.5 million for the same period in 2008, primarily due to our reduced net loss for the six months ended June 30, 2009.  Based on current expectations of cash usage and collection of outstanding notes, we presently anticipate that we will have sufficient cash to operate through late 2010, including the costs of initiating and completing the Phase Ib/IIa clinical trial for ORE1001, which is expected to begin in the second half 2009 and to be completed in the third quarter of 2010.  We currently expect our operating cash usage for the third quarter of 2009 to be lower than that of the second quarter. We also expect our operating cash usage for the fourth quarter of 2009 to be significantly lower than in the third quarter.

Our investing activities during 2008 and 2007, other than proceeds and payments relating to our discontinued operations and the sale of DioGenix Inc., consisted primarily of purchases and sales of marketable securities available-for-sale and the sale of laboratory equipment to Agios Pharmaceuticals Inc.   For the six months ended June 30, 2009, our investing activities were not significant.

In connection with the 2008 sale of DioGenix Inc. to Nerveda, Inc., the balance of the purchase price is due pursuant to a $0.8 million interest bearing promissory note, with receipt of two principal payments of $0.4 million plus interest due December 2009 and June 2010, subject to acceleration in certain events.

In 2008, we assigned our lease in Cambridge, Massachusetts, but remain liable under the lease in the event of the assignee’s default.  The lease expires in August 2013 and at June 30, 2009, the total remaining amounts due under the lease for the balance of the term is $4.7 million.

In connection with the 2007 sale of our Genomics business to Ocimum, the balance of the sales price is now due pursuant to a $3 million interest bearing promissory note of which 50% was due August 1, 2009, and the remaining balance in September 2009.  To date, we have received payments from Ocimum of $1.5 million under the note.

In connection with the 2006 sale of our Preclinical Division to Bridge Pharmaceuticals, Inc. (“Bridge”), less than $0.1 million of the sales price remains in escrow pending resolution between the parties.  We continue to guarantee two leases now held by Bridge.  The leases expire in February 2011 and December 2013 and at June 30, 2009, the total remaining amounts due under the leases for the balance of the terms is $0.9 million and $3.2 million, respectively.

Our financing activities for the six months ended June 30, 2008 consisted of the purchase of shares from a former director for $3.0 million.

In the second quarter of 2009, we received a notice requiring repayment of all amounts potentially due under a loan and a grant agreement with the State of Maryland that total $0.7 million.  We have recorded the amounts due under the loan and grant agreement within current portion of long-term debt and other accrued expenses.  We are in discussions with the State of Maryland concerning the terms of potential repayment of this amount.

We believe that existing cash and cash equivalents, the anticipated receipt of approximately $2.3 million remaining principal relating to the promissory notes from Ocimum and Nerveda and our ongoing realignment and cash conservations efforts, will enable us to support our operations through late 2010, including the costs of initiating and completing the Phase Ib/IIa clinical trial for ORE1001, which is expected to be completed in the third quarter of 2010.  However, there can be no assurance that we will be successful in our continuing realignment and cash conservation efforts, the full collection of our outstanding notes receivable or, if necessary, attracting additional financing to allow us to complete the clinical trial.  Furthermore, there is no assurance if we complete our clinical trial, that the results will be satisfactory or will enable us to successfully out-license our compound.  If we are not successful in achieving our objectives, it might be necessary to liquidate the Company in late 2010.  We currently expect long-term support of our operations to come from possible future financings and payments from commercial arrangements from our pipeline of drug candidates.  These estimates are forward-looking statements that involve risks and uncertainties.  Our actual future capital requirements and the adequacy of our available funds will depend on those factors discussed above and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the section entitled “Risk Factors” and in our subsequent filings with the SEC.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.  The following discussion highlights what we believe to be the critical accounting policies and judgments made in the preparation of these consolidated financial statements.

Revenue Recognition

Revenue is recognized in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  SAB 104 requires that four basic criteria be met before revenue can be recognized: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred or services rendered; 3) the fee is fixed and determinable; and 4) collectability is reasonably assured.  As to 1), our business practices require that our services be performed pursuant to contracts with our customers.  As to 2), we recognize revenue when services are rendered to our customers.  Determination of 3) and 4) are based on management’s judgments regarding the fixed nature of our arrangements taking into account termination provisions and the collectability of fees under our arrangements.  Should changes in conditions cause management to determine these criteria are not met for certain future arrangements, revenue recognized for any reporting period would be adjusted and could be adversely affected.

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” revenue recognized for any multiple-element contract is allocated to each element of the arrangement based on the relative fair value of the element.  The determination of fair value of each element is based on our analysis of objective evidence from comparable internal or third-parties’ sales of the individual element.  If we are unable to determine evidence of fair value for an undelivered element of the arrangement, revenue for the arrangement is deferred and recognized using the revenue recognition method appropriate to the predominant undelivered element.

We could enter into contractual arrangements with multiple deliverables.  If we are unable to determine objectively and reliably the fair value of individual undelivered elements, we recognize all revenue using the revenue recognition method appropriate to the predominant undelivered element.  We also defer the direct and incremental expenses associated with the revenue and recognize these expenses as we recognize the related revenue.  The timing of revenue recognition associated with agreements we enter into in future periods may also be dependent on our ability to objectively and reliably determine the fair value of deliverables included in those agreements.

           Goodwill and Intangible Assets Impairment

In connection with the sale of our Genomics Assets, we allocated $2.1 million of goodwill to the disposition of such assets with the remaining amount of $0.6 million being allocated to our molecular diagnostics business.  The allocation of goodwill was based on the respective fair values of each of our Genomics Assets and molecular diagnostics business.  In 2008, we sold our molecular diagnostic business (DioGenix Inc.) and recorded a write-down of all of our remaining goodwill of $0.6 million (included in the gain on sale of DioGenix Inc. in 2008).

Under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we are required to perform an annual impairment test of our goodwill and periodic reviews of our other intangible assets.  In addition, we are required to test for impairment at any point we have an indication that an impairment may exist.  We have elected to perform our annual impairment test of goodwill as of October 1.  As part of our annual testing of goodwill, we determined that no impairment existed in the carrying value of goodwill in 2007.   In connection with the sale of DioGenix Inc., all remaining amounts of goodwill were disposed.

Equity Investments

In 2008, we recorded a $3.0 million write-down of the remaining book value of our investment in Xceed, due to an other-than-temporary decline in its estimated fair value.  We record an investment impairment charge when indicators of impairment exist and it is believed that an investment has experienced a decline in value that is other-than-temporary.

Stock-Based Compensation

In 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).  SFAS 123R requires us to expense the fair value of stock-based compensation awards of our various stock-based compensation programs over the requisite service period of the award.  We estimate the fair value of our stock-based compensation using fair value pricing models that require the use of significant assumptions for expected volatility of our common stock, life of stock options and forfeiture rates.  Future adverse changes in such assumptions could result in us recording increased stock-based compensation expenses for stock-based compensation awards granted/issued in the future.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162" ("SFAS 168"), which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles ("GAAP").  SFAS 168 explicitly recognizes rules and interpretive releases of the SEC under federal securities laws as authoritative GAAP for SEC registrants.  SFAS 168 is effective for financial statements issued for interim and annual reporting periods ending after September 15, 2009 (the quarter ending September 30, 2009 for the Company) and will not have an impact on our final position or results of operations.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," ("SFAS 165"), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for interim and annual reporting periods ending after June 15, 2009 (the quarter ending June 30, 2009 for the Company).  The adoption of SFAS 165 did not have an impact on our financial position or results of operations.

In April 2009, the FASB issued FSP No. FAS 107-1 and Accounting Principles Board ("APB") Opinion No. 28-1, "Interim Disclosures about Fair Value of Financial Instruments" ("FSP FAS 107-1" and "APB 28-1").  FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to require disclosures, in interim reporting periods and in financial statements for annual reporting periods, regarding the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not on the company's balance sheet.  FSP FAS 107-1 and APB 28-1 also amend FASB APB Opinion No. 28, "Interim Financial Reporting," to require entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, in both interim and annual financial statements.  FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009 (the quarter ending June 30, 2009 for the Company).  While the adoption of FSP FAS 107-1 and APB 28-1 impacts our disclosures, it does not have an impact on our financial position or results of operations.

In April 2009, the FASB issued FSP SFAS 115-2 and SFAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments," which modify the recognition requirements for other-than-temporary impairments of debt securities and enhances existing disclosures with respect to other-than-temporary impairments of debt and equity securities.  FSP SFAS 115-2 and SFAS 124-2 are effective for interim and annual reporting periods ending after June 15, 2009 (the quarter ending June 30, 2009 for the Company).  The adoption of FSP SFAS 115-2 and SFAS 124-2 had no impact on our financial position or results of operations.

In February 2008, the FASB issued a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  We adopted SFAS No. 157 for financial assets and liabilities effective January 1, 2008.  We adopted SFAS No. 157 as it pertains to non-financial assets and liabilities effective January 1, 2009 and the adoption had no impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 Revised, “Business Combinations” (“SFAS 141R”).  SFAS 141R requires an acquirer to determine the fair value of the consideration exchanged as of the acquisition date (i.e. the date the acquirer obtains control).  Previously, an acquisition was valued as of the date the parties agreed upon the terms of the transaction.  SFAS 141R also modifies, among other things, the accounting for direct costs associated with an acquisition, contingencies acquired and contingent consideration.  We adopted SFAS 141R effective January 1, 2009 for business combinations occurring after the effective date.

In December 2007, the FASB ratified Emerging Issues Task Force No. 07-1, “Accounting for Collaborative Agreements” (“EITF 07-1”).  EITF 07-1 provides guidance regarding financial statement presentation and disclosure of collaborative arrangements, as defined therein.  We adopted EITF 07-1 effective January 1, 2009 and the adoption had no impact on our financial position or results of operations.

No Disagreements with Accountants

There have been no changes in or disagreements with Ore's accountants on accounting and financial disclosure.

DESCRIPTION OF ORE HOLDINGS CAPITAL STOCK

Except for the transfer restrictions set forth in Article VIII of the certificate of incorporation of Ore Holdings, the capital stock of Ore Holdings will be the same as the capital stock of Ore immediately prior to the reorganization.  The rights of Ore Holdings' stockholders are governed by the Delaware General Corporation Law, or DGCL, and Ore Holdings' certificate of incorporation and bylaws.  The following is a summary of the material provisions of Ore Holdings stock, and may not contain al of the information about Ore Holdings stock that may be important to you.  You should refer to the full text of Ore Holdings' certificate of incorporation and bylaws to be in effect immediately after the reorganization attached as Appendices B and C, respectively, to this proxy statement/ prospectus.

Authorized Shares

The authorized capital stock of Ore Holdings will consist of 15,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value.

Common Stock

Upon completion of the reorganization, there will be a number of shares of Ore Holdings common stock outstanding equal to the number of shares of Ore common stock outstanding immediately prior to the closing of the reorganization.  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors of Ore Holdings out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Ore Holdings, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the reorganization will be, fully paid and nonassessable.

Preferred Stock

Under the certificate of incorporation, the board of directors of Ore Holdings has the authority, without further action by stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of Ore Holdings. Ore Holdings has no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter Provisions

Ore Holdings is governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors of Ore Holdings, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

Ore Holdings' certificate of incorporation provides for a board of directors that is divided into three classes.  The initial term of office of (i) Class I Directors shall expire at the annual meeting of stockholders to be held in 2010, (ii) Class II Directors shall expire at the annual meeting of stockholders to be held in 2011, and (iii) Class III Directors shall expire at the annual meeting of stockholders to be held in 2012.  At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.  Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Ore Holdings and may maintain the incumbency of the board of directors of Ore Holdings, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

Ore Holdings' certificate of incorporation also provides for transfer restrictions on Ore Holdings' stock.  For a summary of the transfer restrictions, see "Proposal 1: The Reorganization – Transfer Restrictions."

Ore Holdings' certificate of incorporation provides further that any action required or permitted to be taken by stockholders of Ore Holdings must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Ore Holdings' certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors of Ore Holdings. In addition, Ore Holdings' bylaws provide that special meetings of the stockholders of Ore Holdings may be called only by the Chairman of the Board, the President of Ore Holdings or by the board of directors of Ore Holdings pursuant to a resolution adopted by a majority of the total number of authorized directors. These and other provisions contained in Ore Holdings' certificate of incorporation and bylaws could delay or make more difficult certain types of transactions involving an actual or potential change in control of Ore Holdings or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of Ore Holdings or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price Ore Holdings common stock.

Transfer Agent and Registrar

The transfer agent and registrar for Ore Holdings' common stock is BNY/Mellon Shareowner Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ore's Common Stock as of August 1, 2009 by: (i) each Director and nominee for Director; (ii) each of the Named Executive Officers (as such term is defined above under the caption “Executive Compensation -- Summary Compensation Table”); (iii) all of Ore's current executive officers and Directors as a group; and (iv) all those known by Ore Pharmaceuticals to be beneficial owners of more than five percent of Ore's Common Stock.

	Beneficial Ownership (1)
Name and Address	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options Exercisable Within 60 Days of August 1, 2009	Total Shares	Percentage Ownership
Renaissance Technologies LLC (2)	413,580		413,580	7.6
Charles L. Dimmler, III (3,4)	51,570	21,000	72,570	1.3
Mark J. Gabrielson	2,000	93,500	95,500	1.7
James W. Fordyce				*
G. Anthony Gorry, Ph.D. (3)	6,400	31,000	37,400	*
Benjamin L. Palleiko				*
Philip L. Rohrer, Jr.	2,370		2,370	*
F. Dudley Staples, Jr.	3,697		3,697	*
J. Stark Thompson, Ph.D.	3,400	40,000	43,400	*
David L. Urdal, Ph.D.	5,000	6,000	11,000	*
All Directors and Executive Officers as a Group (7 persons) (5)	20,800	193,510	214,310	3.8
_____________________________
* Represents beneficial ownership of less than 1%.

(1)
This table is based upon information supplied by officers, Directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership disclosed in this table is based on 5,473,519 shares of Common Stock outstanding as of August 1, 2009.

(2)
Based on a Schedule 13G/A filed with the SEC on February 13, 2009, Renaissance Technologies LLC has sole voting power and sole dispositive power with respect to all of the shares. Its address is 800 Third Avenue, New York, New York 10022.

(3)
Includes: as to Mr. Dimmler, 1,000 shares held of record by Newcastle Harbor, LLC and 71 shares held by his wife; and, as to Dr. Gorry, 4,400 shares held of record by an individual retirement account for his benefit.

(4)	Options for Mr. Dimmler will forfeit on March 31, 2010 due to his termination of employment.
(5)
Includes only Directors and executive officers as of August 1, 2009 and does not include Messrs. Dimmler, Rohrer, and Staples as they were no longer employed by and/or serving as a Director of Ore as of August 1, 2009.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Ore's Directors and executive officers, and persons who own more than ten percent of a registered class of Ore's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Ore Pharmaceuticals Inc. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish Ore with copies of all Section 16(a) forms they file.

To Ore's knowledge, in 2008, based solely on a review of the copies of such reports furnished to Ore and written representations that no other reports were required, all reports required by Section 16(a) with respect to Ore's officers, directors and beneficial owners of greater than ten percent of Ore's stock were filed timely.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Named Executive Officers for the fiscal years ended December 31, 2008 and 2007. The “Named Executive Officers” are Ore's then Chief Executive Officer, the two other most highly compensated executive officers who were serving as executive officers at the end of 2008 based on their total compensation in the table below and one additional individual that was not an executive officer of Ore as of December 31, 2008, but for whom disclosure is required because he was an executive officer during most of 2008 and, other than the then Chief Executive Officer, was one of the two most highly compensated individuals at Ore in 2008. The compensation shown in the table below does not include compensation received by Mr. Dimmler in his capacity as a non-employee Director in 2007 when he was not serving as an executive officer.

Name and Principal Position	Year	Salary ($)		Bonus (1)($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation (3)($)		Total ($)
Charles L. Dimmler, III	2008	425,000			(28,080)	41,268	59,500	28,859		526,547
President and Chief Executive Officer (4)	2007	331,826			130,829	29,312	59,942	23,826	(5)	575,735

Philip L. Rohrer, Jr.	2008	275,000		137,500		11,760		10,058		434,318
Chief Financial Officer (6)	2007	275,000		137,500		44,307		9,011		465,818

F. Dudley Staples, Jr.	2008	265,000	(8)		(22,912)	13,873	27,300	9,996		293,257
Senior Vice President, Secretary and General Counsel (7)	2007	258,558			52,487	12,478	35,100	7,168		365,791

Larry Tiffany	2008	252,882	(10)	75,000				9,920		337,802
Senior Vice President (9)	2007	300,000					200,000	7,909		507,909

_____________________________
(1)	Amounts paid as retention incentives to the executives under the terms of the executives’ respective employment arrangements.
(2)
Except for the payment to Mr. Tiffany in 2007, which was pursuant to an individual compensation arrangement, amounts earned in 2008 and paid in 2009 under Ore's 2008 Performance Year Incentive Compensation Plan and earned in 2007 and paid in 2008 under Ore's 2007 Performance Year Incentive Compensation Plan. Amounts earned in 2006 and paid in 2007 under Ore's 2006 Performance Year Incentive Compensation Plan are not included and are as follows: Mr. Rohrer ($63,113) and Mr. Staples ($34,425). Mr. Dimmler was not an employee of Ore in 2006. Mr. Tiffany’s non-equity incentive compensation earned in 2006 was paid to him in 2006.

(3)
Comprises the perquisites provided to Named Executive Officers in the following chart, which are in addition to Ore benefits available to all employees including health, dental, vision and long-term care insurance, long-term and short-term disability benefits, life insurance and reimbursement for certain wellness related expenses. Although Ore's matching contribution under the 401(k) plan is available to all participating employees, the chart also includes the specific matching contribution provided to each of the Named Executive Officers. See the chart below detailing specifics in the category of “All Other Compensation.”

(4)
Mr. Dimmler served as President and Chief Executive Officer from March 2007 until his termination without cause in March 2009. The negative amount under “Stock Awards” represents the reversal of previously recognized expense related to restricted stock awards that were forfeited because the vesting conditions were not met within the required period.

(5)	Does not include Director’s compensation of $22,169 earned prior to Mr. Dimmler’s appointment to President and Chief Executive Officer in 2007.
(6)	Mr. Rohrer served as Chief Financial Officer from 1999 until his termination without cause in March 2009.
(7)
Mr. Staples served as Senior Vice President, Secretary and General Counsel from May 2002 until his termination without cause in January 2009. The negative amount under “Stock Awards” represents the reversal of previously recognized expense related to a restricted stock award that was forfeited because the vesting conditions were not met within the required period.

(8)	Includes a $5,000 payment for a portion Mr. Staples’ accrued, but unused paid-time-off (“PTO”).
(9)
Mr. Tiffany served as Senior Vice President, Genomics until the sale of the assets of the Genomics Division was completed on December 13, 2007. Subsequently, he became Interim Head, Commercial Operations for Ore and President and Chief Executive Officer of DioGenix, a subsidiary of Ore, until his resignation on September 12, 2008.

(10)	Includes a $41,518 payment for Mr. Tiffany’s accrued, but unused PTO upon his resignation from Ore in September 2008.

The following chart details the “All Other Compensation” category of the Summary Compensation Table above.

Name	Year	Financial Counsel & Tax Prep.(1) ($)	Enhanced Life Insurance(2) ($)	Enhanced Disability(3) ($)	401(k) Matching(4) ($)	Additional Payments ($)	Total ($)
Charles L. Dimmler, III	2008 2007	 	470 277	342 531	9,200 6,266	18,847 (5) 16,752 (5)	28,859 23,826
Philip L. Rohrer, Jr.	2008 2007	 1,250	516 339	342 672	9,200 6,750	 	10,058 9,011
F. Dudley Staples, Jr.	2008 2007	 63	454 271	342 610	9,200 6,224	 	9,996 7,168
Larry Tiffany	2008 2007	 3,250	464 373	256 536	9,200 3,750	 	9,920 7,909

(1)
The amount above reflects the actual amount paid by Ore during 2007 for the Named Executive Officer’s personal tax preparation and financial counsel expenses. The maximum amount made available to each Named Executive Officer was $5,000. This benefit was discontinued beginning in 2008.

(2)	Additional premium paid to increase the Named Executive Officer’s life insurance coverage.
(3)	Additional premium paid to increase the limit on benefits under the Named Executive Officer’s short and long-term disability coverage.
(4)	The 401(k) matching contribution of 4% and 3% in 2008 and 2007, respectively, of cash compensation contributed to the plan is available to all employees.
(5)	The amount reflects personal travel and living expenses reimbursed by Ore due to the location of Mr. Dimmler’s residence.

Employment Agreements

In 2008, Ore had employment agreements with each of its NEOs. The agreements also included a separate Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) in which the employees agreed to protect Ore's intellectual property and to disclose and assign to Ore ownership of any inventions made by the employees during employment that relate to Ore's business.

Each agreement typically provided for payment of salary and specified annual bonus or incentive cash compensation. Except in the case of Mr. Tiffany, in the event of termination by Ore without “cause” (as defined), the executive officer would receive certain payments as described below under “Potential Payments upon Termination or Change in Control – Termination by Company Without ‘Cause’.” The agreement of Mr. Staples required that, for a stated period after termination of employment, he not solicit the business of any client or customer of Ore, except on behalf of Ore, and not solicit employees of Ore to leave Ore. More recent agreements, including ones signed by Messrs. Dimmler, Rohrer, and Tiffany include restrictions, subject to the terms and conditions of their respective agreements, on solicitation and an express covenant against competing with Ore or assisting anyone else to do so for a stated period following termination of employment.

Ore entered into an employment agreement with Mr. Dimmler, the former Chief Executive Officer, effective as of March 21, 2007, the date of his appointment. For 2008, the agreement provided for a salary of $425,000, benefits available to other senior executives and a potential incentive compensation payment equal to 40% of his salary under Ore's 2008 Incentive Compensation Plan if 100% of targets were achieved. In connection with his employment by Ore, Mr. Dimmler was granted the following equity awards under Ore's 1997 Equity Incentive Plan (“Plan”):

•
An option to purchase 24,000 shares of Common Stock, exercisable at $6.85 per share, the fair market value on the date of grant, vesting in four equal increments of 6,000 shares each, beginning on July 9, 2007 (the date of grant) and on each of the next three anniversaries of the date of grant, and of which, 12,000 shares vested and 12,000 shares forfeited as of March 31, 2009 (such 12,000 vested shares were subsequently forfeited as of June 30, 3009);

•	10,000 shares of restricted stock that vested on March 21, 2008;
•
5,000 shares of restricted stock, vesting upon achievement of a performance target related to development of a Company compound on or before March 31, 2008, which target was not achieved and the grant lapsed;

•
6,000 shares of restricted stock, vesting upon achievement of a performance target related to development of a repositioned compound by a third-party drug repositioning partner on or before March 31, 2008, which target was not achieved and the grant lapsed; and

•	5,000 shares of restricted stock, vesting upon completion of a significant transaction with respect to the Genomics Division prior to December 31, 2008, which target was achieved.

In 2008, Mr. Dimmler received an option to purchase 47,040 shares of Common Stock, exercisable at $2.20 per share, the fair market value on the date of grant, vesting in two equal increments on December 31, 2008 and December 31, 2009.  The unvested portion of his option was forfeited upon his termination without cause as of March 31, 2009 and the vested portion was subsequently forfeited as of June 30, 2009.

Mr. Dimmler’s options had a 10-year term from the date of grant and all of the equity grants continued to be subject to the other terms and conditions of the Plan and the standard forms of stock option and restricted stock grant agreements thereunder. The stock options are incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) to the maximum extent permitted by the law and the Plan.

Ore also agreed to reimburse Mr. Dimmler for transition costs of commuting from his principal residence and staying at Ore's locations and other reasonable and necessary business expenses. In connection with his termination without cause (as defined in the agreement) as of March 31, 2009, Mr. Dimmler received certain payments described below under “Potential Payments upon Termination or Change in Control – Termination by Ore Without ‘Cause’.”

Upon expiration of Mr. Tiffany’s employment terms in January 2007, Ore entered into an employment agreement with Mr. Tiffany pursuant to which Ore agreed to pay Mr. Tiffany, effective as of February 1, 2007, a salary at an annual rate of $300,000 and incentive compensation of $200,000 when the Genomics Division was sold.  Under the terms of his agreement, Mr. Tiffany was not eligible for benefits under Ore's Executive Severance Plan discussed below under “Potential Payments upon Termination or Change in Control – Change in Control Payments.” In 2008, Ore amended Mr. Tiffany’s employment agreement such that he would receive a potential incentive compensation payment equal to $75,000 under Ore's 2008 Incentive Compensation Plan if 100% of targets were achieved, and guaranteed retention payments of $37,500 for each full calendar quarter of 2008 during which Mr. Tiffany remained employed. Mr. Tiffany forfeited his incentive compensation payment when he resigned from Ore in September 2008 and received retention payments equal to $75,000. In 2008, Mr. Tiffany received an option to purchase 5,880 shares of Common Stock, exercisable at $2.20 per share, the fair market value on the date of grant, vesting in two equal increments on December 31, 2008 and December 31, 2009, and which was forfeited upon his resignation in September 2008.

Mr. Rohrer served as Ore's Chief Financial Officer until he was terminated without cause effective March 31, 2009. Mr. Rohrer’s agreements during 2007, 2008 and 2009 provided for an annual salary of $275,000. His 2009 agreement was for a term ending December 31, 2009. Mr. Rohrer was entitled to a guaranteed bonus of $137,500 in 2007 and 2008. In 2009, his agreement provided for potential retention payments of up to $275,000 in the event he remained at Ore through September 2009, subject to acceleration in the event he was terminated earlier. In connection with his termination without cause as of March 31, 2009, Mr. Rohrer received certain payments described below under “Potential Payments upon Termination or Change in Control – Termination by Ore Without ‘Cause’.” In 2007, Mr. Rohrer was granted an option for 10,940 shares of Common Stock, exercisable at $9.55 per share, the fair market value on the date of grant, that vested in monthly installments over ten months, intended to retain his services at least through the vesting periods. In 2008, Mr. Rohrer received an option to purchase 23,520 shares of Common Stock, exercisable at $2.20 per share, the fair market value on the date of grant, vesting in two equal increments on December 31, 2008 and December 31, 2009.  The unvested portion of his option was forfeited upon his termination without cause as of March 31, 2009 and the vested portion was subsequently forfeited as of June 30, 2009.

For a discussion of the employment agreements with our current President and Chief Executive Officer, Mark J. Gabrielson, and current Senior Vice President and Chief Financial Officer, Benjamin L. Palleiko, please see the section titled “Transactions with Related Persons” below.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles L. Dimmler, III (1)	4,000* 3,000* 3,000* 3,000* 3,000* 3,000* 3,000* 3,000* 12,000 23,520	         	        12,000 23,520	314.375 177.815 129.700 64.450 40.000 19.350 17.050 12.200 6.850 2.200	2/1/2010 6/7/2010 6/6/2011 6/5/2012 6/4/2013 6/2/2014 6/1/2015 5/31/2016 7/8/2017 4/23/2018	         	         	         	         
Philip L. Rohrer, Jr. (2)	24,900 8,000 3,200 8,000 25,000 7,500 10,940 11,760	       	       11,760	27.190 36.050 36.050 36.050 27.100 19.350 9.550 2.200	10/18/2009 2/1/2010 2/22/2011 9/24/2011 7/23/2013 6/2/2014 2/21/2017 4/23/2018	       	       	       	       
F. Dudley Staples, Jr. (3)	13,000 5,000 1,111 1,111 1,111 1,111 11,760	      	  2,222 2,222 2,222 2,222 11,760	44.050 19.350 9.550 11.250 13.750 16.250 2.200	7/31/2012 6/2/2014 2/21/2017 2/21/2017 2/21/2017 2/21/2017 4/23/2018	      	      	      	      
Larry Tiffany (4)									

* Options awarded for service as a non-employee Director.
(1)
The employment of Mr. Dimmler was terminated without cause in March 2009 and his options expired on June 30, 2009 (39,520) and will expire on March 31, 2010 (21,000). Unvested options were forfeited upon his termination.

(2)	The employment of Mr. Rohrer was terminated without cause in March 2009 and his options expired on June 30, 2009. Unvested options were forfeited upon his termination.
(3)	The employment of Mr. Staples was terminated without cause in January 2009; his unvested options were forfeited upon his termination and his vested options expired on April 15, 2009.
(4)	Options for 5,880 shares were granted to Larry Tiffany in 2008 and were subsequently forfeited upon his resignation in September 2008.

Potential Payments upon Termination or Change in Control

Ore had employment agreements with its NEOs that contained provisions benefiting each party to the agreement; such agreements typically included severance benefits, which are reflected below.

Termination by Ore Without “Cause”

In the event of a termination without “cause,” other than in connection with a “change of control,” Ore agreed to provide Messrs. Dimmler and Staples a severance payment equal to twelve (12) months of the executive’s current base salary, reimbursement of certain premiums for post-termination health insurance for the executive and any then-insured dependents, for up to 12 months, and third party outplacement assistance through a program and provider selected by the Company for a period of up to six months and not costing more than $20,000.

In the event of Mr. Rohrer’s termination without “cause,” other than in connection with a “change of control,” Ore agreed to cause acceleration of up to $275,000 in aggregate retention incentive payments (in lieu of severance benefits), reimbursement of certain premiums for post-termination health insurance for the executive and any then-insured dependents, for up to 12 months, and third party outplacement assistance through a program and provider selected by Ore for a period of up to six months and not costing more than $20,000.

Ore was obligated to give an executive thirty (30) days prior written notice of termination without cause, or one additional month’s pay in lieu of such notice. To obtain these severance benefits, an executive was required to sign a release of certain claims.

In connection with their respective terminations without cause, Ore paid amounts due to Messrs. Dimmler, Staples and Rohrer in accordance with these agreements in 2009.

Change in Control Payments

Ore has an Executive Severance Plan, which is referred to as the “COC Plan,” which covers certain employees and which has been terminated as to future hires. The COC Plan applies to a termination of employment of an executive by Ore within three months before or thirteen months after a “change of control” of Ore. Benefits under the COC Plan are available if the executive:

•	is terminated without cause (as defined in the COC Plan); or
•	resigns due to a constructive termination (as defined in the COC Plan).

Each of the NEOs, except for Mr. Tiffany in accordance with the terms of his employment agreement, was eligible for benefits under the COC Plan during his employment in 2008 and for a period following his termination in 2009. Under the terms of this plan, an eligible executive whose employment was terminated by Ore without cause within three months before or thirteen months after a change of  control would be entitled to the following benefits:

•	a payment equal to twelve (12) months of the executive’s current base salary plus the annual full target bonus award that the executive was eligible to receive as of the date of termination;
•	payment of the premiums for post-termination health insurance for the executive and his then-insured dependents for 12 months; and
•	outplacement assistance.

In addition, if the executive remains employed by Ore on the date of a “change of control” or was terminated without cause or as a result of constructive termination within three months prior to the “change of control,” all stock options held by the executive as of the date of the “change of control” become fully vested.

Director Compensation

The table below summarizes the compensation paid by Ore to Directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Michael J. Brennan, M.D., Ph.D.			50,000(2)	50,000
Frank L. Douglas, M.D., Ph.D. (3)	17,000	(6,497)		10,503
Mark J. Gabrielson	77,000	8,670		85,670
Mark D. Gessler	62,500	1,375		63,875
G. Anthony Gorry, Ph.D.	71,500	5,530		77,030
Lloyd I. Miller, III (4)	44,750	865	90,000	135,615
J. Stark Thompson, Ph.D.	93,500	7,374		100,874
David L. Urdal, Ph.D.	76,500	8,670		85,170

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2008. As of December 31, 2008, each Director listed has the following number of options outstanding granted under the 1997 Non-Employee Directors’ Stock Option Plan: Brennan: none; Douglas: none; Gabrielson: 9,000; Gessler: 3,000; Gorry: 30,000; Miller: none; Thompson: 40,000; and Urdal: 9,000. In addition, each of Brennan, Gessler and Gorry had the following number of options outstanding granted under the 1997 Equity Incentive Plan: Brennan: 19,200; Gessler: 96,200; and Gorry: 8,500.

(2)
Compensation received pursuant to Brennan’s employment agreement with the Company that expired on December 31, 2008. Brennan served as the Director of Strategic Initiatives and received a salary of $50,000 per year for such services. Brennan was eligible to receive benefits under Ore's Executive Severance Plan in the event he was terminated in connection with a “change of control.” He was entitled to receive $25,000 upon termination if he was terminated other than for “cause” or if he terminated the agreement for good reason as defined in the agreement, but such payments were not due upon expiration of his agreement. Brennan agreed to certain non-compete and non-solicitation provisions during the term of the agreement and for a period of one year thereafter. Brennan was not separately compensated for his services as a Director. Beginning in January 2009 until his resignation on April 27, 2009, Brennan was paid for his services as a Director in the same manner as other non-employee Directors since he was no longer an employee.

(3)
Douglas completed his term as a Director on May 23, 2008 and did not stand for reelection. The negative amount under “Option Awards” represents the reversal of previously recognized expense related to options that were cancelled prior to the vesting conditions being met.

(4)
Miller resigned as a Director on March 14, 2008 and surrendered his options. Includes $35,500 in unpaid Director fees for the balance of his term and $90,000 paid to him to reimburse his legal fees and expenses in connection with his resignation.

Cash Compensation

During 2008, each non-employee Director other than the Chairman of the Board received an annual retainer of $25,000 and the non-executive Chairman received an annual retainer of $50,000. Each non-employee Director (including the Chairman of the Board) also received a fee of $1,500 per Board meeting attended, whether in person or by telephone, and (except for the Chairman unless otherwise determined) $1,000 per committee meeting not held in conjunction with a full Board meeting, whether in person or by telephone. The chairman of each of the Audit and Compensation Committees received an additional $10,000 per year for serving as a chairman of these committees and the chairman of the Corporate Governance and Nominating Committee received an additional $5,000 per year. The members of the Board of Directors were also eligible for reimbursement for their expenses incurred in connection with Board meeting attendance.

The Compensation Committee reviewed the Directors’ cash and equity compensation arrangements with the assistance of its outside compensation consultant and recommended changes to these arrangements in early 2009.  The Company has implemented certain portions of the recommended changes and intends to implement the remainder of the changes to the Directors’ compensation arrangements following approval of Proposal 3.

Equity Compensation

Each non-employee Director received automatic nonstatutory stock option grants under the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Options are granted at fair market value. Vesting of any installment of options requires that the optionee has, during the entire period prior to such vesting installment date, continuously served as a non-employee Director or employee of or consultant to Ore or any affiliate of Ore. Options have a 10 year term, unless terminated due to termination of the grantee’s service as a Director or employee of or consultant to Ore or any affiliate of Ore. Upon termination of service, the optionee has the lesser of the balance of the option term or 12 months to exercise vested options (or 18 months if termination is due to the death of the grantee).

Initial grant: Upon election, each new Director that served in 2008 received a grant of an option for six thousand (6,000) shares that vests in 4 equal annual installments on the anniversary of the date of grant and with the first installment vesting on the first anniversary of the date of grant. Upon appointment of a non-employee Director as the Chairman of the Board, the non-employee Chairman was automatically granted, on the date of such election or appointment, an option to purchase ten thousand (10,000) shares of the common stock of Ore less, in the discretion of the Board, any unvested shares under any previous stock option received effective upon election or appointment as a non-employee Director under the preceding sentence.

Annual grant: Immediately following each annual meeting of stockholders, each person who was then a non-employee Director and who had continuously served as a non-employee Director for the six (6)-month period prior to the date of such annual meeting of stockholders was automatically granted an option to purchase three thousand (3,000) shares of common stock of Ore that vests on the first anniversary of the date of grant. In the case of a non-employee Chairman, instead of the annual grant provided in the preceding sentence, immediately following each annual meeting of stockholders, the non-employee Chairman was automatically granted (regardless of whether the non-employee Chairman had served as a non-employee Director for the six (6) month period prior to the date of such annual meeting of stockholders) an option to purchase four thousand (4,000) shares of common stock of Ore.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to Ore's financial reporting process through periodic meetings with Ore's registered public accounting firm (“Independent Auditors”) and management to review accounting, auditing, internal controls and financial reporting matters.  The management of Ore is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The Audit Committee, in carrying out its role, relies on Ore's management and its independent auditors.

The Committee has reviewed and discussed with management Ore's audited consolidated financial statements included in the 2008 Annual Report on Form 10-K.  The Committee has discussed with Ernst & Young LLP, Ore's Independent Auditors, the matters required to be discussed under statement of Auditing Standards No. 61, “Communications with Audit Committees”, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  This statement requires the independent auditors to provide the Committee with additional information regarding the scope and results of their audit of Ore's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards; (ii) adoption of or changes in significant accounting policies; (iii) management judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit. The Committee meets with the Independent Auditors, with and without management present, to discuss the results of their audit.  The Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Ethics and Independence Rule 3526 “Communications with Audit Committees Concerning Independence”, with respect to any relationships between Ernst & Young LLP and Ore.  Ernst & Young LLP has discussed its independence with the Committee.  Based on the review and discussions described above with respect to Ore's audited consolidated financial statements included in Ore's 2008 Annual Report on Form 10-K, the Committee has recommended to the Board of Directors that such financial statements be included in Ore's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

J. Stark Thompson, Ph.D., Chairman
G. Anthony Gorry
David L. Urdal

FEES OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The following is a summary of the fees billed to Ore by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

Fee Category	2008 Fees($)	2007 Fees($)
Audit Fees	183,000	402,500
Audit-Related Fees	18,700 (1)	53,500 (2)
Tax Fees	63,100	70,500
All Other Fees		
Total Fees	264,800	526,500

(1)	Fees for work related to exploring a specific strategic alternative, including the sale of Ore's DioGenix subsidiary.
(2)	Fees for work related to the sale of Ore's Genomics Assets.

Audit Fees. These consist of fees billed for (i) professional services rendered for the audit of Ore's annual consolidated financial statements included in the Annual Report on Form 10-K, (ii) review of the interim consolidated financial statements included in the Quarterly Reports on Form 10-Q for the respective fiscal years, irrespective of the period in which the related services are rendered or billed, and (iii) services provided by Ernst & Young LLP in connection with regulatory filings, including accounting and financial work related to the proper application of financial accounting and/or reporting standards.

Audit-Related Fees. These consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Ore's consolidated financial statements and are not reported under the caption “Audit Fees.” These services may include consultations related to internal control and compliance procedures, due diligence related to mergers and acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees. These consist of fees billed for professional services for tax return preparation, tax compliance, tax advice and tax planning.

All Other Fees. These consist of fees billed for services not captured in the other categories listed above.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT SERVICES AND PERMISSIBLE
NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee’s policy is to pre-approve, generally or specifically, all audit and permissible audit-related and non-audit services performed by Ore's independent registered public accounting firm. Prior to engagement of the firm for the next year’s audit, the firm provides to the Audit Committee for approval the scope of the proposed audit and proposed related fees for services expected to be rendered during that year within each of applicable categories of services. The independent registered public accounting firm and management throughout the year report periodically to the Audit Committee as to the actual services received and fees incurred by category of service. The Audit Committee’s prior approval is to be obtained for the scope or cost of pre-approved services to be increased and for additional permissible non-audit services to be obtained.

In determining whether to pre-approve any given services, the Audit Committee considers whether such services are consistent with the continued independence of the independent registered public accounting firm under the SEC’s rules, whether the firm is best positioned to provide the most effective and efficient service, and whether the performance of the service by the firm might enhance Ore's ability to manage or control risk or improve audit quality.

The Audit Committee has delegated to its Chairman authority between meetings to pre-approve permitted services to be provided by the independent registered public accounting firm. The Audit Committee Chairman must report any such authorizations to the Audit Committee at the next scheduled meeting.

TRANSACTIONS WITH RELATED PERSONS

Ore has entered into indemnity agreements with certain officers and Directors which provide, among other things, that Ore will indemnify such officer or Director, under the circumstances and to the extent provided for therein, for expenses (including attorney fees), witness fees, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a Director, officer or other agent of Ore, and otherwise to the full extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

On March 14, 2008, concurrently with the resignation of Lloyd I. Miller, III as a Director of Ore, Ore entered into a Stock Purchase Agreement by and among Mr. Miller, Millfam II L.P., a Georgia limited partnership (together with Miller, the “Stockholders”), and Ore, pursuant to which Ore agreed to purchase an aggregate of 920,426 shares of Ore's common stock from the Stockholders. Mr. Miller is the sole manager of the sole general partner of the Millfam II L.P. The purchase price for the shares was $3.545 per share, representing a trailing 30-day weighted average of closing prices for the 30 days preceding March 5, 2008, for an aggregate of $3,262,908. The stock purchase represented 14.3% of Ore's Common Stock outstanding prior to the purchase and Mr. Miller’s entire beneficial ownership interest in Ore. Following completion of the purchase, Ore had 5,514,092 outstanding shares of Common Stock. Ore used cash on hand to fund the purchase. In connection with the stock purchase, Ore reimbursed Mr. Miller for $90,000 in legal fees and expenses and $35,500 in unpaid Director fees for the balance of his term.

Ore entered into an employment agreement with Mr. Gabrielson, the new Chief Executive Officer, effective as of March 1, 2009. The agreement provides for a base annual salary of $200,000, with the potential to increase the salary by $100,000 based upon Ore consummating a financing of at least ten million ($10,000,000) of net working capital, plus $10,000 for each additional million ($1,000,000) of net working capital up to a maximum of $400,000 per annum. Mr. Gabrielson is entitled to benefits available to other senior executives. In connection with his employment by Ore, Mr. Gabrielson was granted 500,000 shares of Common Stock, exercisable at $0.40 per share, the fair market value on the date of grant under the Plan, vesting as follows:

•	300,000 option shares in equal monthly increments over the two years after grant;
•	200,000 option shares upon a financing of at least $10 million of net working capital; and
•	all option shares will vest upon a qualified “change of control.”

Mr. Gabrielson’s options have a 10-year term from the date of grant and the equity grant is subject to the other terms and conditions of the Plan and the standard form of stock option agreement thereunder. The stock option is an incentive stock option under Section 422 of the Code to the maximum extent permitted by the law and the Plan.

Ore also agreed to provide Mr. Gabrielson with a special incentive cash bonus if, in the next two years, the Company consummates directly or, in some instances, indirectly a financing of at least $10 million.  Such bonus shall be paid in cash immediately following the Company’s or its related entity’s receipt of the net working capital proceeds of such financing and shall be in an amount equal to one half of one percent (0.5%) of the net working capital proceeds received.

Ore entered into an employment agreement with Dr. Donahue, Senior Vice President of Clinical Development, effective as of July 23, 2007. The agreement provided for a base annual salary of $295,000, and a potential incentive compensation payment equal to 40% of salary (prorated for the period of employment in 2007) under Ore's 2007 and 2008 Incentive Compensation Plans if 100% of targets are achieved. In connection with his employment by Ore, Dr. Donahue was granted the following equity awards under the Plan:

•	An option to purchase 20,000 shares of Common Stock, exercisable at $6.85 per share, the fair market value on the date of grant, vesting in 48 equal monthly increments, beginning on July 31, 2007;
•
8,000 shares of restricted stock, vesting upon achievement of performance targets related to development of Ore's compounds on or before July 29, 2009, which target has been partially achieved as to 4,000 shares and the other 4,000 shares have been forfeited; and

•
6,000 shares of restricted stock, vesting upon achievement of a performance target related to development of two repositioned compound by third-party drug repositioning partners on or before July 29, 2009. These shares have been forfeited.

In 2008, Dr. Donahue received an option to purchase 23,520 shares of Common Stock, exercisable at $2.20 per share, the fair market value on the date of grant, vesting in two equal increments on December 31, 2008 and December 31, 2009.  In 2009, Dr. Donahue received an option to purchase 50,000 shares of Common Stock, exercisable at $0.35 per share, the fair market value on the date of grant, 25% of which vests on the first anniversary of the date of grant and the remaining 75% vesting in twenty-four (24) equal monthly increments beginning on the first anniversary of the date of grant and continuing for the next two years.

Dr. Donahue’s options have a 10-year term from the date of grant and all of the equity grants continue to be subject to the other terms and conditions of the Plan and the standard forms of stock option and restricted stock grant agreements thereunder. The stock options are incentive stock options under Section 422 of the Code to the maximum extent permitted by the law and the Plan.

The Company entered into a letter agreement with Benjamin L. Palleiko, the new Senior Vice President and Chief Financial Officer, dated  and effective as of July 15, 2009.  The agreement provides for an initial annual base salary of $215,000 per year, subject to upward adjustment to a minimum of $295,000 upon the Company's achievement of a certain specified target and participation in all standard Company executive compensation and benefit programs as in effect from time to time and as determined by the Compensation Committee of the Board of Directors.  Mr. Palleiko is also eligible to receive annual incentive cash compensation, with a target of 40% of his annual base compensation for the year, with the actual amount to be determined by the Compensation Committee of the Board of Directors in accordance with an incentive plan and based on actual performance against targets to be set in advance.

Mr. Palleiko’s agreement also provides that Mr. Palleiko is to be granted in connection with his employment and pursuant to the Company’s 1997 Equity Incentive Plan an option to purchase 115,000 shares of the Common Stock of the Company, exercisable at the fair market value on the date of grant.  Of these option shares, 28,750 option shares will vest on July 15, 2010, and the balance of the option will vest in equal monthly increments over the two years commencing July 31, 2010.  The agreement also provides for the granting of an additional option in connection with his employment, for 125,000 shares, exercisable at the fair market value on the date of grant and subject to vesting in full upon consummation of a certain specified financing target.  The options will be subject to the other terms and conditions of the Company's 1997 Equity Incentive Plan and the option agreements thereunder.

Pursuant to Mr. Palleiko’s agreement, Mr. Palleiko has agreed to enter into the Company's standard confidentiality and intellectual property agreement and into a non-compete and non-solicitation agreement, which would survive the termination of the Agreement for an appropriate period.  The Agreement provides that Mr. Palleiko is an "at-will" employee and that his employment can be terminated at any time with or without cause.

The Company has entered into consulting agreements with Messrs. Brennan and Gessler, pursuant to which each has agreed to provide certain consulting services in exchange for an annual retainer of $30,000, plus payment for specific services at an hourly rate and with reimbursement of out-of-pocket expenses.  The consultants are subject to certain confidentiality and non-compete provisions during the agreement and for a period of one year thereafter.  The terms of Dr. Brennan’s and Mr. Gesslers’s agreements are for 12 and 24 months, respectively, subject to extension by mutual agreement.  The Company has agreed to issue to Dr. Brennan an option for 40,000 shares of Common Stock following approval of a revised equity plan by the company’s shareholders, to be exercisable at the fair market value on the date of grant, vesting in full on April 24, 2010 and remaining exercisable until up to 90 days following termination of the agreement.  The Company expects to issue to Mr. Gessler an option for Common Stock on comparable terms.

Ore has a policy to have all such transactions with related persons be approved by its Board of Directors.  Pursuant to this policy, the Board of Directors has approved the above transactions.

LEGAL MATTERS/EXPERTS

The validity of the common stock of Ore Holdings to be issued in the reorganization will be passed upon by Venable LLP, legal counsel to Ore Holdings.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our Proxy Statement may have been sent to multiple stockholders in your household.  Ore will promptly deliver a separate copy of the Proxy Statement to you if you write or call Ore's Corporate Secretary at the following address or telephone number and request such material:

ORE PHARMACEUTICALS INC.
610 Professional Drive, Suite 101
Gaithersburg, Maryland 20879
Attention: Corporate Secretary
Telephone: (240) 361-4400

If you would like to receive separate copies of Ore's Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Ore at the address and telephone number set out above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or with respect to any matters incidental to the conduct of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Ore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Ore has filed with the SEC at the following SEC public reference room: 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Ore's SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. Copies of Ore's SEC filings, including Ore's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2008, as amended on Form 10-K/A, are available without charge upon written request to: Corporate Secretary, Ore Pharmaceuticals Inc., 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879 or are available from Ore's website www.orepharma.com. Information contained on Ore's website is not incorporated by reference into this joint proxy statement/ prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/ prospectus.

We have filed a registration statement on Form S-4 to register with the SEC the common stock of Ore Holdings to be issued in the reorganization.  This proxy statement/ prospectus is part of that registration statement and constitutes a prospectus of Ore Holdings in addition to being a proxy statement of Ore for the Annual Meeting.

You should rely only on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with any additional information.  This proxy statement/ prospectus is dated September 2 , 2009.  You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/ prospectus to stockholders, nor the issuance of shares of Ore Holdings common stock in the reorganization shall create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF
ORE PHARMACEUTICALS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM –

CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Stockholders of Ore Pharmaceuticals Inc.:

We have audited the accompanying consolidated balance sheets of Ore Pharmaceuticals Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ore Pharmaceuticals Inc. at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 11, 2009

ORE PHARMACEUTICALS INC.

Consolidated Balance Sheets
as of December 31, 2008 and 2007
(in thousands, except share data)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,784	$26,323
Marketable securities available-for-sale	-	6,477
Accounts receivable	8	1,953
Prepaid expenses	200	910
Current portion of notes receivable, net	3,252	-
Other current assets	62	1,185
Total current assets	14,306	36,848
Property and equipment, net	483	2,101
Long-term investment	-	2,964
Goodwill	-	554
Other intangibles, net	573	836
Notes receivable, net	338	2,676
Total assets	$15,700	$45,979
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$623	$1,120
Accrued compensation and employee benefits	1,185	2,516
Other accrued expenses	1,267	2,912
Current portion of long-term debt	477	501
Deferred revenue	-	1,500
Total current liabilities	3,552	8,549
Long-term debt, net of current portion	-	27
Deferred rent	-	32
Total liabilities	3,552	8,608
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; and no shares issued
and outstanding as of December 31, 2008 and 2007	-	-
Common stock, $.01 par value; 60,000,000 shares authorized; 5,483,519 and
6,448,864 shares issued and outstanding as of December 31, 2008 and 2007, respectively	55	64
Additional paid-in-capital	384,922	387,721
Accumulated other comprehensive loss	-	(46)
Accumulated deficit	(372,829)	(350,368)
Total stockholders' equity	12,148	37,371
Total liabilities and stockholders' equity	$15,700	$45,979

See accompanying notes.

ORE PHARMACEUTICALS INC.

Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2007
(in thousands, except per share data)

	2008	2007

Services revenue	$1,950	$1,596

Expenses:
Research and development	9,676	10,260
Selling, general and administrative	12,686	11,101
Total expenses	22,362	21,361
Loss from operations	(20,412)	(19,765)
Interest (income), net	(769)	(1,988)
Write-down of long-term equity investment	2,964	-
Gain on sale of DioGenix Inc.	(146)	-
Loss from continuing operations	(22,461)	(17,777)
Loss from discontinued operations	-	(16,911)
Net loss	$(22,461)	$(34,688)
Basic and diluted net loss per share:
Loss from continuing operations	$(3.97)	$(2.79)
Loss from discontinued operations	-	(2.65)
Net loss	$(3.97)	$(5.44)
Shares used in computing basic and diluted net loss per share	5,659	6,375

See accompanying notes.

ORE PHARMACEUTICALS INC.

Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2007 and 2008
(in thousands, except number of shares)

	Common Stock		Additional	Other
	Number	Par	Paid-In	Comprehensive	Accumulated	Comprehensive
	of Shares	Value	Capital	Income (Loss)	Defecit	Loss
Balance at January 1, 2007	6,364,401	$63	$386,785	$(78)	$(315,680)
Issuance of common stock in connection with
restricted stock awards (net of 18,380 resticted
stock awards forfeited)	77,621	1	(1)	-	-	-
Issuance of common stock in connection with
exercise of stock options	6,842	-	10	-	-	-
Non-cash stock-based compensation	-	-	927	-	-	-
Foreign currency translation adjustments	-	-	-	(7)	-	$(7)
Net change in unrealized gains from
marketable securities	-	-	-	39	-	39
Net loss	-	-	-	-	(34,688)	(34,688)
Comprehensive loss	-	-	-	-	-	$(34,656)
Balance at December 31, 2007	6,448,864	$64	$387,721	$(46)	$(350,368)
Cancellation of common stock in connection with
restricted stock awards forfeited	(37,525)	-	-	-	-	-
Cancellation of other common stock	(7,394)	-	-	-	-	-
Purchase of common stock	(920,426)	(9)	(2,982)	-	-	-
Non-cash stock-based compensation	-	-	183	-	-	-
Foreign currency translation adjustments	-	-	-	45	-	$45
Net change in unrealized gains from
marketable securities	-	-	-	1	-	1
Net loss	-	-	-	-	(22,461)	(22,461)
Comprehensive loss	-	-	-	-	-	$(22,415)
Balance at December 31, 2008	5,483,519	$55	$384,922	$-	$(372,829)

See accompanying notes.

ORE PHARMACEUTICALS INC.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007
(in thousands)

	2008	2007
Cash flows from operating activities:
Loss from continuing operations	$(22,461)	$(17,777)
Adjustments to reconcile loss from continuing operations to net cash flows from continuing operating activities:
Depreciation and amortization	974	1,114
Non-cash stock-based compensation expense	183	683
Write-down of long-term equity investment	2,964	-
Gain on sale of DioGenix Inc.	(146)	-
Loss on sale of property and equipment	274	-
Other non-cash items	(32)	-
Changes in continuing operating assets and liabilities:
Accounts receivable	1,945	1,374
Prepaids and other assets	899	(220)
Accounts payable	(483)	(2,583)
Accrued expenses and deferred rent	(2,918)	147
Accrued restructuring	-	(1,941)
Deferred revenue	(1,500)	1,500
Net cash flows from continuing operating activities	(20,301)	(17,703)
Loss from discontiuned operations	-	(16,911)
Adjustments to reconcile loss from discontinued operations to net cash flows from discontinued operating activities:
Loss on disposal, depreciation and amortization and other non-cash items	-	12,024
Changes in discontinued operating assets and liabilities	-	2,920
Net cash flows from discontinued operating activities	-	(1,967)
Net cash flows from operating activities	(20,301)	(19,670)
Cash flows from investing activities:
Purchases of property and equipment	(171)	(552)
Proceeds from sale of property and equipment	700	-
Purchases of licenses and patent costs	(432)	(276)
Proceeds from sale of marketable securities available-for-sale	11,024	38,222
Purchase of marketable securities available-for-sale	(4,501)	(20,250)
Proceeds received from sale of DioGenix Inc.	500	-
Net proceeds received from sale of Genomics Assets	412	5,110
Net proceeds received from sale of Preclinical Division	272	1,146
Payments related to the sale of Preclinical Division	-	(1,843)
Net investing activities of discontinued operations	-	(1,225)
Net cash flows from investing activities	7,804	20,332
Cash flows from financing activities:
Proceeds from issuance (payments for purchase) of common stock	(2,991)	10
Repayments of long-term debt	(51)	(49)
Net cash flows from financing activities	(3,042)	(39)
Net increase (decrease) in cash and cash equivalents	(15,539)	623
Cash and cash equivalents, beginning of year	26,323	25,700
Cash and cash equivalents, end of year	$10,784	$26,323
Supplemental disclosure:
Interest paid	$3	$6
Non-cash investing transaction:
Fair value of promissory note received in connection with the sale of Genomics Assets	$-	$2,668
Fair value of promissory note received in connection with the sale of DioGenix Inc.	$673	$-

See accompanying notes.

ORE PHARMACEUTICALS INC.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(in thousands, except share and per share data)

Note 1 – Organization and summary of significant accounting policies

Description of Business

Ore Pharmaceuticals Inc. (the “Company”), is a drug development company focused on advancing its pipeline of drug candidates for uses previously identified by its discontinued drug repositioning program.  Over the past four years, the Company identified new therapeutic indications for a number of compounds using its drug repositioning technology and obtained development rights to certain of those compounds.  The Company is pursuing clinical development of its drug candidates while it explores commercial arrangements to advance those drug candidates.  In the fourth quarter of 2008, the Company completed a multiple ascending dose Phase 1 clinical trial for its lead drug candidate, ORE1001.

In 2008, the Company sold its wholly owned subsidiary, DioGenix Inc., its molecular diagnostics business (see Note 4).  In 2007, the Company sold the assets of its Genomics Division (“Genomics Assets”) (see Note 3).  In 2006, the Company sold its Preclinical Division (see Note 3).

Principles of Consolidation

The consolidated financial statements include the accounts of Ore Pharmaceuticals Inc. and its wholly owned subsidiary, DioGenix Inc., through the date of its sale.  At December 31, 2008, the Company was comprised of only Ore Pharmaceuticals Inc.  All material inter-company accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Basis of Presentation

As a result of the Company’s sale of its Genomics Assets and in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified the results of operations of the Genomics Division (not including its molecular diagnostic business) as a discontinued operation through the date of its sale (see Note 3).  The results of operations and associated assets for the Company’s molecular diagnostics business are not considered material and, therefore, have not been classified as a discontinued operation.

Concentration of Credit Risk

Cash, cash equivalents and marketable securities available-for-sale are financial instruments that potentially subject the Company to concentrations of investment risk.  The Company primarily invests its excess available funds in money market funds, commercial paper, corporate bonds and securities issued by the U.S. Government and its agencies and, by policy, seeks to ensure both liquidity and safety of principal.  The policy also limits investments to certain types of instruments issued by institutions with strong investment grade credit ratings and places restrictions on their terms, geographic origin and concentrations by type and issuer.

Cash and Cash Equivalents

Cash and cash equivalents are defined as liquid investments with maturities of 90 days or less when purchased.  All other investments are reported as marketable securities available-for-sale and are not reflected in the table below.  Cash and cash equivalents as of December 31 are comprised of:

	2008	2007
Cash	$276	$763
Money market funds	10,508	19,081
Commercial paper	-	6,479
Total	$10,784	$26,323

Marketable Securities Available-for-Sale

All marketable securities are classified as available-for-sale.  Available-for-sale securities are carried at fair value, with unrealized gains and temporary losses reported as accumulated other comprehensive income (loss) included in stockholders’ equity.  Realized gains and losses and declines in value judged to be other-than-temporary for available-for-sale securities are included in the Consolidated Statements of Operations.  The cost of securities sold is based on the specific identification method.  In 2008 and 2007, realized gains and/or losses resulting from the sale of marketable securities were immaterial.

At December 31, 2008, the Company’s investment portfolio did not include any marketable securities available-for-sale. At December 31, 2007, the Company’s investment portfolio consisted of commercial paper.  All marketable securities had original maturities greater than 90 days, but less than two years.  All marketable securities with a gross unrealized loss as of December 31, 2007 had been in an unrealized loss position for less than 12 months.  The Company reviews marketable securities for impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold the investment to recovery and the financial strength and specific prospects of the issuer of the security.  At December 31, 2007, all of the Company’s investments were classified as current because the Company’s intent was not to hold its investments until maturity.

Marketable securities available-for-sale as of December 31, 2007 were comprised of:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Commercial paper	$6,478	$-	$(1)	$6,477
Total	$6,478	$-	$(1)	$6,477

Allowance for Doubtful Accounts

The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to their expected net realizable value.  The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and by establishing general provisions for estimated losses by analyzing current customer credit worthiness and historical bad debt trends.  Actual collection experience has not varied significantly from the Company’s estimates, due primarily to collection policies and the financial strength of the Company’s customers.  Receivables that are ultimately deemed uncollectible are written-off as a reduction of accounts receivable and the allowance for doubtful accounts.

Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization.  Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Furniture	10 years
Computer and office equipment	1-5 years
Laboratory equipment	5 years
Leasehold improvements	Lesser of the lease term or the useful life

Long-Term Investments

The Company previously made equity investments in privately held companies whose businesses were complementary to the Company’s business.  All of the Company’s current equity investments are accounted for under the cost method of accounting, as the Company held less than 20% of the voting stock outstanding under such arrangements and did not exert significant influence over these companies.  The Company records an impairment to its investments when a decline in value in such investments is determined to be other-than-temporary.

Goodwill

The Company accounted for goodwill under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  Under SFAS 142, the Company was required to perform an annual impairment test of its goodwill.  The Company’s annual impairment test date was October 1.  In addition, the Company was required to test for impairment at any point at which it had an indication that an impairment may exist.  Goodwill at December 31, 2007 was allocated to DioGenix Inc., which was sold in 2008 (see Note 4).

The goodwill impairment test involves a two-step approach.  Under the first step, the Company determines the fair value of the reporting unit to which goodwill has been assigned.  Reporting units are defined as the Company’s operating segments.  The Company then compares the fair value of the reporting unit to its carrying value, including goodwill.  The Company estimates the fair value of the reporting unit by estimating the reporting unit’s future net cash flows.  If the fair value exceeds the carrying value, no impairment loss is recognized.  If the carrying value exceeds the fair value, the goodwill of the reporting unit is considered potentially impaired and the second step is to measure the impairment loss.  Under the second step, the Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit, as determined in the first step.  The Company then compares the implied fair value of goodwill to the carrying value of goodwill.  If the implied fair value of goodwill is less than the carrying value of goodwill, the Company recognizes an impairment loss equal to the difference.

Other Intangible Assets

Other intangible assets consist of licenses and patent costs.

The Company has licensed from third parties certain proprietary rights and technical information covered by various patents and patent applications.  These licenses will continue for the term of the agreement or the life of the respective patent, whichever is shorter.  License costs are being amortized over their expected useful lives, but not greater than the lesser of the term of the agreement or the life of the respective patent.  Certain agreements call for the payment of milestones, royalties and/or other fees.

Patent costs include issued patents and patent applications and are stated at cost.  Amortization of costs for issued patents is recorded using the straight-line method over the shorter of their expected useful lives or the legal lives of the patents, generally for periods ranging up to 20 years.

Impairment of Long-Lived Assets

Long-lived assets, consisting principally of property and equipment and other intangible assets (including licenses and patent costs), are evaluated for possible impairment.  If an impairment loss is indicated, the Company will measure the amount of the impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset (or asset group).

Fair Value Measurements

The Company adopted SFAS No. 157 “Fair Value Measurements” (“SFAS 157”) for financial assets and liabilities on January 1, 2008.  The adoption had no impact on the Company’s financial position or results of operations.

SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost).  The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2:  Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s financial assets subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value
	as of	Fair Value Measurements at December 31, 2008
	December 31,	Using Fair Value Hierarchy
	2008	Level 1	Level 2	Level 3
Cash and cash equivalents	$10,784	$10,784	$-	$-
Marketable securities available-for-sale	-	-	-	-
Total	$10,784	$10,784	$-	$-

Research and Development

Research and development costs, including those costs previously incurred in acquiring and developing the Company’s drug repositioning technologies and analyzing and further developing its compounds, are charged to operations when incurred or acquired.

Revenue Recognition

Revenue associated with non-refundable license fees for which the Company is not obligated to provide continuing research and development activities is generally recognized when the license becomes effective. Revenue associated with non-refundable license fees under arrangements where the license fees and research and development activities cannot be accounted for as separate units of accounting are deferred and recognized as revenue over the expected term of the Company’s continued performance of such research and development activities.

Revenue recognized for any multiple-element contract is allocated to each element of the arrangement based on the relative fair value of the element.  The determination of fair value of each element is based on the Company’s analysis of objective and reliable evidence from comparable internal or third-parties’ sales of the individual element.  If the Company is unable to determine evidence of fair value for an undelivered element of the arrangement, revenue for the arrangement is deferred and recognized using the revenue recognition method appropriate to the predominant undelivered element.

In 2007, the Company entered into a contractual arrangement with multiple deliverables.  The Company was unable to determine objectively and reliably the fair value of the undelivered elements.  Therefore, the Company recognized revenue using the revenue recognition method appropriate to the predominant undelivered element.  The Company also deferred the direct and incremental expenses associated with the arrangement for which revenue had been deferred and recognized these expenses as the Company recognized the related revenue.  This arrangement resulted in an increase in the Company’s deferred costs and deferred revenue as of December 31, 2007, all of which was recognized in 2008.  The timing of revenue recognition associated with future agreements may also be dependent on its ability to objectively and reliably determine the fair value of deliverables included in those agreements.

Deferred revenue is recorded for cash received from customers for whom services have not yet been performed or revenue recognition criteria has not been met as of the balance sheet date.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”).  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Basic and Diluted Net Loss Per Share

Net loss per share is computed using the weighted average number of shares of Common Stock outstanding.  Common equivalent shares from all outstanding stock options and unvested restricted stock awards are excluded from the computation, as their effect is anti-dilutive.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” which requires all share-based payments to employees, including grants of employee stock options and restricted stock awards, to be recognized in the financial statements based upon their respective grant-date fair values.  The Company recognizes compensation expense on a straight-line basis over the requisite service period of the award, which typically occurs ratably over periods ranging from one to four years.  See Note 13 for a further discussion on stock-based compensation.

Segment Information

Subsequent to the sale of the Genomics Assets (see Note 3) and prior to the sale of DioGenix Inc. (see Note 4), the Company managed its business as two operating segments: drug development and molecular diagnostics; however, because these operating segments meet the aggregation criteria of SFAS 131 “Disclosures about Segments of an Enterprise and Related Information,” the Company has aggregated its operating segments into one reporting segment.  Subsequent to the sale of DioGenix Inc., the Company now manages its business as one operating segment.  For 2008, two customers accounted for 97% of the Company’s revenue from continuing operations.  For 2007, one customer accounted for 94% of the Company’s revenue from continuing operations.

New Accounting Pronouncements

In February 2008, the Financial Accounting Standards Board (“FASB”) issued a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  The Company adopted SFAS No. 157 for financial assets and liabilities effective January 1, 2008 (see Note 1, Fair Value Measurements) and the adoption had no impact on the Company’s financial position or results of operations.  The Company does not expect the adoption of SFAS No. 157 as it pertains to non-financial assets and liabilities to have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 Revised, “Business Combinations” (“SFAS 141R”).  SFAS 141R requires an acquirer to determine the fair value of the consideration exchanged as of the acquisition date (i.e. the date the acquirer obtains control).  Previously, an acquisition was valued as of the date the parties agreed upon the terms of the transaction.  SFAS 141R also modifies, among other things, the accounting for direct costs associated with an acquisition, contingencies acquired and contingent consideration.  The Company will adopt SFAS 141R for business combinations for which the acquisition date occurs on or after January 1, 2009.

In December 2007, the FASB ratified Emerging Issues Task Force No. 07-1, “Accounting for Collaborative Agreements” (“EITF 07-1”).  EITF 07-1 provides guidance regarding financial statement presentation and disclosure of collaborative arrangements, as defined therein.  EITF 07-1 is effective for the Company as of January 1, 2009.  The Company does not expect the adoption of this statement will have a material effect on its financial position of results of operations.

Note 2 – Liquidity and management’s plans

Since inception, the Company has incurred, and continues to incur, significant losses from operations.  At December 31, 2008, the Company had $10,784 in cash and cash equivalents.  In 2008, the Company realigned its corporate resources and as a result significantly reduced its workforce from 71 employees on December 31, 2007 to 14 employees as of December 31, 2008.  In addition, the Company assigned its Cambridge, Massachusetts lease and subleased back a smaller portion (see Note 11).  The Company believes through its ongoing realignment efforts and cash conservation programs, including further employee reductions expected in 2009, nine of which are expected to occur prior to May 2009, and anticipated collection of its outstanding notes receivable, that the Company would have the resources to initiate and complete the Phase Ib/IIa clinical trial for ORE1001, which is expected to be completed in mid to late 2010.  However, there can be no assurance that the Company will be successful in its realignment efforts, cash conservation programs or collection of its outstanding notes receivable to allow the Company to complete the clinical trial.  The balance sheet at December 31, 2008 does not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to complete the clinical trial or attract additional financing.

Note 3 – Discontinued operations

Genomics Assets

In 2007, the Company sold its Genomics Assets to Ocimum Biosolutions Ltd. (“Ocimum”) for a sales price of $10,000, of which $7,000 was received at closing, less transaction costs of $1,890, and the balance of the sales price is payable pursuant to a $3,000 non-interest bearing promissory note due June 2009.  The note has been recorded net of a discount of $103 for imputed interest as of December 31, 2008.  In connection with the sale of its Genomics Assets, the Company agreed to indemnify Ocimum in the event of a breach of its representations and warranties to, and agreements with, Ocimum.  Ocimum also assumed certain liabilities relating to the Genomics Assets and the lease obligations of the Company’s former Genomics laboratory and office facility, subject to the Company’s agreement to reimburse Ocimum for 50% of the lease obligations for 2008.  In the event of Ocimum’s default under the lease, the Company could be liable for amounts due under the lease that could total $2,218 at December 31, 2008.  The Company’s liability expires for obligations under this lease in February 2011.  At December 31, 2008, Ocimum had on deposit in escrow $750 to partially secure both Ocimum’s performance under the lease and payment of the $3,000 promissory note.  The Company retained full rights in perpetuity to use the databases of its former Genomics business, existing as of closing, for its drug development business.  The Company also retained certain assets associated with its molecular diagnostic business, which it sold in 2008 (see Note 4).

As a result of the Company’s sale of its Genomics Assets, the Company recorded a loss on disposal of $3,880, which represented the excess carrying value of the net assets of the Genomics Assets over the net sales proceeds, which is included in the loss from discontinued operations for the year ended December 31, 2007.

Due to the Company’s sale of its Genomics Assets, the results of operations of the former Genomics Division have been classified as discontinued operations.  Summarized operating results for the discontinued operations included in the Company’s Consolidated Statements of Operations are as follows:

2007
Revenue	$16,738
Loss from discontinued operations (1)	$(16,911)
(1) Includes $3,880 loss on disposal.

During 2006, the Company initiated a restructuring of its Genomics Division, which was completed and the restructuring liabilities paid as of December 31, 2007.

Preclinical Division

In 2006, the Company sold its Preclinical Division for a sales price of $15,000, including $13,500 received at closing, less transaction costs of $1,383, and $1,500 held in escrow for 12 months to guarantee certain obligations under the agreement. Of the amount held in escrow, $1,418 has been paid and the remaining amount of $82 is pending resolution between the parties.  In connection with the sale of its Preclinical Division, the Company agreed to indemnify the purchaser in the event of a breach of its representations and warranties to, and agreements with, the purchaser and retained certain liabilities relating to the activities of the business prior to the sale.  The Company’s guarantees of two leases formerly used by the Company’s Preclinical Division also continue in effect.  In the event the purchaser defaults under these leases, which expire in February 2011 and December 2013, the Company could be liable for amounts due under the leases totaling $1,206 and $3,551, respectively, at December 31, 2008.

Note 4 – Sale of DioGenix Inc.

In 2008, the Company sold to Nerveda, Inc. (“Nerveda”) the Company’s wholly owned subsidiary, DioGenix Inc., its molecular diagnostics business, for a sales price of $1,250, of which $500 was received at closing and the balance is payable pursuant to a $750 promissory note from Nerveda bearing interest at 2.38%, with two principal payments of $375 plus interest due December 2009 and June 2010.  Payments due under the note are subject to acceleration if DioGenix secures institutional investment or reaches a certain development milestone.  The note has been recorded net of a discount of $62 for imputed interest as of December 31, 2008.  In addition, if DioGenix commercializes a diagnostic product or service for multiple sclerosis, DioGenix would pay the Company a royalty equal to 3.5% on net sales of such tests and services, capped at an aggregate of $1,500.  The Company and Nerveda have each agreed to indemnify the other for the breach by either of any representation, warranty, covenant or obligation made or undertaken pursuant to the agreement.  During 2008, the Company recorded a gain on the sale of DioGenix Inc. of $146.  Expenses and associated assets are not considered material and there was no revenue from this business recorded for the periods presented.  The results for the Company’s molecular diagnostic business are included in the Company’s operating expenses from continuing operations.

Note 5 – Property and equipment

Property and equipment includes the following as of December 31:

	2008	2007
Furniture	$301	$985
Computer and office equipment	857	855
Laboratory equipment	26	2,750
Leasehold improvements	316	754
	1,500	5,344
Less -- accumulated depreciation and amortization	(1,017)	(3,243)
Property and equipment, net	$483	$2,101

Depreciation expense was $772 and $922 for the years ended December 31, 2008 and 2007, respectively.

Note 6 – Long-term investments

In November 2003, the Company’s subsidiary, then named MetriGenix, Inc., sold substantially all of its assets to a privately held company (the “Buyer”, referred to herein as “Xceed”, formerly MetriGenix).  In connection with the sale, the Company received convertible preferred stock of Xceed at the time representing 15% of the equity of Xceed.  The Company also received the right to appoint a person to the Board of Directors of the Buyer.  The Company accounts for its investment in Xceed using the cost method of accounting.  During 2008, the Company recorded a $2,964 write-down of the remaining book value of its investment in Xceed, due to an other-than-temporary decline in its estimated fair value caused by Xceed’s difficulty in obtaining capital, which significantly impacted the fair value of Xceed.

Note 7 – Other intangible assets

Information regarding the Company’s other intangible assets at December 31 is as follows:

	2008	2007
Carrying amount:
Licenses	$-	$144
Patent costs	575	890
Total carrying amount	$575	$1,034
Accumulated amortization:
Licenses	$-	$120
Patent costs	2	78
Total accumulated amortization	$2	$198
Net carrying value:
Licenses	$-	$24
Patent costs	573	812
Total net carrying value	$573	$836

Amortization expense for the years ended December 31, 2008 and 2007 was $202 and $192, respectively.  Estimated future amortization expense for existing intangible assets is not significant since most patents costs are not related to issued patents as of December 31, 2008 and therefore are not subject to amortization.

Note 8 – Long-term debt

Long-term debt as of December 31 consists of the following:

	2008	2007
Loan bearing interest at 5.0% per annum and due in
quarterly installments of $14 through June 2009	$27	$78
Loan bearing interest at 4.5% and due upon demand	450	450
	477	528
Less -- current portion	(477)	(501)
Long-term debt	$-	$27

The Company has had discussions with the lender concerning repayment and/or forgiveness of the loan that is currently due upon demand, as well as $139 of accrued interest that has been recorded in Other Accrued Expenses.

Interest expense was $10 and $53 for the years ended December 31, 2008 and 2007, respectively.

Note 9 – Stockholders’ equity

In 2008, the Company entered into an agreement with a then member of its Board of Directors to purchase 920,426 shares owned directly or indirectly by that Director for $3,263 (the “Share Purchase”).  In addition, the Company agreed to pay the director $126 for certain fees and expenses.  In connection with the Share Purchase, the director resigned from the Company’s Board of Directors and surrendered stock options for 6,000 shares of the Company’s Common Stock.  Of the purchase price of $3,263, the Company allocated $272 to the price paid in excess of the fair value of the shares, which was recorded as a Selling, General and Administrative expense.  The remaining $2,991 was recorded as a reduction to Common Stock, based on the par value, and to Additional Paid-in Capital.  The shares purchased were cancelled and returned to the status of authorized and unissued shares.

On May 23, 2008, the Company’s stockholders of record as of April 17, 2008 approved a one-for-five reverse stock split of the Company’s outstanding Common Stock.  The number of authorized shares of Common Stock and Preferred Stock of the Company was not affected and remains at 60,000,000 and 10,000,000, respectively, but the number of shares of Common Stock outstanding was reduced from 27,515,461 to 5,503,438.  The aggregate par value of the issued Common Stock was reduced by reclassifying a portion of the par value amount of the outstanding common shares from Common Stock to Additional Paid-in-Capital for all periods presented.  In addition, all per share and share amounts, including stock options and restricted stock awards, have been retroactively restated in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements for all periods presented to reflect the reverse stock split.

Note 10 – Income taxes

The actual income tax expense for the years ended December 31, 2008 and 2007 is different from the amount computed by applying the statutory federal income tax rates to loss before income tax expense.  The reconciliation of these differences for the years ended December 31 is as follows:

	2008	2007
Tax benefit at federal statutory rate	$(7,637)	$(11,806)
State income taxes, net of federal income tax effect	(509)	(1,860)
Change in state tax rate	-	(3,309)
Other	113	221
Increase in valuation allowance	8,033	16,754
Income tax expense	$-	$-

The tax effect of cumulative temporary differences at December 31 is as follows:

	2008	2007
Deferred tax assets:
NOL and tax credit carryforwards	$123,471	$127,130
Net loss in unconsolidated investee	3,259	3,581
Purchased research and development	2,244	2,685
Depreciation	2,527	2,353
Other	2,337	2,739
	133,838	138,488
Less -- valuation allowance	(133,838)	(138,488)
Net deferred tax assets	$-	$-
Deferred tax liabilities:
Other	$-	$-
Deferred tax liabilities	$-	$-

At December 31, 2008, net operating loss carryforwards (“NOLs”) for income tax purposes were $324,148.  The Company also has research and development tax credit carryforwards of $5,630 as of December 31, 2008.  The carryforwards, if not utilized, will expire in increments from 2009 through 2028.  Utilization of the net operating losses and credits may be subject to an annual limitation as provided by the Internal Revenue Code of 1986, and there can be no guarantee that such NOLs and tax credits will ever be fully utilized.  As a result of cumulative losses, the Company has recorded a full valuation allowance against its net deferred tax assets as management believes it is more likely than not that the assets will not be realizable.

Note 11 – Commitments and contingencies

Operating Leases

The Company conducts its operations from two subleased facilities, with terms expiring in 2009 for Cambridge, Massachusetts and 2013 for Gaithersburg, Maryland.  These subleases obligate the Company to pay building operating costs.

Future minimum lease payments under sublease agreements for the years ending December 31 are as follows:

2009	$229
2010	134
2011	137
2012	141
2013	144
$785

Rent expense for the years ended December 31, 2008 and 2007 was $1,245 and $1,315, respectively.

In March 2009, the Company decided to close its Gaithersburg, Maryland facility.  Upon closing the facility, which is anticipated to occur in the second quarter of 2009, the Company expects to record a non-cash accelerated lease expense and write-down of leasehold improvements and other related assets of approximately $900.

In 2008, the Company assigned its lease in Cambridge, Massachusetts to Agios Pharmaceuticals, Inc. (“Agios”), a privately held biopharmaceuticals company, and subleased from Agios a smaller space at that location for a term to expire on or before, at the Company’s election, June 30, 2009.  The Company will remain liable under the lease in the event of Agios’ default for the balance of the term of the lease, which ends August 2013, that could amount to $5,210 at December 31, 2008.

In connection with this arrangement, the Company received $700 for the sale of laboratory equipment associated with drug repositioning not required to further advance the Company’s drug candidates.  As a result, the Company recorded a loss on disposal of $274 related to the sale.

Contingencies

The Company is subject to certain contingencies associated with the sales of its Genomics Assets and Preclinical Division (see Note 3) and DioGenix Inc. (see Note 4).

Litigation

The Company is not currently a party to any legal proceedings that could have a material adverse effect on the Company’s financial condition or results of operations.

Note 12 – 401(k) retirement plan

The Company has an Ore Pharmaceuticals Inc. 401(k) Retirement Plan (the “401(k) Plan”) for its employees under Section 401(k) of the Internal Revenue Code, as amended.  Under the 401(k) Plan, all employees 18 years of age or older are eligible, starting on the calendar quarter, to contribute up to 100% of their eligible compensation and, in the case of employees age 50 or older, make certain catch-up contributions, subject to maximum deferrals allowed under IRS regulations.  Employee contributions are 100% vested.  Beginning in 2008, the Company matching contributions increased to 100% of up to 3% of an employee’s eligible compensation and 50% of up to the next 2%.  For 2007, the Company’s matching contributions were 50% of up to 6% of an employee’s eligible compensation.  Employees hired before January 1, 2004 and after January 1, 2008 are fully vested in the Company’s matching contributions.  For employees hired between these dates, the Company’s matching contributions are subject to variable vesting.  These matching contributions, which are expensed, amounted to $229 and $171 in 2008 and 2007, respectively.

Note 13 – Stock-based compensation

At December 31, 2008, the Company has the following stock-based compensation plans: 1997 Equity Incentive Plan (the “Stock Plan”) and 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”).

Stock Plan

The Company has a Stock Plan, under which the Compensation Committee (the “Committee”) of the Company’s Board of Directors, at its discretion, can grant stock options and, beginning in 2006, restricted stock awards, to employees of the Company and its affiliates.  The Stock Plan currently authorizes the grant of stock options for up to 2,120,000 shares of Common Stock, of which only 600,000 shares may be issued as restricted stock awards.  The stock options granted under the Stock Plan generally expire at the earlier of a specified period after termination of service or the date specified by the Committee at the date of grant, but not more than ten years from such grant date.  Grants of restricted stock awards are generally subject to conditions for vesting within a specified time period.  Such awards are generally forfeited at the earlier of not meeting such vesting conditions or upon termination of service.  At December 31, 2008, there were 786,245 shares available for issuance under the Stock Plan.

Directors’ Plan

The Company has a Directors’ Plan to provide for granting of stock options to purchase up to 180,000 shares of Common Stock to non-employee directors of the Company.  Stock options are to be granted at the fair market value of the Common Stock at the grant date.  The stock options granted under the Directors’ Plan expire at the earlier of a specified period after termination of service or ten years from such grant date.  At December 31, 2008, there were 44,000 shares available for issuance under the Director’s Plan.

Stock Option Awards

The following is a summary of option activity for the year ended December 31, 2008:

	Shares Subject to
	Outstanding Options
			Weighted
		Per Share	Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Shares	Exercise Price	Life (Years)	Value
Balance at January 1, 2008	904,856	$28.60
Options granted	317,140	$2.18
Options exercised	-	$-
Options cancelled	(538,149)	$18.75
Balance at December 31, 2008	683,847	$24.10
Vested and expected to vest at December 31, 2008	647,714	$25.16	5.2	$-

Options to purchase a total of 532,096 and 647,866 shares at December 31, 2008 and 2007, respectively, were exercisable.  The weighted-average grant-date fair value of options granted during the years ended December 31, 2008 and 2007 was $0.97 and $3.64, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model for the years ended December 31, 2008 and 2007 with the following assumptions:

	2008	2007
Expected volatility	63%	59%
Risk-free interest rate	2.53% to 3.04%	3.04% to 4.51%
Expected lives	3 years	3 years
Dividend rate	0%	0%

The aggregate intrinsic value in the table above represents the total intrinsic value (the excess of the Company’s closing stock price on the last trading day of 2008 over the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2008.  This amount is subject to change based on changes to the fair market value of the Company’s Common Stock.  Total intrinsic value of options exercised for 2008 and 2007 was not significant.

No option exercises occurred in 2008.  Cash received from option exercises in 2007 was $10.

The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted	Per Share		Per Share
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
Range of	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Price	2008	Life	Price	2008	Price
$1.70--$10.00	278,429	8.7 Years	$4.51	142,446	$5.02
$10.01--$20.00	113,465	5.4 Years	$16.47	97,709	$17.12
$20.01--$30.00	139,257	2.2 Years	$25.72	139,245	$25.72
$30.01--$314.38	152,696	2.3 Years	$64.01	152,696	$64.01
$1.70--$314.38	683,847	5.4 Years	$24.10	532,096	$29.59

Restricted Stock Awards

During 2007, the Committee approved grants for shares of restricted stock under the Stock Plan subject to certain performance- or time-based vesting conditions which, if not met, would result in forfeiture of the shares and reversal of any previously recognized related stock-based compensation expense.

The following is a summary of restricted stock awards activity for the year ended December 31, 2008:

		Per Share
		Weighted-
		Average
	Number of	Grant-Date
	Shares	Fair Value
Outstanding at January 1, 2008	61,525	$6.53
Restricted stock granted	-	$-
Restricted stock vested	(14,000)	$6.65
Restricted stock forfeited	(37,525)	$6.59
Outstanding at December 31, 2008	10,000	$6.15

Performance-based nonvested share awards are recognized as compensation expense over the expected vesting period based on the fair value at the date of grant and the number of shares ultimately expected to vest.  The shares of restricted stock outstanding at December 31, 2008 will only vest if certain performance milestones are achieved, which the Company does not believe is probable.  During 2008, 37,525 restricted stock awards were forfeited as the performance milestones were not achieved.  As a result, the Company recognized the reversal of $148 stock-based compensation expense during 2008 related to these awards since the Company had previously considered the vesting of these awards to be probable.

As of December 31, 2008, $156 of total unrecognized compensation cost related to stock option and restricted stock awards is expected to be recognized over a weighted-average period of 1.7 years.  This estimate does not include the impact of other possible stock-based awards that may be made during future periods.

ORE PHARMACEUTICALS INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,650	$10,784
Prepaid expenses	279	200
Notes receivable, net	3,747	3,252
Other current assets	31	70
Total current assets	8,707	14,306
Property and equipment, net	42	483
Other intangibles, net	619	573
Note receivable, net	-	338
Other assets	25	-
Total assets	$9,393	$15,700
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$794	$623
Accrued compensation and employee benefits	184	1,185
Other accrued expenses	1,454	1,267
Current portion of long-term debt	450	477
Total liabilities	2,882	3,552
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; and no shares issued and
outstanding as of June 30, 2009 and December 31, 2008	-	-
Common stock, $.01 par value; 60,000,000 shares authorized; 5,483,519 shares
issued and outstanding as of June 30, 2009 and December 31, 2008	55	55
Additional paid-in-capital	384,978	384,922
Accumulated deficit	(378,522)	(372,829)
Total stockholders' equity	6,511	12,148
Total liabilities and stockholders' equity	$9,393	$15,700

See accompanying notes.

ORE PHARMACEUTICALS INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Services revenue	$25	$1,000	$25	$1,750

Expenses:
Research and development	639	3,364	1,580	6,206
Selling, general and administrative	2,016	2,505	4,305	7,669
Total expenses	2,655	5,869	5,885	13,875
Loss from operations	(2,630)	(4,869)	(5,860)	(12,125)
Interest (income), net	(81)	(186)	(167)	(502)
Net loss	$(2,549)	$(4,683)	$(5,693)	$(11,623)

Basic and diluted net loss per share	$(0.47)	$(0.86)	$(1.04)	$(1.99)

Shares used in computing basic and diluted
net loss per share	5,474	5,477	5,474	5,841

See accompanying notes.

ORE PHARMACEUTICALS INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Loss from operations	$(5,693)	$(11,623)
Adjustments to reconcile loss from operations to net cash flows from operating activities:
Depreciation and amortization	105	593
Non-cash stock-based compensation expense	56	229
Other non-cash items	184	182
Changes in operating assets and liabilities:
Prepaids and other assets	(65)	1,953
Accounts payable	171	(599)
Accrued expenses	(814)	(1,716)
Deferred revenue	-	(1,500)
Net cash flows from operating activities	(6,056)	(12,481)
Cash flows from investing activities:
Purchases of property and equipment	(16)	(152)
Proceeds from sale of property and equipment	70	-
Purchases of licenses and patent costs	(105)	(187)
Proceeds from sale of marketable securities available-for-sale	-	6,522
Purchase of marketable securities available-for-sale	-	(4,003)
Net proceeds received from sale of Genomics Assets	-	501
Net proceeds received from sale of Preclinical Division	-	272
Net cash flows from investing activities	(51)	2,953
Cash flows from financing activities:
Purchase of common stock	-	(2,991)
Repayments of an equipment loan	(27)	(12)
Net cash flows from financing activities	(27)	(3,003)
Net decrease in cash and cash equivalents	(6,134)	(12,531)
Cash and cash equivalents, beginning of period	10,784	26,323
Cash and cash equivalents, end of period	$4,650	$13,792
Supplemental disclosure:
Interest paid	$-	$1

See accompanying notes.

ORE PHARMACEUTICALS INC.

Notes to Consolidated Condensed Financial Statements
June 30, 2009
(in thousands, except share and per share data)
(unaudited)

Note 1 — Organization and summary of significant accounting policies

Description of Business

Ore Pharmaceuticals Inc. (the “Company”) is a pharmaceutical asset management company.  The Company acquires interests in pharmaceutical assets whose value, it believes, it can significantly enhance through targeted development, with the goal of then monetizing these assets through a sale or out-licensing.  Initially, the Company will focus on developing and monetizing its current portfolio, which includes four clinical-stage compounds in-licensed from major pharmaceutical companies.  The Company’s four compounds in its development portfolio are: ORE1001, its lead compound, ORE10002, ORE5002 (tiapamil) and ORE5007 (romazarit).

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) for interim financial information and the instructions to Form 10-Q and Article 8-03 of Regulation S-X.  The consolidated condensed balance sheet as of June 30, 2009, consolidated condensed statements of operations for the three and six months ended June 30, 2009 and 2008 and the consolidated condensed statements of cash flows for the six months ended June 30, 2009 and 2008 are unaudited, but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position, operating results and cash flows, respectively, for the periods presented.  Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote information normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).  All material intercompany accounts and transactions have been eliminated in consolidation.

In 2008, the Company sold its wholly owned subsidiary, DioGenix Inc., its molecular diagnostics business.  The results of operations for the Company’s molecular diagnostic business are not considered material and, therefore, have not been classified as a discontinued operation.  There was no revenue from the Company’s molecular diagnostics business.

Results for any interim period are not necessarily indicative of results for any future interim period or for the entire year.  The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” (“SFAS 157”) for financial assets and liabilities on January 1, 2008.  The Company adopted SFAS 157 for non-financial assets and liabilities on January 1, 2009.

SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost).  The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2:  Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value
	as of	Fair Value Measurements at June 30, 2009
	June 30,	Using Fair Value Hierarchy
	2009	Level 1	Level 2	Level 3
Cash and cash equivalents	$4,650	$4,650	$-	$-
Total	$4,650	$4,650	$-	$-

The amounts in the Company’s Consolidated Condensed Balance Sheets for notes receivable, accounts payable and long-term debt approximate fair value due to their short-term nature.

There were no required fair value measurements for non-financial assets and liabilities in the second quarter of 2009.

Comprehensive Loss

The Company accounts for comprehensive loss as prescribed by SFAS No. 130, “Reporting Comprehensive Income.”  Comprehensive income (loss) is the total net income (loss) plus all changes in equity during the period except those changes resulting from investment by and distribution to owners.  Total comprehensive loss was $2,549 and $4,683 for the three months ended June 30, 2009 and 2008, respectively, and $5,693 and $11,577 for the six months ended June 30, 2009 and 2008, respectively.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162" ("SFAS 168"), which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with GAAP.  SFAS 168 explicitly recognizes rules and interpretive releases of the SEC under federal securities laws as authoritative GAAP for SEC registrants.  SFAS 168 is effective for financial statements issued for interim and annual reporting periods ending after September 15, 2009 (the quarter ending September 30, 2009 for the Company) and will not have an impact on the Company's final position or results of operations.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events," ("SFAS 165"), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for interim and annual reporting periods ending after June 15, 2009 (the quarter ending June 30, 2009 for the Company).  The adoption of SFAS 165 did not have an impact on the Company's financial position or results of operations.

In April 2009, the FASB issued FSP No. FAS 107-1 and Accounting Principles Board ("APB") Opinion No. 28-1, "Interim Disclosures about Fair Value of Financial Instruments" ("FSP FAS 107-1" and "APB 28-1").  FSP FAS 107-1 and APB 28-1 amend SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to require disclosures, in interim reporting periods and in financial statements for annual reporting periods, regarding the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not on the company's balance sheet.  FSP FAS 107-1 and APB 28-1 also amend FASB APB Opinion No. 28, "Interim Financial Reporting," to require entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, in both interim and annual financial statements.  FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009 (the quarter ending June 30, 2009 for the Company).  While the adoption of FSP FAS 107-1 and APB 28-1 impacts the Company's disclosures, it does not have an impact on the Company's financial position or results of operations.

In April 2009, the FASB issued FSP SFAS 115-2 and SFAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments," which modify the recognition requirements for other-than-temporary impairments of debt securities and enhances existing disclosures with respect to other-than-temporary impairments of debt and equity securities.  FSP SFAS 115-2 and SFAS 124-2 are effective for interim and annual reporting periods ending after June 15, 2009 (the quarter ending June 30, 2009 for the Company).  The adoption of FSP SFAS 115-2 and SFAS 124-2 had no impact on the Company’s financial position or results of operations.

In February 2008, the FASB issued a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157.  The Company adopted SFAS No. 157 for financial assets and liabilities effective January 1, 2008 (see Note 1, Fair Value Measurements).  The Company adopted SFAS No. 157 as it pertains to non-financial assets and liabilities effective January 1, 2009 and the adoption had no impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 Revised, “Business Combinations” (“SFAS 141R”).  SFAS 141R requires an acquirer to determine the fair value of the consideration exchanged as of the acquisition date (i.e. the date the acquirer obtains control).  Previously, an acquisition was valued as of the date the parties agreed upon the terms of the transaction.  SFAS 141R also modifies, among other things, the accounting for direct costs associated with an acquisition, contingencies acquired and contingent consideration.  The Company adopted SFAS 141R effective January 1, 2009 for business combinations occurring after the effective date.

In December 2007, the FASB ratified Emerging Issues Task Force No. 07-1, “Accounting for Collaborative Agreements” (“EITF 07-1”).  EITF 07-1 provides guidance regarding financial statement presentation and disclosure of collaborative arrangements, as defined therein.  The Company adopted EITF 07-1 effective January 1, 2009 and the adoption had no impact on the Company’s financial position or results of operations.

Note 2 – Liquidity and management’s plans

Since inception, the Company has incurred, and continues to incur, significant losses from operations.  At June 30, 2009, the Company had $4,650 in cash and cash equivalents.  The Company has realigned its corporate resources and as a result significantly reduced its workforce from 71 employees on December 31, 2007 to 7 employees as of June 30, 2009.  In addition, the Company assigned its Cambridge, Massachusetts lease and leased new space at a lower cost.  The Company believes that its existing cash and cash equivalents, continuing cash savings resulting from its ongoing realignment and cash conservation efforts and proceeds from the collection of its outstanding notes receivable, will be sufficient to allow the Company to operate through late 2010, including the costs of initiating and completing the Phase Ib/IIa clinical trial for ORE1001, which is expected to be completed in the third quarter of 2010.  However, there can be no assurance that the Company will be successful in its continuing realignment and cash conservation efforts, the collection of its outstanding notes receivable or, if necessary, attracting additional financing to allow the Company to complete the clinical trial.  Furthermore, there is no assurance if the Company completes its Phase Ib/IIa clinical trial, that the results will be satisfactory or will enable the Company to successfully outlicense its compound.  If the Company is not successful in achieving its objectives, it might be necessary to liquidate the Company in late 2010.  The balance sheet at June 30, 2009 does not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary in the event of such liquidation.

Note 3 — Stock-based compensation

At June 30, 2009, the Company has the following stock-based compensation plans: the 1997 Equity Incentive Plan (the “Stock Plan”) and the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”).

The Company recorded stock-based compensation expense of $28 and $70 for the three months ended June 30, 2009 and 2008, respectively, and $56 and $229 for the six months ended June 30, 2009 and 2008, respectively.

Stock Option Awards

The Company determined the fair value of each option grant on the date of grant using the Black-Scholes option pricing model for the indicated periods, with the following assumptions:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Weighted average fair value of grants	$0.34	$0.96	$0.28	$0.97
Expected volatility	79%	65%	79%	63%
Risk-free interest rate	1.38%	2.53 % to 2.57%	1.31 % to 1.38%	2.53 % to 3.04%
Expected lives	5 years	3 years	5 years	3 years
Dividend rate	0%	0%	0%	0%

The following is a summary of option activity for the six months ended June 30, 2009:

		Per Share
		Weighted-	Aggregate
	Number of	Average	Intrinsic
	Shares	Exercise Price	Value
Outstanding at January 1, 2009	683,847	$24.10
Options granted	786,300	$0.44
Options exercised	-	$-
Options cancelled	(353,020)	$19.40
Outstanding at June 30, 2009	1,117,127	$8.93	$103

Exercisable at June 30, 2009	348,898	$27.17	$8

The aggregate intrinsic value in the table above represents the total intrinsic value (the excess of the Company’s closing stock price on the last trading day of June 2009 over the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2009.  This amount is subject to change based on changes to the fair market value of the Company’s Common Stock.

Restricted Stock Awards

The Committee had previously approved grants for shares of restricted stock under the Stock Plan subject to certain performance- or time-based vesting conditions which, if not met, would result in forfeiture of the shares and the reversal of any previously recognized related stock-based compensation expense.

The following is a summary of restricted stock awards activity for the six months ended June 30, 2009:

Per Share
Weighted-
Average
	Number of	Grant-Date
	Shares	Fair Value
Outstanding at January 1, 2009	10,000	$6.15
Restricted stock granted	-	$-
Restricted stock vested	-	$-
Restricted stock forfeited	-	$-
Outstanding at June 30, 2009	10,000	$6.15

Performance-based non-vested restricted stock awards are recognized as compensation expense over the expected vesting period based on the fair value at the date of grant and the number of shares ultimately expected to vest.  The Company’s outstanding restricted stock award at June 30, 2009 was forfeited in the third quarter of 2009.  In 2008, the Company had reversed the previously recognized related stock-based compensation expense for this restricted stock award since the Company believed that the achievement of the performance milestones were not probable.

As of June 30, 2009, $220 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.9 years.  This estimate does not include the impact of other possible stock-based awards that may be made during future periods.

Note 4 — Loan and grant agreements with the State of Maryland

During the second quarter of 2009, the Company received a notice requiring repayment of all amounts potentially due under a loan and a grant agreement with the State of Maryland that total $710 at June 30, 2009.  The Company has recorded the amounts due under the loan and grant agreement within current portion of long-term debt and other accrued expenses.  The Company is in discussions with the State of Maryland concerning the terms of potential repayment of this amount.

Note 5 — Ocimum Biosolutions Inc. promissory note and related agreements

In connection with the sale of the Company’s Genomics business pursuant to a certain Asset Purchase Agreement with Ocimum Biosolutions Limited, as parent, and Ocimum Biosolutions Inc., a Delaware corporation (“Ocimum”), as Purchaser, which was completed on December 14, 2007, and previously reported, the Company had received as partial payment for the sales price, a $3,000 secured promissory note from Ocimum and Ocimum Biosolutions Limited, guaranteed by Coramandel Prestcrete Private Limited, a company incorporated in the Republic of India.  The promissory note, secured by a security agreement between Ocimum and the Company, was due and payable on June 15, 2009.

In June 2009, the Company entered into a superseding $3,000 secured promissory note (“Note”) with Ocimum and its affiliate, Ocimum Biosolutions India Limited, a company incorporated in the Republic of India, which is secured pursuant to a superseding security agreement (“Security Agreement”) with Ocimum and repayment of which is guaranteed by a guaranty agreement with Coramandel Infrastructure Private Limited, a company incorporated in the Republic of India, in favor of the Company.  The superseding agreements are effective as of June 15, 2009, and the original promissory note, security agreement and related guarantee agreement have been cancelled and terminated.

In connection with the sale of the Genomics business, the Company had assigned its related real estate lease, but had remained primarily liable through January 2011 in the event Ocimum failed to perform its obligations under the lease.  An escrow account served partially to secure Ocimum’s performance.  In July 2009, the landlord agreed to release the Company from liability under the lease.  The escrow agreement between Ocimum and the Company was terminated and $500 from the escrow amount was paid to the Company and applied to the outstanding principal of the Note.

Under the Note, Ocimum was required to pay at least fifty percent (50%) of the unpaid principal to the Company on or before August 1, 2009.  To date, the Company has received payments of $1,500 (including the $500 discussed above), and the remaining balance is required to be paid on or before September 15, 2009.  The Note bears interest at the rate of 15% per annum and includes an adjustment to the unpaid principal of four percent (4%) on July 15, 2009, five percent (5%) on August 15, 2009 and eight percent (8%) on September 15, 2009.  The Security Agreement secures the Note with Ocimum collateral that includes, but is not limited to, the assets, properties and rights of Ocimum, its cash accounts and its receivables.

Note 6 — Lease abandonment

In the second quarter of 2009, the Company vacated substantially all of its Gaithersburg, Maryland facility and recorded a non-cash accelerated lease expense and write-down of leasehold improvements and other related assets of $749, which is included in Selling, General and Administrative expenses in the Company’s Consolidated Condensed Statements of Operations.

Note 7 — Subsequent events

In May 2009, the Company was notified by Nasdaq that it no longer met the requirement for continued listing on the Nasdaq Global Market, due to the fact that its stockholders’ equity fell below the minimum of $10,000.  In response, the Company applied for, and Nasdaq approved, a transfer of the Company’s listing from the Nasdaq Global Market to the Nasdaq Capital Market.  This transfer occurred on August 3, 2009.  The Company’s Common Stock is currently trading below the $1.00 per share price required by Nasdaq for continued listing.

The Company evaluated all events or transactions that occurred after June 30, 2009 and through August 14, 2009, the date these financial statements were issued for recognition and disclosure.

APPENDIX A

AGREEMENT AND PLAN OF
REORGANIZATION BY AND AMONG
ORE PHARMACEUTICAL HOLDINGS INC., ORE PHARMACEUTICALS MERGER SUB INC. AND
ORE PHARMACEUTICALS INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of August 14, 2009, is by and among Ore Pharmaceuticals Inc., a Delaware corporation (the “Company”), Ore Pharmaceutical Holdings Inc., a Delaware corporation (“Holdings”), and Ore Pharmaceuticals Merger Sub Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company has an authorized capital stock consisting of 70,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which 5,473,519 shares are issued and outstanding as of the date hereof, 2009, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date hereof;

WHEREAS, Holdings has an authorized capital stock consisting of 15,000,000 shares of common stock, par value $0.01 per share (the “Holdings Common Stock”), of which 100 shares are issued and outstanding and are held by the Company on the date hereof, and 2,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date hereof (the “Holdings Preferred Stock”);

WHEREAS, Merger Sub has an authorized capital stock consisting of 100 shares of common stock (the “Merger Sub Common Stock”), all of which are issued and outstanding and are held by Holdings on the date hereof;

WHEREAS, the Company, Holdings and Merger Sub desire to effect a reorganization of the Company into a holding company structure (the “Reorganization”) by means of the Merger (as defined below), pursuant to which the Company will become a wholly-owned subsidiary of Holdings and shareholders of the Company will exchange their shares of Company Common Stock for shares of Holdings Common Stock;

WHEREAS, the boards of directors of the Company and Merger Sub each desire that, to facilitate the Reorganization, Merger Sub merge with and into the Company (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the DGCL, and the boards of directors of the Company and Merger Sub have each approved this Agreement;

WHEREAS, the board of directors of Holdings has approved this Agreement and authorized Holdings to join and be bound by it;

WHEREAS, the board of directors of the Company has directed that this Agreement be submitted to a vote of the Company’s stockholders at the annual meeting of stockholders (the “Annual Meeting”); and

WHEREAS, Holdings, as the sole stockholder of Merger Sub, and the Company, as the sole stockholder of Holdings, have each adopted this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE I
THE MERGER

Section 1.01                                The Merger; Effect of Merger.  At the Effective Time (as defined in Section 1.2 below), Merger Sub shall be merged with and into the Company pursuant to Section 251 of the DGCL, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware, all with the effect provided in the DGCL.  The Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the DGCL.

Section 1.02                                Effective Time.  The Effective Time shall be the time at which a duly executed copy of a Certificate of Merger with respect to the Merger is filed in the office of the Secretary of State of Delaware in accordance with the provisions of the DGCL.

Section 1.03                                Company Certificate of Incorporation.  The certificate of incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be and remain the certificate of incorporation, as amended of the Company, as the surviving corporation, following the Effective Time until it shall thereafter be amended as provided by law, except that the first paragraph of Article IV, Section A thereof shall be deleted and replaced in its entirety with the following:  “The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.”

Section 1.04                                Company By-laws.  The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be and remain the by-laws of the Company, as the surviving corporation, following the Effective Time until the same shall thereafter be altered, amended or repealed, except that all of Article XV thereof shall be deleted there from.

Section 1.05                                Company’s Directors and Officers.  The directors and officers, respectively, of the Company immediately prior to the Effective Time shall continue as the directors and officers, respectively, of the Company following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Company as the surviving corporation.

Section 1.06                                Holdings' Certificate of Incorporation and By-laws.  Prior to the Effective Time, Holdings and the Company shall cause Holdings' Certificate of Incorporation and By-laws to read in their entirety substantially as set forth in Annex A and B, respectively.

ARTICLE II
CONVERSION OF SHARES

Section 2.01                                Company Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Holdings Common Stock upon compliance with the procedures specified in Article III of this Agreement.  No shares of Company Common Stock shall be issued or outstanding after the Effective Time, except as set forth in Section 2.02 below.

Section 2.02                                Merger Sub Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, Holdings shall become the sole stockholder of the Company.

Section 2.03                                Holdings Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Common Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

Section 2.04                                Stock Plans.

(a)           At the Effective Time, Holdings shall assume and continue the Company’s 2009 Omnibus Equity Incentive Plan (the “Omnibus Plan”), in the event that it is approved by the stockholders of the Company and the Board of Directors of the Company prior to the Effective Time, and shall be substituted as the “Company” under the terms and provisions of the Omnibus Plan and assume all rights and obligations of the Company under the Omnibus Plan as theretofore in effect and all stock options and other awards outstanding thereunder (the “Omnibus Outstanding Options ”).   In that event, the number of shares of Holdings Common Stock issuable immediately after the Effective Time under the Omnibus Plan and under then outstanding stock options and other awards granted under the Omnibus Plan shall equal the number of shares of Company Common Stock issuable immediately before the Effective Time under the Omnibus Plan and under such outstanding stock options and other awards.  The exercise price per share immediately after the Effective Time under then outstanding stock options and other awards granted under the Omnibus Plan shall equal the exercise price per share immediately before the Effective Time under such outstanding stock options and other awards.

                (b)           In the event that the Omnibus Plan is not approved by the stockholders of the Company prior to the Effective Time, at the Effective Time, Holdings shall assume and continue the Company’s 1997 Equity Incentive Plan (the “1997 Employee Plan”) and its 1997 Non-Employee Directors’ Stock Option Plan (the “1997 Directors Plan,” and collectively with the 1997 Employee Plan, the “1997 Plans,” and together with the Omnibus Plan, the “Plans”) and shall be substituted as the “Company” under the terms and provisions of the 1997 Plans  and assume all rights and obligations of the Company under the 1997 Plans as theretofore in effect and all stock options  and other awards outstanding thereunder (the “1997 Outstanding Options,” and together with the Omnibus Outstanding Options, the “Outstanding Options”).  In that event, the number of shares of Holdings Common Stock issuable immediately after the Effective Time under the 1997 Plans and under then outstanding stock options and other awards granted under the 1997 Plans shall equal the number of shares of Company Common Stock issuable immediately before the Effective Time under the 1997 Plans and under such outstanding stock options and other awards.  The exercise price per share immediately after the Effective Time under then outstanding stock options and other awards granted under the 1997 Plans shall equal the exercise price per share immediately before the Effective Time under such outstanding stock options and other awards. The 1997 Plans and the 1997 Outstanding Options shall, pursuant to their terms, thereafter apply to shares of Holdings Common Stock in the same manner as they theretofore applied to shares of Company Common Stock.  Prior to the Effective Time, the Company shall take such action with respect to the 1997 Plans and the 1997 Outstanding Options as is appropriate to facilitate performance of the foregoing provisions of this Section 2.04(b).  In the event that the Omnibus Plan is not approved by stockholders of the Company prior to the Effective Time and is not approved by stockholders of Holdings within 12 months after its approval by the Company Board of Directors, the Omnibus Plan will not take effect and no stock options or other awards will be effective under the Omnibus Plan.

(c)           In the event that the Omnibus Plan is approved by the stockholders of the Company, the Board of Directors of the Company has resolved that the Company’s 1997 Plans shall terminate effective upon approval of the Omnibus Plan by the stockholders of the Company.  Notwithstanding the termination of the 1997 Plans pursuant to this subsection (c), at the Effective Time,  Holdings shall assume and continue the 1997 Outstanding Options and shall be substituted as the “Company” under the terms and provisions of such awards and assume all rights and obligations of the Company pursuant to such awards as theretofore in effect.  In that event, the number of shares of Holdings Common Stock issuable immediately after the Effective Time pursuant to the 1997 Outstanding Options shall equal the number of shares of Company Common Stock that otherwise, absent the Reorganization, then would have been issuable pursuant to such awards.  The exercise price per share immediately after the Effective Time pursuant to the 1997 Outsanding Options shall equal the exercise price per share immediately before the Effective Time with regard to such awards. In the event that the Omnibus Plan is approved by the stockholders of the Company, the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of Holdings Common Stock in the same manner as they theretofore applied to shares of Company Common Stock.  Prior to the Effective Time, the Company shall take such action with respect to the Plans and the Outstanding Options as is appropriate to facilitate performance of the foregoing provisions of this Section 2.04.

ARTICLE III
EXCHANGE OF STOCK CERTIFICATES

Section 3.01                                Appointment of Exchange Agent.  At or prior to the Effective Time, Holdings shall appoint a bank or trust company selected by Holdings as exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of shares of Company Common Stock for shares of Holdings Common Stock.

Section 3.02                                Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Holdings and the Company shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Company Certificates”) shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor book-entry form credit representing one share of Holdings Common Stock for each share of Company Common Stock represented by the surrendered Company Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03, and the Company Certificate so surrendered shall forthwith be cancelled.  Following the issuance of shares of Holdings Common Stock in book-entry form pursuant to this Agreement, each recipient of such shares will receive a direct registration system statement from the Exchange Agent, evidencing book-entry credit for shares of Holdings Common Stock to an account for such holder, as well as general information about the direct registration form of ownership. Until surrendered as contemplated by this Section 3.02, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender book-entry credit representing shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.01 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03.

Section 3.03                                Restriction on Payment of Dividends and Distributions.  No dividends or other distributions declared after the Effective Time with respect to Holdings Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with Section 3.02.  After the surrender of a Company Certificate in accordance with Section 3.02, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holdings Common Stock represented by such Company Certificate.  Notwithstanding the foregoing, to the fullest extent permitted by law, none of Holdings, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04                                Issuance of Holdings Certificate in a Different Name.  If any Holdings Common Stock is to be issued pursuant to Section 3.02 in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of any Holdings Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 3.05                                No Transfers of Company’s Common Stock after the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares and no Holdings Common Stock shall be issued in exchange for such shares of Company Common Stock unless and until such Company Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.02 (or such other documents as are satisfactory to Holdings and the Exchange Agent in their sole discretion).

Section 3.06                                Lost Certificates.  In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such person of a bond in such amount as Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate book-entry credit representing the shares of Holdings Common Stock to which the holders thereof is entitled pursuant to Section 2.01 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.03.

Section 3.07                                Uncertificated Shares.  In the case of each share of Company Common Stock that is not represented by a certificate, the Exchange Agent shall issue at the Effective Time one share of Holdings Common Stock to the holders of such share without any action by such holder, and such holder shall be deemed to have surrendered Company Certificates in accordance with Section 3.02.

ARTICLE IV
CONDITIONS TO REORGANIZATION

Section 4.01                                Conditions to Reorganization.  The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law) waiver by the Company, of the following conditions prior to the Effective Time:

(a)           Consents.  Any consents, approvals or authorizations that the Company deems necessary or appropriate to be obtained in connection with the consummation of the Reorganization shall have been obtained; and

(b)           Stockholder Approval.  This Agreement shall have been adopted by the holders of Company Common Stock in accordance with the DGCL.

ARTICLE V
AMENDMENT, DEFERRAL AND TERMINATION

Section 5.01                                Amendment.  Subject to Section 251(d) of the DGCL, the parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement prior to the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.02                                Deferral.  Consummation of the Reorganization may be deferred by the board of directors of the Company or any authorized officer of the Company following the Annual Meeting if said board of directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its stockholders.

Section 5.03                                Termination.  This Agreement may be terminated and the Reorganization abandoned at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after adoption of this Agreement by the stockholders of the Company, by action of the board of directors of the Company, if the board of directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its stockholders.

ARTICLE VI
MISCELLANEOUS

Section 6.01                                Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 6.02                                Further Assurances.  From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization.  Merger Sub hereby authorizes and empowers the Company, as the surviving corporation, to execute and deliver all such assignments, assurances and other instruments and to take all such further actions in the name of Merger Sub following the Effective Time.

Section 6.03                                Counterparts.  This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

Section 6.04                                Description Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

ORE PHARMACEUTICALS INC.,
a Delaware corporation

By:        /s/ MARK J. GABRIELSON
Name: Mark J. Gabrielson
Title: President & Chief Executive Officer

ORE PHARMACEUTICALS MERGER SUB INC.,
a Delaware corporation

By:        /s/ MARK J. GABRIELSON
Name: Mark J. Gabrielson
Title: President

ORE PHARMACEUTICAL HOLDINGS INC.,
a Delaware corporation

By:        /s/ MARK J. GABRIELSON
Name: Mark J. Gabrielson
Title:  President & Chief Executive Officer

APPENDIX B

CERTIFICATE OF INCORPORATION
OF
ORE PHARMACEUTICAL HOLDINGS INC.

I.

The name of this corporation is ORE PHARMACEUTICAL HOLDINGS INC.

II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is Seventeen Million (17,000,000) shares. Fifteen Million (15,000,000) shares shall be common stock, each having a par value of one cent ($.01). Two Million (2,000,000) shares shall be Preferred Stock, each having par value of one cent ($.01).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1.           The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

2.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  The initial term of office of (i) Class I Directors shall expire at the annual meeting of stockholders to be held in 2010, (ii) Class II Directors shall expire at the annual meeting of stockholders to be held in 2011, and (iii) Class III Directors shall expire at the annual meeting of stockholders to be held in 2012.  At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provision of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.           Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors (the “Voting Stock”).

4.           Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1.            Subject to paragraph (h) of Section 43 of the By-laws, the By-laws may be altered or amended or new By-laws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.  The Board of Directors shall also have the power to adopt, amend or repeal By-laws.

2.           The directors of the corporation need not be elected by written ballot unless the By-laws so provide.

3.           No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the By-laws, and no action shall be taken by the stockholders by written consent.

4.           Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the corporation.

VI.

A.           A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.           Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A.           The corporation reserves the right to end, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.           Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of a least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

VIII.

8.1           Definitions.  As used in this Article VIII, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

           “5% Transaction” means any Transfer described in clause (a) or (b) of Section 8.2.

           “Agent” has the meaning set forth in Section 8.6.

           “Code” means the Internal Revenue Code of 1986, as amended.

           “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

           “Excess Securities” has the meaning given such term in Section 8.5.

           “Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 8.11.

           “Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

“Ore Pharmaceuticals” means Ore Pharmaceuticals Inc., a Delaware corporation.

           “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

           “Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

           “Pre-existing 5% Stockholder” means (i) any Person that (A) has filed a Schedule 13D or 13G with respect to the Corporation on or before May 27, 2009 or (B) on or before the thirtieth day after the effectiveness of the Certificate of Incorporation, establishes to the satisfaction of the Board of Directors that such Person was a direct Five-Percent Shareholder or a “first tier entity” of the Corporation within the meaning of Treasury Regulation § 1.382-2T(f)(9) on May 27, 2009 and (ii) any “5-percent owner” or “higher tier entity” of any Person described in clause (i) within the meaning of Treasury Regulation § 1.382-2T(f)(10) and 1.382-2T(f)(14).

           “Prohibited Distribution” has the meaning given such term in Section 8.6.

           “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article VIII.

           “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

           “Purported Transferee” has the meaning set forth in Section 8.5.

“Reorganization” means the transaction in which shares of common stock of Ore Pharmaceuticals are exchanged for Stock of the Corporation.

           “Securities” and “Security” each has the meaning set forth in Section 8.8.

           “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

           “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Code Section 382 and the regulations thereunder.

           “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Code Section 382, of the Corporation or any direct or indirect subsidiary thereof.

           “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group.  A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

8.2           Restrictions on Transfers.  Any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void  ab initio  (a) if the transferor is a Five-Percent Shareholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Shareholder or (2) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder would be increased.

8.3           Exceptions.

(a)           Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5% Stockholder otherwise would be prohibited by Section 8.2, such Transfer shall not be prohibited under Section 8.2 if both of the following conditions are met:  (i) such Transfer does not increase the Percentage Stock Ownership of any Five-Percent Shareholder or create a new Five-Percent Shareholder, in each case, other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5% Stockholder in the Reorganization.

(b)           The restrictions set forth in Section 8.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to Section 8.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.  The Board of Directors may exercise the authority granted by this Article VIII through duly authorized officers or agents of the Corporation.  Approvals of the Board of Directors hereunder may be given prospectively or retroactively.  Nothing in this Section 8.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

8.4           Legend.  Each certificate or book-entry, and any notice of issuance provided to stockholders, representing shares of Common Stock issued by the Corporation shall conspicuously include the following legend:

“THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID  AB INITIO  AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

8.5           Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 8.6 of this Article VIII or until an approval is obtained under Section 8.3 of this Article VIII.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 8.5 or Section 8.6 shall also be a Prohibited Transfer.

(b)           The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article VIII, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article VIII as a condition to registering any transfer.

8.6           Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately);  provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 8.7 if the Agent rather than the Purported Transferee had resold the Excess Securities.

8.7           Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:  (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 8.7.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 8.7 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

8.8           Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware Law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article VIII, the application of Section 8.6 and Section 8.7 shall be modified as described in this Section 8.8.  In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which the were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 8.6 and 8.7, except that the maximum aggregate amount payable either to such Five-Percent Shareholder or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Five-Percent Shareholder or such other Person.  The purpose of this Section 8.8 is to extend the restrictions in Sections 8.2 and 8.6 to situations in which there is a 5% Transaction without a direct Transfer of Securities, and this Section 8.8, along with the other provisions of this Article VIII, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

8.9           Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 8.6 (whether or not made within the time specified in Section 8.6), then the Corporation shall take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this Section 8.9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article VIII being void  ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 8.6 to constitute a waiver or loss of any right of the Corporation under this Article VIII.

8.10           Damages.  Any stockholder subject to the provisions of this Article VIII who knowingly violates the provisions of this Article VIII and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

8.11           Board Authority.

(a)           The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article VIII, including, without limitation, (i) the identification of Five-Percent Shareholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 8.7, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article VIII. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article VIII for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article VIII.

(b)           Nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article VIII, (iii) modify the definitions of any terms set forth in this Article VIII or (iv) modify the terms of this Article VIII as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise;  provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written resolution of the Board of Directors shall be filed with the Secretary of the corporation.  Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the corporation shall deem appropriate.

(c)           In the case of an ambiguity in the application of any of the provisions of this Article VIII, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article VIII requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VIII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article VIII. The Board of Directors may delegate all or any portion of its duties and powers under this Article VIII to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article VIII through duly authorized officers or agents of the Corporation. Nothing in this Article VIII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

8.12           Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article VIII, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and (b) its actual knowledge of the ownership of Corporation Securities.

8.13.           Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article VIII or the status of the Tax Benefits of the Corporation.

8.14.           General Authorization.  The purpose of this Article VIII is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article VIII or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

APPENDIX C

BY-LAWS

OF ORE PHARMACEUTICAL HOLDINGS INC.

(A DELAWARE CORPORATION)

Adopted:  August 14, 2009

BY-LAWS

OF

ORE PHARMACEUTICAL HOLDINGS INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.                      Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2.                      Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.                      Corporate Seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal Delaware.”  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.                      Place Of Meetings. Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 2 hereof.

Section 5.                      Annual Meetings.

(a)           The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.  Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders:  (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

(b)           At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these By-laws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the of Delaware General Corporation Law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth:  (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of Section 5(b) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10) day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5.  Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.  Nothing in these By-laws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6.              Special Meetings.

(a)           Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) and shall be held at such place, on such date, and at such time as the Board of Directors, shall fix.

(b)           If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation.  No business may be transacted at such special meeting otherwise than specified in such notice.  The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request.  Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these By-laws.  If the notice is not given within one hundred (100) days after the receipt of the request, the person or persons properly requesting the meeting may set the time and place of the meeting and give the notice.  Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

(c)           Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in these By-laws who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 6(c). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by Section 5(b) of these By-laws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

Section 7.                      Notice Of Meetings. Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting.  Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.                      Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these By-laws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.  In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.  The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.  Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Except as otherwise provided by statute, the Certificate of Incorporation or these By-laws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these By-laws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by the Certificate of Incorporation or these By-laws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

Section 9.                       Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10.                     Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these By-laws, shall be entitled to vote at any meeting of stockholders.  Every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Delaware law.  An agent so appointed need not be a stockholder.  No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11.                      Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:  (a) if only one (1) votes, his act binds all, (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the Delaware General Corporation Law, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.                      List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held.  The list shall be produced and kept at the time and place of meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 13.                      Action Without Meeting.

(a)               No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these By-laws, and no action shall be taken by the stockholders by written consent.

Section 14.                      Organization.

(a)    At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman.  The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b)    The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15.                     Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation.  Directors need not be stockholders unless so required by the Certificate of Incorporation.  If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these By-laws.

Section 16.                      Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.                      Classes Of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  The initial term of office of (i) Class I Directors shall expire at the annual meeting of stockholders to be held in 2010, (ii) Class II Directors shall expire at the annual meeting of stockholders to be held in 2011, and (iii) Class III Directors shall expire at the annual meeting of stockholders to be held in 2012.  At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18.                      Vacancies.

(a)              Unless otherwise provided in the Certificate of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.  A vacancy in the Board of Directors shall be deemed to exist under this By-law in the case of the death, removal or resignation of any director.

(b)           If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the Delaware General Corporation Law.

Section 19.                      Resignation. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors.  If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors.  When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20.                      Removal.

(a)     Neither the Board of Directors nor any individual director may be removed without cause.

(b)     Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of a majority of the voting power of the corporation entitled to vote at an election of directors.

Section 21.                      Meetings.

(a)        Annual Meetings.  The annual, meeting of the Board of Directors shall be held immediately before or after the annual meeting of stockholders and at the place where such meeting is held.  No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

(b)     Regular Meetings.  Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors.  No formal notice shall be required for regular meetings of the Board of Directors.

(c)     Special Meetings.  Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any two of the directors

(d)     Telephone Meetings.  Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(e)     Notice Of Meetings.  Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each director by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(f)     Waiver Of Notice.  The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice.  All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22.                      Quorum And Voting.

(a)     Unless the Certificate of Incorporation requires a greater number and except with respect to indemnification questions arising under Section 43 hereof, for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)     At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these By-laws:

Section 23.                      Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 24.                      Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.                      Committees.

(a)     Executive Committee.  The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors.  The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.
(b)     Other Committees.  The Board of Directors may, from time to time, appoint such other committees as may be permitted by law.  Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these By-laws.

(c)     Term.  Each member of a committee of the Board of Directors shall serve a term on the committee coexistent with such member’s term on the Board of Directors.  The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this By-law, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee.  The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors.  The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)                     Meetings.  Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter.  Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors.  Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.                      Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting.  The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

Section 27.                      Chairman of the Board.

(a)     Appointment.  The Chairman of the Board shall be appointed by the Board of Directors and shall serve at the pleasure of the Board and until his successor shall have been duly elected and qualified, unless sooner removed.  The Chairman of the Board may be removed at any time by the Board of Directors.  If the position of Chairman of the Board becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)     Responsibilities.  The Chairman of the Board shall be responsible for:

(i)	Convening and chairing the regular and special meetings of, and coordinating and developing the agenda for, the Board;

(ii)	Convening and chairing the regular and special meetings of, and coordinating and developing the agenda for, the executive sessions of the independent directors;

(iii)	Coordinating feedback to the Chief Executive Officer on behalf of the Board of Directors regarding business issues and management;

(iv)
Coordinating the work and meetings of the standing Committees of the Board and acting as liaison between the Directors, Committee Chairmen, the Chief Executive Officer and management and reviewing possible Committee membership changes;

(v)	Serving as an information resource for other directors and spending sufficient time with the major business units of the corporation to ensure greater understanding of issues;

(vi)	Organizing and overseeing an annual review of the effectiveness of the Board of Directors;

(vii)	Organizing and overseeing an annual review by the Board of the performance of the Chief Executive Officer; and

(viii)
Performing such other responsibilities as the Chairman or the Board of Directors may deem necessary for the Board of Directors to fulfill its responsibilities or as may be requested from time to time by the Board.

(c)                      Administrative Support.  The Chairman of the Board shall have adequate administrative support from the corporation to permit the successful completion of assigned responsibilities.

ARTICLE V

OFFICERS

Section 28.                      Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller.  The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary.  The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate.  Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law.  The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29.                      Tenure And Duties Of Officers.

(a)     General.  All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed.  Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)     Duties Of President.  The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present.  Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.  The President shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)     Duties Of Vice Presidents.  The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant.  The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(d)     Duties Of Secretary.  The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation.  The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiting notice.  The Secretary shall perform all other duties given him in these By-laws and other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.  The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e)     Duties Of Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President.  The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation.  The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.  The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f)                     Delegation of Authority to President.  The Board may delegate to the President the authority to appoint, remove or change titles of any subordinate officer other than a Chief Operating Officer, an Executive Vice President or Senior Vice President, a Chief Financial Officer, Treasurer or any other officer subject to Section 16 of the Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code.  Any such delegation may be subject to such limitations as the Board may specify.

Section 30.                      Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31.                      Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary.  Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time.  Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective.  Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32.                      Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 33.                      Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these By-laws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34.                      Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 35.                      Form And Execution Of Certificates; Uncertificated Shares. The shares of stock of the corporation may be represented by a certificate or may be uncertificated as determined by the Board of Directors and, as to any class of the Company’s stock, the Board may elect at any time to discontinue issuing certificates for such class.  Any certificate shall be in such form as is consistent with the Certificate of Incorporation and applicable law and signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation.  Any or all of the signatures on the certificate may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.  Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificated or uncertificated shares representing stock of the same class and series shall be identical.  If the Board of Directors adopts a resolution that, as to any class of stock, the Company will no longer issue certificates, certificates for shares of stock of such class issued prior to, and outstanding as of the date of, the adoption of such resolution shall continue to be valid until such certificate is surrendered to the Company.

Section 36.                      Lost Certificates. Either a new certificate or certificates or uncertificated shares shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  The corporation may require, as a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37.                      Transfers.

(a)           Subject to Article 8 of the Certificate of Incorporation of the corporation and any other restrictions on transfer adopted pursuant thereto or hereto, transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares, or, in the case of uncertificated shares, upon receipt of proper transfer instructions.

(b)           Subject to Article 8 of the Certificate of Incorporation of the corporation and any other restrictions on transfer adopted pursuant thereto or hereto, the corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the Delaware General Corporation Law.

Section 38.                      Fixing Record Dates.

(a)     In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)     In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39.                     Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 40.                      Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person.  In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 41.                      Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42.                      Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 43.                      Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 44.                      Indemnification Of Directors, Executive Officers, Other Officers, Employees And Other Agents.

(a)                    Directors And Executive Officers.  The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b)     Other Officers, Employees and Other Agents.  The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.  The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers or other persons as the Board of Directors shall determine.

(c)     Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this By-law or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this By-law, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)     Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this By-law shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer.  Any right to indemnification or advances granted by this By-law to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor.  The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim.  In connection with any claim for indemnification, the corporation shall be entitled to rise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law or any other applicable law for the corporation to indemnify the claimant for the amount claimed.  In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e)     Non-Exclusivity Of Rights.  The rights conferred on any person by this By-law shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law, or by any other applicable law.

(f)                      Survival Of Rights.  The rights conferred on any person by this By-law shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)     Insurance.  To the fullest extent permitted by the Delaware General Corporation Law or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this By-law.

(h)     Amendments.  Any repeal or modification of this By-law shall only be prospective and shall not affect the rights under this By-law in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)     Saving Clause.  If this By-law or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this By-law that shall not have been invalidated, or by any other applicable law.  If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)     Certain Definitions.  For the purposes of this By-law, the following definitions shall apply:

(1)  The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)  The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)  The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this By-law with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4)  References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5)  References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this By-law.

ARTICLE XII

NOTICES

Section 45.                      Notices.

(a)   Notice To Stockholders.  Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, it shall be given in writing, timely and duly deposited in the United States mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent.

(b)   Notice To Directors.  Any notice required to be given to any director may be given by the method stated in subsection (a), or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)   Affidavit Of Mailing.  An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)   Time Notices Deemed Given.  All notices given by mail or by overnight delivery service, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex or telegram shall be deemed to have been given as of the sending time recorded at time of transmission.

(e)   Methods Of Notice.  It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(f)           Failure To Receive Notice.  The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

(g)           Notice To Person With Whom Communication Is Unlawful.  Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or By-laws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person.  Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.  In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(h)           Notice To Person With Undeliverable Address.  Whenever notice is required to be given, under any provision of law or the Certificate of Incorporation or By-laws of the corporation, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a, twelvemonth period, have been mailed addressed to such person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given.  If any such person shall deliver to the corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated.  In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.

ARTICLE XIII

AMENDMENTS

Section 46.                      Amendments. Subject to paragraph (h) of Section 43 of the By-laws, the By-laws may be altered or amended or new By-laws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the voting stock of the corporation entitled to vote.  The Board of Directors shall also have the power to adopt, amend, or repeal By-laws.

ARTICLE XIV

LOANS TO OFFICERS

Section 47.                      Loans To Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.  The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in these By-laws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

APPENDIX D

__________________________________________________________________

ORE PHARMACEUTICALS, INC.

2009 OMNIBUS EQUITY INCENTIVE PLAN
__________________________________________________________________

Adopted by the Board of Directors on July 31, 2009

Approved by the Stockholders on _____________ ___, 2009

- i -

	10.3.	Restricted Stock Issuances		13
	10.4.	Rights of Holders of Restricted Stock		14
	10.5.	Rights of Holders of Stock Units		14
	10.6.	Termination of Service		14
	10.7.	Purchase of Restricted Stock and Shares Subject to Stock Units		15
	10.8.	Delivery of Stock or Notice Confirming Book Entry		15
11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS			15
12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK			15
	12.1.	General Rule		15
	12.2.	Surrender of Stock		15
	12.3.	Cashless Exercise		16
	12.4	Other Forms of Payment		16
13.	TERMS AND CONDITIONS OF PERFORMANCE SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS			16
	13.1.	Grant of Performance Units/Performance Shares		16
	13.2.	Value of Performance Units/Performance Shares		16
	13.3.	Earning of Performance Units/Performance Shares		16
	13.4.	Form and Timing of Payment of Performance Units/Performance Shares		16
	13.5.	Performance Conditions		17
	13.6.	Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees		17
		13.6.1.	Performance Goals, Generally	17
		13.6.2.	Timing For Establishing Performance Goals	17
		13.6.3.	Settlement of Awards; Other Terms	17
		13.6.4.	Performance Measures	17
		13.6.5.	Evaluation of Performance	19
		13.6.6.	Adjustment of Performance-Based Compensation	19
		13.6.7.	Board Discretion	19
	13.7.	Status of Section Awards Under Code Section 162(m)		19
14.	PARACHUTE LIMITATIONS			20
15.	REQUIREMENTS OF LAW			20
	15.1	General		21
	15.2	Rule 16b-3		21
16.	EFFECT OF CHANGES IN CAPITALIZATION			21
	16.1	Changes in Stock		21
	16.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Change in Control		22
	16.3	Change in Control in which Awards are not Assumed		22
	16.4.	Change in Control in which Awards are Assumed		23
	16.5.	Adjustments		23
	16.6.	No Limitations on Company		24
17.	GENERAL PROVISIONS			24
	17.1.	Disclaimer of Rights		24
	17.2.	Non-exclusivity of the Plan		24

- ii -

17.3.	Withholding Taxes	24
17.4.	Captions	25
17.5.	Other Provisions	25
17.6.	Number and Gender	25
17.7.	Severability	25
17.8.	Governing Law	25
17.9.	Section 409A of the Code	25

- iii -

ORE PHARMACEUTICALS, INC.
2009 OMNIBUS EQUITY INCENTIVE PLAN

Ore Pharmaceuticals, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its Ore Pharmaceuticals, Inc. 2009 Omnibus Equity Incentive Plan (the “Plan”), as follows:

1.           PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units (including deferred stock units), and unrestricted stock.  Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.  Stock options granted under the Plan may be non-qualified stock options or, to the extent allowed by the Code, incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an Affiliate shall be in all cases non-qualified stock options.

2.           DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1           “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.  For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

2.2           “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 13) generally over a one-year performance period (the Company’s fiscal year, unless otherwise specified by the Committee).

2.3           “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Performance Share, or Performance Unit under the Plan.

2.4           “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5           “Benefit Arrangement” shall have the meaning set forth in Section 14 hereof.

2.6           “Board” means the Board of Directors of the Company.

2.7           “Change in Control” means:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.7; or

(2)            Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)            Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(4)            Consummation of a single or set of related share exchanges or contributions with the security holders of a third party where all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such share exchanges or contributions beneficially own immediately after such transaction, directly or indirectly, less than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company and where less than a majority of the members of the board of directors of the corporation immediately after the consummation of the share exchanges or contributions were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such share exchanges or contributions; or

(5)            Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company and consummation of such transaction.

2.8             “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9             “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.

2.10           “Company” means Ore Pharmaceuticals, Inc., as the same may be renamed from time to time.

2.11           “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

2.12           “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee's Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.13           “Effective Date” means the date on which the Plan is approved by the stockholders of the Company, provided the stockholders approve the Plan within twelve (12) months after the date the Plan is adopted by the Board.

2.14           “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.15           “Fair Market Value” means the value of a share of Stock, determined as follows:  if on the grant date or other determination date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the date of grant or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported.  If the Stock is not listed on such an exchange or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

2.16           “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.17           “Grantee” means a person who receives or holds an Award under the Plan.

2.18           “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.19           “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.20           “Option” means an option to purchase one or more shares of Stock granted to a Grantee under the respective provisions of Section 8 hereof.

2.21           “Option Price” means the exercise price for each share of Stock subject to an Option.

2.22           “Other Agreement” shall have the meaning set forth in Section 14 hereof.

2.23           “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.24           “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 13) over a performance period of up to ten (10) years.

2.25           “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.26           “Performance Measures” means measures as described in Section 13 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.27           “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.28           “Performance Share” means an Award under Section 13 herein and subject to the terms of this Plan, denominated in Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.29           “Performance Unit” means an Award under Section 13 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.30           “Plan” means this Ore Pharmaceuticals, Inc. 2009 Omnibus Equity Incentive Plan.

2.31           “Prior Plan(s)” means the Gene Logic, Inc. 1997 Equity Incentive Plan, as amended, and the Gene Logic, Inc. 1997 Non-Employee Directors’ Stock Option Plan, as amended.

2.32           “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.33           “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.34           “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to the respective provisions of Section 10 hereof.

2.35           “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 8 hereof.

2.36           “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.37           “Service” means service as a Service Provider to the Company or an Affiliate.  Unless otherwise stated in the applicable Award Agreement, a Grantee's change in position or duties, whether as a director or employee, shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.  Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.38           “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate.

2.39           “Stock” means the common stock, par value $0.01 per share, of the Company.

2.40           “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under the respective provisions of Section 8 hereof.

2.41           “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to the respective provisions of Section 10 hereof.

2.42           “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.43           “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.44           “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries.  In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.45           “Unrestricted Stock” shall have the meaning set forth in Section 11 hereof.

3.           ADMINISTRATION OF THE PLAN

3.1.           Committee

The Committee shall administer the Plan.  The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law.  Except as the Board may otherwise determine, the Committee appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the stock exchange on which the Common Stock is listed, if such Common Stock is then listed.  Discretionary Awards to Outside Directors may only be administered by the Committee.  The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement.  All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law.  Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive, including without limitation the interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement.

3.2.           Board

The Board shall have the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, consistent with the certificate of incorporation and by-laws of the Company and applicable law.  In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Committee, such action may be taken or such determination may be made by the Board.

3.3.           Terms of Awards

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i)             designate Grantees,

(ii)            determine the type or types of Awards to be made to a Grantee,

(iii)           determine the number of shares of Stock to be subject to an Award,

(iv)           establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a change of control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v)            prescribe the form of each Award Agreement evidencing an Award, and

(vi)           amend, modify, or supplement the terms of any outstanding Award.  Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make or modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.  Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

Any Awards granted pursuant to this Plan are subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future becomes subject to any written Company “clawback” or recoupment policy approved by the Board or the Committee that requires the repayment by the Grantee to the Company of compensation paid by the Company to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy.

3.4.           No Repricing

Notwithstanding anything in this Plan to the contrary, no amendment or modification may be made to an outstanding Option or SAR, including, without limitation, by replacement of Options or SARs with another award of the same or a different type granted under this Plan, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed, or, except as provided in Section 16.3, would replace Options or SARs with cash, in each case, without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made without stockholder approval to outstanding Options and SARs pursuant to Section 16 to achieve compliance with applicable law, including Internal Revenue Code Section 409A.

3.5.           Deferral Arrangement

The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividends, including converting such credits into deferred awards.  Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6.           No Liability

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7.           Share Issuance/Book-Entry

Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.           STOCK SUBJECT TO THE PLAN

4.1.           Number of Shares Available for Awards

Subject to adjustment as provided in Section 16 hereof, there shall be available for issuance under the Plan the sum of (A) the number of shares of Stock remaining available for issuance under the Prior Plans at the Effective Date of this Plan, plus (B) the number of shares of Stock subject to any stock options or other awards issued under the Prior Plans which are outstanding as of the Effective Date to the extent such Stock is not purchased or is forfeited or the stock options or other awards subsequently expire or terminate unexercised, become unexercisable or are forfeited or otherwise terminated, surrendered or canceled, without delivery of shares of Stock or other consideration to the holder plus (C) Seven Hundred Thousand (700,000) additional shares.   All of the above available shares of Stock are available for the issuance under the Plan of Incentive Stock Options.  The shares of Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2.           Substitute Awards

The Committee shall have the right to issue Substitute Awards in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or an Affiliate, in a transaction to which Section 424(a) of the Code applies. To the extent permitted by applicable law, the number of shares of Stock that may be issued under this Section 4 shall not be reduced by the corresponding number of shares of Stock subject to Substitute Awards.

4.3.           Share Usage

Shares covered by an Award shall be counted as used as of the grant date.  Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one (1) share for every one (1) share subject to an Award of Options.  With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise.  Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as  two (2) shares for every one (1) share granted.  If any shares covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1.  The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 17.3 or (iii) any shares purchased by the Company with proceeds from option exercises.

5.           EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.           Effective Date

The Plan shall be effective as of the Effective Date.   No Awards shall be granted under the Plan with a grant date prior to the Effective Date.  If the stockholders fail to approve the Plan within twelve (12) months of the date the  Plan is adopted by the Board, the Plan shall not take effect and any Awards made hereunder shall be null and void and of no effect.  Following the Effective Date, no awards will be made under the Prior Plans.

5.2.           Term

The ability to grant awards under the Plan shall terminate automatically ten (10) years after the adoption of the Plan by the Board and may be terminated on any earlier date as provided in Section 5.3, and such termination of this Plan shall not effect any outstanding Award under the Plan, except as provided for in this Plan, the applicable Award Agreement or pursuant to other applicable governing documents.

5.3.           Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made.  An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements.  No amendment will be made to the “no re-pricing” provisions of Section 3.4 without the approval of the Company’s stockholders.  No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.           AWARD ELIGIBILITY AND LIMITATIONS

6.1.           Service Providers and Other Persons

Subject to this Section 6, Awards may be made under the Plan to any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company, or of any Affiliate, as the Board shall determine and designate from time to time.

6.2.           Successive Awards and Substitute Awards

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.  Notwithstanding Sections 8.1 and 8.2, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the original grant date; provided, that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3.           Limitation on Shares of Stock Subject to Awards

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) in a calendar year; and

(ii) the maximum number of shares that can be granted under the Plan, other than pursuant to Options or SARs, to any person eligible for an Award under Section 6 hereof is two hundred fifty thousand (250,000) in a calendar year.  Further, the limit for any person for any calendar year in Section 6.3(i) above shall be reduced by two (2) shares for each share granted under the Plan to such person  under an Award other than an Option or SAR for such calendar year.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 16 hereof.

7.           AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine.  Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan.  Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.           TERMS AND CONDITIONS OF OPTIONS AND STOCK APPRECIATION RIGHTS

8.1.           Option Price

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option.  Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the grant date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date.   In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.           Stock Appreciation Right

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, a number of shares of Stock with a Fair Market Value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price as determined by the Committee.  The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the grant date.  SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the grant date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR grant date.

The Committee shall determine at the grant date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

8.3.           Vesting

Subject to Sections 8.4 and 16.3 hereof, each Option and SAR granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement.  For purposes of this Section 8.3, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.  Notwithstanding the foregoing, if not specified in an Award Agreement for an Option or SAR, no vesting shall occur after the Grantee’s Service is terminated for any reason.

8.4.           Term

Each Option and SAR granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, no later than upon the expiration of ten years from the date such Option or SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option or SAR; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its grant date.

8.5.           Termination of Service

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option or SAR following termination of the Grantee’s Service.  Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options or SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.  Notwithstanding the foregoing, if not specified in an Award Agreement for an Option or SAR, any Option or SAR shall terminate (i) if the Grantee’s Service is terminated by the Company for cause as determined by the Committee, when the Grantee’s Service terminates, and (ii) if the Grantee’s Service terminates for any other reason, 3 months after termination of Service.

8.6.           Method of Exercise

Subject to the terms of Section 12 and Section 16.3, an Option or SAR that is exercisable may be exercised by the Grantee’s delivery to the Company of notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company and in accordance with any additional procedures specified by the Committee.  Such notice shall specify the number of shares of Stock with respect to which the Option or SAR is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which an Option is being exercised and also by the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to exercise of the Option or SAR

8.7.           Rights of Holders of Options and SARs

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option or SAR shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him.  Except as provided in Section 16 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8.           Limitations on Exercise of Option or SAR

Notwithstanding any other provision of the Plan, in no event may any Option or SAR be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 16 hereof which results in termination of the Option or SAR.

8.9.           Limitations on Incentive Stock Options

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000, or such other limit as determined by the Code. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.10.         Notice of Book Entry; Delivery of Stock Certificates

Promptly after the exercise of an Option or SAR by a Grantee and the payment in full of the Option Price for shares as to which the Option is being exercised and also by the amount any applicable tax withholding with respect to the Option or SAR exercise, such Grantee shall be entitled to receive, as applicable and as determined by the Company, either (i) a notice from the Company’s transfer agent of the book entry evidencing his or her ownership of the shares of Stock subject to the Option or SAR, or (ii) the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option or SAR.

8.11.         Notice of Disqualifying Disposition

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.           TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

9.1.           Transferability

Except as provided in Section 9.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee's guardian or legal representative) may exercise an Option or SAR.  Except as provided in Section 9.2, no Option or SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.2.           Family Transfers

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option or SAR to any Family Member.  For the purpose of this Section 9.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee).  Following a transfer under this Section 9.2, any such Option or SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.  Subsequent transfers of transferred Options or SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.2 or by will or the laws of descent and distribution.  The events of termination of Service of Section 8.5 hereof shall continue to be applied with respect to the original Grantee, following which the Option or SAR shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.5.

10.           TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1.                      Grant of Restricted Stock or Stock Units

Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

10.2.                      Restrictions

At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units.  Each Award of Restricted Stock or Stock Units may be subject to a different restricted period.  The Committee may in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units as described in Section 13.  Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Stock Units.

10.3.                      Restricted Stock Issuances

The Company shall, or shall cause to be issued, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or notices of book entry, as applicable, representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date.  If stock certificates are issued, the Committee may provide in an Award Agreement that either (i)  the Secretary of the Company shall hold such certificates for the Grantee’s benefit, along with a stock power in blank which Grantee shall be required to execute as a condition of the Award, until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.  If book entries are made and notices issued, the book entry for such Restricted Stock shall have a notation that makes appropriate reference to the restrictions under applicable securities laws and regulations, the Plan and the Award Agreement.

10.4.                      Rights of Holders of Restricted Stock

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock.  The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock.  All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

10.5.                      Rights of Holders of Stock Units

10.5.1                      Voting and Dividend Rights

Holders of Stock Units shall have no rights as stockholders of the Company.  The Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock.  Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid, which may be subject to the same terms and conditions as the original Stock Units.

10.5.2                      Creditor’s Rights

A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.                      Termination of Service

Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.  Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends or other distributions with respect to shares of Restricted Stock or Stock Units.  Notwithstanding the terms of this Section 10.6, the Committee may waive restrictions or conditions applicable to Restricted Stock or Stock Units. If the Committee waives restrictions or conditions applicable to Restricted Stock or Stock Units other than for reasons of death, Disability or Change in Control, the shares subject to such Restricted Stock or Stock Units shall be deducted from the ten percent limitation set forth in Section 11.

10.7.                      Purchase of Restricted Stock and Shares Subject to Stock Units

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units.  The Purchase Price shall be payable in a form described in Section 12 (other than Section 12.3) or, in the discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8.                      Delivery of Stock or Notice Confirming Book Entry

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Stock Units shall lapse, and, unless otherwise provided in the Award Agreement, where applicable, (i) a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be, (ii) any restrictive notations on the book entry required by this Plan or the Award Agreement shall be removed or (iii) a book entry notice shall be made indicating the issuance of the shares of Stock.  Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once, where applicable, the share of Stock represented by the Stock Unit has been delivered, the restrictive notations on the book entry have been removed or the book entry notice shall have been made or the Stock Unit shall have been forfeited.

11.           TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Committee) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan; provided, however, that in the aggregate, no more than ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 11 and certain waivers of restrictions described in Section 10.6.  Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.           FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1.                      General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2.                      Surrender of Stock

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.                      Cashless Exercise

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3, or, with the consent of the Company, (subject to tax withholding) by issuing the number of shares equal in value to the excess, if any, of the aggregate Fair Market Value of the shares subject to the portion of the Option being exercised over the aggregate Option Price of such shares.

12.4                       Other Forms of Payment

To the extent the Award Agreement so provides or the Committee subsequently approves, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, Service.

13.           TERMS AND CONDITIONS OF PERFORMANCE SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

13.1.                      Grant of Performance Units/Performance Shares

Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

13.2.                      Value of Performance Units/Performance Shares

Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

13.3.                      Earning of Performance Units/Performance Shares

Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

13.4.                      Form and Timing of Payment of Performance Units/Performance Shares

Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement in the form of shares of Stock equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Any shares of Stock may be granted subject to any restrictions deemed appropriate by the Committee.

13.5.                      Performance Conditions

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.  If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

13.6.                      Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees

If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 13.6.

13.6.1.                      Performance Goals, Generally

The performance goals for such Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 13.6.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations there under including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards.  Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

13.6.2.                      Timing For Establishing Performance Goals

Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Awards and (ii) the day on which 25% of any Performance Period applicable to such Awards has expired, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

13.6.3.                      Settlement of Awards; Other Terms

Settlement of such Awards shall be in shares of Stock.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards.  The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of Awards.

13.6.4.                      Performance Measures

                       The performance goals upon which the payment or vesting of a Performance or Annual Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)  net earnings or net income;

(b)  operating earnings;

(c)  pre-tax earnings;

(d)  earnings per share;

(e)  share price, including growth measures and total stockholder return;

(f)  earnings before interest and taxes;

(g)  earnings before interest, taxes, depreciation and/or amortization;

(h)  sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(i)  gross or operating margins;

(j)  return measures, including return on assets, capital, investment, equity, sales or revenue;

(k)  cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(l)  productivity ratios;

(m)  expense targets;

(n)  market share for a product or services, or any combination of products and services;

(o)  financial ratios as provided in credit agreements of the Company and its subsidiaries;

(p)  working capital targets;

(q)  completion of acquisitions of business or companies;

(r)  completion of divestitures and asset sales;

(s)  completion of licensing arrangements;

(t)   completion of any private or public financing

(u)  entry into of joint venture or corporate partnering transactions;

(v)  commencement or completion of specified clinical trials;

(w)  submission of Investigational New Drug Applications, New Drug Applications, supplemental New Drug Applications and Biologics License Applications, and in each case, equivalent filings outside of the United States;

(x)  receipt of marketing approvals or authorizations for specified pharmaceutical or biological products;

(y)  revenues under management; and

(z)  any combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 13.6.4.

13.6.5.                      Evaluation of Performance

 The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

13.6.6.                      Adjustment of Performance-Based Compensation

Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

13.6.7.                      Board Discretion

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval provided the exercise of such discretion does not violate Code Sections 162(m) or 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.6.4.

13.7.                      Status of Section Awards Under Code Section 162(m)

It is the intent of the Company that Awards under Section 13.6 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.  Accordingly, the terms of Section 13.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year.  If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

14.           PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code or any successor provisions thereto (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, SAR, Restricted Stock, Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the Parachute Payment to the greatest extent.

15.           REQUIREMENTS OF LAW

15.1           General

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option or SAR, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares  subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option or SAR pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award.  Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option or SAR may acquire such shares  pursuant to an exemption from registration under the Securities Act.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act.  The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority.  As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock covered by such Option or SAR are registered or are exempt from registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2           Rule 16b-3

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act.  To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan.  In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.           EFFECT OF CHANGES IN CAPITALIZATION

16.1          Changes in Stock

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring on or after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including, without limitation, the limits set forth in Section 6.3, shall be adjusted proportionately and accordingly by the Company.  In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event.  Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share.  The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.   Notwithstanding the foregoing, in the event of any distribution to the Company's stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

16.2.         Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Change in Control

Subject to Section 16.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Awards theretofore granted pursuant to the Plan, and the remaining shares of Stock subject to the Plan, shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation.  There shall be a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share with respect to outstanding Options and SARs so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation.  Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.  In the event of a transaction described in this Section 16.3, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.

16.3         Change in Control in which Awards are not Assumed

Upon the occurrence of a Change in Control in which outstanding Options, SARs, Stock Units and Restricted Stock are not being assumed or continued:

(i)  all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and

(ii) either of the following two actions shall be taken, provided such action does not violate Code Section 409A:

(A) fifteen days prior to the scheduled consummation of a Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares, provided, however, that if the Option Price or SAR Exercise Price exceeds the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction, then the Option or SAR may be canceled without payment or delivery of any consideration.

With respect to the Company's establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate.  The Committee shall send notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

Upon the occurrence of a Change in Control, Performance Shares shall be adjusted as provided in the Award Agreement.

16.4.                      Change in Control in which Awards are Assumed

The Plan and Options, SARs, Stock Units and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.

16.5.                      Adjustments

Adjustments under this Section 16 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee shall determine the effect of a Change in Control upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement.  The Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 16.1, 16.2, 16.3 and 16.4.  This Section 16 does not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change of control events that are not Change in Controls.

16.6.                      No Limitations on Company

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.           GENERAL PROVISIONS

17.1.                      Disclaimer of Rights

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate.  In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate.  The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein.  The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2.                      Non-exclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

17.3.                      Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award or at any other time tax withholding is required.  At the time of such vesting, lapse, exercise or share issuance or at such other time tax withholding is required, the Grantee shall pay in cash to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.  Subject to the prior approval of the Board or Committee or the Affiliate, which may be withheld by the Board, Committee or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee.  The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.  The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

17.4.                      Captions

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

17.5.                      Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

17.6.                      Number and Gender

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

17.7.                      Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.8.                      Governing Law

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

17.9.                      Section 409A of the Code

The Company intends to comply with Section 409A of the Code ("Section 409A"), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A.  To the extent that the Company determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan or any provision of the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Committee.  Notwithstanding the foregoing, Grantees are solely responsible for the tax consequences to them of Awards under the Plan including any tax consequences under Code Section 409A.

*    *    *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                           Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, or the DGCL, a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation  to procure a judgment in its favor by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Ore Holdings' certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL, (ii) require Ore Holdings to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary, and (iii) permit Ore Holdings to indemnify its other officers, employees and other agents as set forth in the DGCL.  Ore Holdings believes that these provisions are necessary to attract and retain qualified persons as directors and officers.  These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL.  In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Ore Holdings, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Ore Holdings or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to Ore Holdings or its stockholders when the director was aware or should have been aware of a risk of serious injury to Ore Holdings or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Ore Holdings or its stockholders, for improper transactions between the director and Ore Holdings and for improper distributions to stockholders and loans to directors and officers.  The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Ore Holdings has entered into indemnity agreements with each of its directors and executive officers that require Ore Holdings to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was director or an executive officer of Ore Holdings or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Ore Holdings and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director, officer or key employee of Ore Holdings as to which indemnification is being sought nor is Ore Holdings aware of any threatened litigation that may result in claims for indemnification by any officer or director.

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Ore Holdings has an insurance policy covering the officers and directors of Ore Holdings with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 21.     Exhibits and Financial Statement Schedules.

Exhibits.

Number	Description
2.1	Agreement and Plan of Reorganization, dated as of August 14, 2009 (included as Appendix A to the proxy statement/ prospectus)
3.1	Certificate of Incorporation of Ore Pharmaceutical Holdings Inc. (included as Appendix B to the proxy statement/ prospectus)
3.2	Bylaws of Ore Pharmaceutical Holdings Inc. (included as Appendix C to the proxy statement/ prospectus)
5.1	Opinion of Venable LLP as to the legality of the securities being registered
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney *
99.1	Form of Proxy

* Previously Filed.

Item 22.     Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on September 2 , 2009.

ORE PHARMACEUTICAL HOLDINGS INC.

By:	/s/ MARK J. GABRIELSON
Name: Mark J Gabrielson
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ MARK J. GABRIELSON	Chief Executive Officer and	September 2 , 2009
(Mark J. Gabrielson)	President (Principal Executive
Officer) and Director

/s/ BENJAMIN L. PALLEIKO	Senior Vice President and Chief	September 2 , 2009
(Benjamin L. Palleiko)	Financial Officer (Principal Financial
And Accounting Officer)

*	Director	September 2 , 2009
(James W. Fordyce)

*	Director	September 2 , 2009
(G. Anthony Gorry, Ph.D.)

*	Chairman of the Board	September 2 , 2009
(J. Stark Thompson, Ph.D.)

*	Director	September 2 , 2009
(David Urdal, Ph.D.)

* By: /s/ BENJAMIN L. PALLEIKO
         Benjamin L. Palleiko
         Attorney-in-Fact

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